Exhibit 2.1

PURCHASE AND IPO REORGANIZATION
AGREEMENT

among

HICKS ACQUISITION COMPANY I, INC.,

RESOLUTE ENERGY CORPORATION,

RESOLUTE SUBSIDIARY CORPORATION,

RESOLUTE ANETH, LLC,

RESOLUTE HOLDINGS, LLC,

RESOLUTE HOLDINGS SUB, LLC,

and

HH-HACI, L.P.

Dated as of August 2, 2009

INDEX OF DEFINED TERMS

Term	Page

1st Lien Agreement	51
2nd Lien Agreement	51
Acquired Interest	9
Acquisition	9
Acquisition Consideration	9
Affiliate	50
Aggregate Cash Consideration	51
Agreement	9
Aneth	9
Antitrust Division	40
Balance Sheet Date	17
Benefit Plans	51
BIA	51
Business Day	51
Business Employees	51
Buyer	9
Buyer Certificate of Incorporation	51
Buyer Common Stock	51
Buyer Contracts	34
Buyer Financial Statements	33
Buyer Information	51
Buyer Organizational Documents	30
Buyer Returns	33
Buyer SEC Documents	51
Buyer Stockholder Approval	31
Buyer Stockholder Meeting	31
Buyer Warrants	51
Cash Consideration	11
Cash Election Warrants	12
Certificate of Merger	11
Certificates	13
Charter Amendment	51
Claim	55
Closing	10
Closing Date	10
Code	51
Co-Investment Agreement	10
Collective Bargaining Agreements	46
Company and Companies	51
Company Assets	25
Company Benefit Plans	21
Company Information	51
Company Intellectual Property	23

Term	Page

Confidentiality Agreement	36
Contract	17
Contribution	9
Contribution Consideration	10
Contribution Interest	9
Credit Agreements	51
Defensible Title	27
Defined Percentage	51
DGCL	9
Discrepancy Amount	30
Earnout Shares	52
Election	11
Election Date	13
Environmental Laws	21
Environmental Licenses and Permits	21
ERISA	52
ERISA Affiliate	52
Evaluated Properties	30
Exchange Act	32
Exchange Agent	52
Excluded Subsidiaries	52
Final Adjustment Report	15
Final Order	46
Financial Statements	17
First Amendment	24
Form of Election	13
Founder	9
Founder’s Transactions	9
Founder’s Warrants	52
FTC	40
GAAP	17
Governmental Authority	19
Graham Agreement	52
HACI Warrant Agreement	52
Hazardous Substances	27
Hedging Arrangements	45
HSR Act	15
IMDA	52
Incentive Plan	14
Indebtedness	52
Initial Business Combination	52
Intellectual Property	52
Interim Financial Statements	17
IPO	52

Term	Page

IPO Corp.	9
IPO Corp. Common Stock	9
IPO Reorganization	9
IPO Shares	52
Knowledge of Seller and the Companies	53
Lands	25
Laws	15
Leased Real Property	53
Leases	25
Lien	53
Major Customers	25
Material Adverse Effect	53
Material Contracts	24
Merger	9
Merger Consideration	11
Merger Effective Time	11
Merger Sub	9
Navajo Nation	53
New Founder’s Warrants	12
New Sponsor’s Warrants	12
New Warrant Agreement	11
New Warrant Consideration	11
New Warrant Election Warrants	12
NNOG	53
NNOG Contract	24
NRI	28
Owned Real Property	53
Parent	9
Permits	19
Permitted Encumbrances	27
Permitted Liens	53
Person	54
Proceedings	19
Production	54
Prospect	54
Proxy/Registration Statement	42
Public Stockholder	54
Public Warrants	54
Report Date	30
Reserve Engineer	30
Reserve Report	30
Reserve Report Interests	30
Returns	19
Retention Shares	10

Term	Page

Royalty Payments	29
Scheduled Interests	30
SEC	54
SEC Reports	43
Securities Act	32
Seller	9
Seller Interests	54
Seller’s Warrants	10
Significant Contracts	28
Special Meeting of Warrantholders	13
Sponsor’s Warrants	54
Sponsor’s Warrants Sale	9
Stock Earnout Target	54
Subsidiaries	54
Subsidiary	54
Surviving Corporation	11
Taxes	18
Transfer Taxes	48
Trust Account	54
Trust Agreement	54
Warrant Agreement Amendment	11
Warrant Amendment Approval	31
Warrant Cap	54
Warrant Certificate	11
Warrant Consideration	11
Wells	26
Western Refining Contract	54
WI	28

PURCHASE AND IPO REORGANIZATION AGREEMENT

This PURCHASE AND IPO REORGANIZATION AGREEMENT is dated as of August 2, 2009 (this “Agreement”) and is among HICKS ACQUISITION COMPANY I, INC., a Delaware corporation (“Buyer”), RESOLUTE ENERGY CORPORATION, a Delaware corporation (“IPO Corp.”), RESOLUTE SUBSIDIARY CORPORATION, a Delaware corporation (“Merger Sub”), RESOLUTE ANETH, LLC, a Delaware limited liability company (“Aneth”), RESOLUTE HOLDINGS, LLC, a Delaware limited liability company (“Parent”), RESOLUTE HOLDINGS SUB, LLC, a Delaware limited liability company (“Seller”), and HH-HACI, L.P., a Delaware limited partnership (“Founder”).

RECITALS

A. Parent owns all of the issued and outstanding equity interests in Seller.

B. Seller owns (i) all of the issued and outstanding equity interests in IPO Corp. and (ii) directly or indirectly, the issued and outstanding membership interests and shares of capital stock in the Companies as set forth on Schedule A hereto (collectively the “Contribution Interest”).

C. IPO Corp. owns all of the issued and outstanding equity interests in Merger Sub.

D. The parties hereto intend that Buyer acquire a membership interest in Aneth equal to the Defined Percentage (the “Acquired Interest”) in exchange for Buyer’s payment to Aneth of an amount in cash equal to the assets in the Trust Account less the sum of (i) the Aggregate Cash Consideration, (ii) amounts used to purchase shares of Buyer Common Stock from Public Stockholders as permitted by Section 6.4(a)(ii), (iii) amounts payable to Public Stockholders who vote against the transactions contemplated hereby and properly exercise their conversion rights under Section 9.3 of Article IX of the Buyer Certificate of Incorporation, and (iv) Buyer’s aggregate costs, fees and expenses incurred in connection with the consummation of an Initial Business Combination (including deferred underwriting commissions) (such acquisition, the “Acquisition” and such payment, the “Acquisition Consideration”).

E. Immediately following the Acquisition, Aneth will use all of the Acquisition Consideration to repay certain outstanding liabilities of Aneth.

F. Immediately following such debt repayment, the parties hereto intend to effect the contribution by Seller of the Contribution Interest to IPO Corp. in exchange for (i) 9,200,000 shares of IPO Corp. common stock, par value $0.0001 per share (the “IPO Corp. Common Stock”), (ii) founders’ warrants to purchase 4,600,000 shares of IPO Corp. Common Stock; and (iii) 1,385,000 Earnout Shares (collectively, the “Contribution”).

G. Immediately prior to the Closing, (i) the Co-Investment Agreement shall be cancelled and (ii) 7,335,000 shares of Buyer Common Stock held by Founder and 4,600,000 Founder’s Warrants held by Founder will be cancelled (the “Founder’s Transactions”).

H. At the Closing, immediately prior to the Merger, Founder desires to sell to Seller and Seller desires to purchase from Founder, 2,333,333 Sponsor’s Warrants for the consideration set forth herein (the “Sponsor’s Warrants Sale”).

I. Simultaneously with the Contribution, the parties hereto intend to effect the merger of Merger Sub with and into Buyer (the “Merger”), with Buyer continuing as the surviving entity in the Merger, as a result of which Buyer will be a wholly-owned subsidiary of IPO Corp. and the shares of common stock and warrants (including Public Warrants, Founder’s Warrants and Sponsor’s Warrants) of Buyer issued and outstanding immediately prior to the Merger will be deemed for all purposes to represent shares of common stock and warrants of IPO Corp., in accordance with the Delaware General Corporation Law, as amended (the “DGCL”) and the terms of this Agreement (the Acquisition, Contribution, Founder’s Transactions, Sponsor’s Warrants Sale and Merger, collectively, the “IPO Reorganization”).

J. The managers of each of Parent, Aneth and Seller and the board of directors of each of Buyer, IPO Corp. and Merger Sub have approved this Agreement and have determined that this Agreement, the IPO

Reorganization and the other transactions contemplated hereby are advisable and in the respective best interests of each of Parent, Seller, Aneth, Buyer, IPO Corp. and Merger Sub, respectively, and their respective stockholders, equityholders and/or members.

STATEMENT OF AGREEMENT

In consideration of the mutual terms, conditions and other agreements set forth herein and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
THE IPO REORGANIZATION AND SHARE PURCHASES

1.1  Closing.   Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned in accordance with Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in ARTICLE VII, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at 9:00 a.m. Dallas time on the first Business Day following the satisfaction or waiver of each of the conditions set forth in ARTICLE VII hereof (the “Closing Date”), at the offices of Akin Gump Strauss Hauer & Feld LLP, 1700 Pacific Avenue, Suite 4100, Dallas, Texas 75201, unless another date, time or place is agreed to in writing by the parties hereto.

1.2  Purchase of Acquisition Interests.  At the Closing, upon the terms and subject to the conditions of this Agreement, Buyer shall (a) purchase from Aneth, and Aneth shall sell and issue to Buyer, the Acquired Interest and (b) pay to Aneth by wire transfer in immediately available funds an aggregate amount equal to the Acquisition Consideration. Simultaneously therewith, Buyer and Seller shall enter into (and Seller shall cause all other members in Aneth to enter into) an amended operating agreement for Aneth in a form mutually agreeable to both parties; provided, however, that the operating agreement shall provide, among other terms, that all excess nonrecourse liabilities allocated under Treasury Regulations Section 1.752-3(a)(3) shall be allocated in accordance with the “excess Section 704(c) method” and shall provide for tax items to be allocated between Seller and IPO Corp. for the taxable year that includes the Contribution based upon a closing of the books.

1.3  Repayment of Debt under Credit Agreements.  Immediately following the purchase described in Section 1.2, Aneth shall use the entire amount of the Acquisition Consideration received for the Acquired Interest to repay, by wire transfer in immediately available funds, in respect of certain amounts due under the Credit Agreements, in accordance with the terms thereof. As a result of such debt repayment, there shall be no amounts outstanding under the 2nd Lien Agreement. Immediately following such debt repayment, the parties hereto intend to effect the Contribution.

1.4  Contribution.  At the Closing, immediately following the debt repayment as described in Section 1.3, upon the terms and subject to the conditions of this Agreement, Seller shall contribute the Contribution Interest to IPO Corp. and in exchange therefor IPO Corp. shall issue to Seller the Contribution Consideration. As used herein, the “Contribution Consideration” means:(a) 9,200,000 shares of IPO Corp. Common Stock, less 200,000 shares for employee retention equity awards if directed by Seller, which, if forfeited, will be issued to Seller (“Retention Shares”); (b) warrants to purchase 4,600,000 shares of IPO Corp. Common Stock to be treated as “Founders’ Warrants” pursuant to the New Warrant Agreement to be entered into at the Closing (such warrants, the “Seller’s Warrants”); and (c) 1,385,000 Earnout Shares. At the Closing, in addition to the Contribution Consideration, IPO Corp. shall issue the Retention Shares to or for the benefit of eligible employees of Seller, if directed by Seller.

1.5 Founder Transactions.

(a) At or immediately prior to the Closing, that certain Co-Investment Securities Purchase Agreement, dated as of September 26, 2007, by and between Buyer and Thomas O. Hicks (the “Co-Investment Agreement”) shall be terminated.

(b) At the Closing, immediately prior to the Merger, 7,335,000 shares of Buyer Common Stock held by Founder shall be cancelled, forfeited and retired.

(c) At the Closing, immediately prior to the Merger, 4,600,000 Founder’s Warrants held by Founder shall be cancelled and forfeited. To permit the cancellation contemplated pursuant to this Section 1.5(b), the Founder’s Warrants shall be amended by the Warrant Agreement Amendment.

(d) At the Closing, immediately prior to the Merger, Founder shall sell to Seller and Seller shall purchase from Founder 2,333,333 Sponsor’s Warrants and, in exchange therefor, Seller shall pay Founder an aggregate amount equal to $1,166,666.50 payable by wire transfer in immediately available funds. To permit the sale contemplated pursuant to this Section 1.5(d), the Sponsor’s Warrants shall be amended by the Warrant Agreement Amendment.

1.6  The Merger.

(a) At the Closing, immediately following completion of the Acquisition and debt repayment and simultaneously with the Contribution, upon the terms and subject to the terms and subject to the conditions of this Agreement, Merger Sub shall merge with and into Buyer, with Buyer continuing as the surviving corporation and a wholly-owned subsidiary of IPO Corp, by filing a certificate of merger with respect to such Merger (the “Certificate of Merger”), which Certificate of Merger shall be in such form as is required by, and executed and acknowledged in accordance with the DGCL, and reasonably acceptable to Buyer, IPO Corp. and Seller, and the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Buyer, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation”. As used in this Agreement, the term “Merger Effective Time” shall mean the date and time when the Merger becomes effective.

(b) At the Merger Effective Time, each share of Buyer Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of Buyer Common Stock to be canceled pursuant to Section 1.5(b), shall be automatically converted into and become the right to receive one fully paid and nonassessable share of IPO Corp. Common Stock from IPO Corp. (the “Merger Consideration”); provided, that 1,865,000 shares of IPO Corp. Common Stock to be received by Founder in the Merger shall be restricted Earnout Shares. As a result of the Merger, at the Merger Effective Time, each holder of a Certificate shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable in respect of the shares of Buyer Common Stock represented by such Certificate immediately prior to the Merger Effective Time, all to be issued or paid, without interest, in consideration therefor upon the surrender of such Certificate in accordance with Section 1.8(b) (or, in the case of a lost, stolen or destroyed Certificate, Section 1.8(d)).

(c) Each share of Buyer Common Stock owned by Buyer, immediately prior to the Merger Effective Time shall automatically be extinguished without any conversion, and no consideration shall be delivered in respect thereof.

1.7  Warrants.

(a) Pursuant to the Merger, all Public Warrants shall, by operation of an amendment in substantially the form of Exhibit A hereto (the “Warrant Agreement Amendment”), be treated as follows:

(i) Each Public Warrant will be converted into either (x) the right to receive $0.55 in cash (the “Cash Consideration”) or (y) a warrant to purchase one share of IPO Corp. Common Stock (the “New Warrant Consideration” and together with the Cash Consideration, the “Warrant Consideration”) pursuant to a warrant agreement in the form of Exhibit B hereto (the “New Warrant Agreement”), in each case as the holder of Public Warrants shall have elected or be deemed to have elected (an “Election”) in accordance with Section 1.7(a)(ii). All such Public Warrants, when so amended and converted, will automatically be retired and will cease to be outstanding, and the holder of a warrant certificate (a “Warrant Certificate”) that, immediately prior to the Merger Effective Time, represented outstanding Public Warrants will cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Warrant Certificate the applicable Warrant Consideration (in each case, either that provided in clause (x) or clause (y) of this clause (i), as applicable).

(ii) Subject to the procedures in Section 1.8(e) and the limitations in Section 1.7(a)(iv), each holder of Public Warrants outstanding immediately prior to the Election Date who makes a valid Election to receive the New Warrant Consideration will be entitled to receive the New Warrant Consideration in respect of such Public Warrants (the “New Warrant Election Warrants”); provided that, notwithstanding anything in this Agreement to the contrary, a holder of a Public Warrant shall not be able to make a valid election to receive the New Warrant Consideration for any Public Warrants that it voted against the Warrant Agreement Amendment. All holders of Public Warrants immediately prior to the Election Date who do not make a valid Election for New Warrant Election Warrants will be deemed to have elected to receive the Cash Consideration in respect of their Public Warrants.

(iii) Notwithstanding anything in this Agreement to the contrary:

(A) the maximum number of Public Warrants to be converted into the right to receive the New Warrant Consideration will be equal to the Warrant Cap; and

(B) the minimum number of Public Warrants to be converted into the right to receive the Cash Consideration will be equal to (x) the number of Public Warrants outstanding immediately prior to the Effective Time less (y) the Warrant Cap.

(iv) Notwithstanding anything in this Agreement to the contrary, to the extent the aggregate number of New Warrant Election Warrants exceeds the Warrant Cap, the New Warrant Consideration will be prorated as follows:

(A) all Public Warrants for which Elections to receive the Cash Consideration have been made or deemed to have been made (the “Cash Election Warrants”) will be converted into the right to receive the Cash Consideration; and

(B) the New Warrant Election Warrants will be converted into the right to receive the Cash Consideration and the New Warrant Consideration in the following manner: (1) the number of New Warrant Election Warrants covered by each Form of Election to be converted into New Warrant Consideration will be determined by multiplying the number of New Warrant Election Warrants covered by such Form of Election by a fraction, (x) the numerator of which is the Warrant Cap and (y) the denominator of which is the aggregate number of New Warrant Election Warrants; and (2) all New Warrant Election Warrants not converted into New Warrant Consideration in accordance with clause (1) will be converted into the right to receive the Cash Consideration in respect thereof.

(b) Pursuant to the Merger, each Founder’s Warrant and each Sponsor’s Warrant, by operation of the Warrant Agreement Amendment, will be converted into a warrant to purchase one share of IPO Corp. Common Stock (the “New Founder’s Warrants” and the “New Sponsor’s Warrants”). All such Founder’s Warrants and Sponsor’s Warrants, when so converted, will automatically be retired and will cease to be outstanding, and the holder of a Warrant Certificate that, immediately prior to the effective time of the Merger, represented outstanding Founder’s Warrants or Sponsor’s Warrants will cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Warrant Certificate, the New Founder’s Warrants or New Sponsor’s Warrants, as applicable. The New Founder’s Warrants and New Sponsor’s Warrants will have the terms and conditions set forth in the New Warrant Agreement.

1.8  Exchange of Shares and Certificates.

(a) Deposit with Exchange Agent.  Prior to the Closing, Buyer, IPO Corp., Founder and Seller shall engage the Exchange Agent. At or prior to the Closing, IPO Corp. shall deposit with the Exchange Agent, in trust for the benefit of Seller and holders of shares of Buyer Common Stock and Buyer Warrants prior to the Closing, certificates representing the shares of IPO Corp. Common Stock and warrants issuable pursuant to Sections 1.4 and 1.6 (or appropriate alternative arrangements shall be made if such securities will be issued in book-entry form).

(b) Exchange Procedures.

(i) As soon as reasonably practicable after the Closing, and in any event within three (3) Business Days after the Closing, IPO Corp. shall cause the Exchange Agent to distribute to Seller the number of shares of IPO Corp. Common Stock (including Earnout Shares) issuable pursuant to the Contribution.

(ii) As soon as reasonably practicable after the Closing, and in any event within three (3) Business Days after the Closing, IPO Corp. shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Closing represented outstanding shares of Buyer Common Stock (the “Certificates”), which at the Closing became entitled to receive shares of IPO Common Stock, pursuant to Section 1.6 hereof, instructions for use in obtaining certificates representing whole shares of IPO Corp. Common Stock (or alternative instructions if such shares will be issued in book-entry form). Upon delivery of the Certificate and any power of attorney or similar document as may reasonably be required by the Exchange Agent, the holder of such Certificates shall be entitled to receive that number of whole shares of IPO Corp. Common Stock to which such holder is entitled pursuant to Section 1.6.

(iii) Notwithstanding the time of delivery, the shares of IPO Corp. Common Stock distributed pursuant to this Section 1.8 shall be deemed issued at the time of the Closing.

(iv) All shares of IPO Corp. Common Stock issued or distributed in accordance with the terms of this ARTICLE I, shall be deemed to have been issued (or paid) in full satisfaction of all rights pertaining to the shares of Buyer Common Stock in connection with the Merger and/or the Contribution, as applicable.

(c) No Liability.  None of Buyer, Parent, Aneth, IPO Corp. Seller, or the Exchange Agent or any of their respective directors, officers, employees and agents shall be liable to any Person in respect of any shares of IPO Corp. Common Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(d) Lost, Stolen or Destroyed Certificates.  In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares or IPO Corp. Common Stock receivable pursuant to the Merger; provided, however, that IPO Corp. may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in a form reasonably satisfactory to IPO Corp., or a bond in such sum as IPO Corp. may reasonably direct as indemnity, against any claim that may be made against IPO Corp. or the Exchange Agent in respect of the Certificates alleged to have been lost, stolen or destroyed.

(e) Warrant Election/Exchange Procedures.

(i) Public Warrants.

(A) Buyer will authorize the Exchange Agent to receive Elections and to act as exchange agent hereunder with respect to the Merger.

(B) Buyer will prepare, for use by the holders of Public Warrants in surrendering Warrant Certificates, a form (the “Form of Election”) pursuant to which each holder of Public Warrants may make an Election. The Form of Election will be delivered to such Warrant holders by means and at a time upon which Buyer and IPO Corp. will mutually agree.

(C) An Election will have been properly made only if a Form of Election properly completed and signed and accompanied by the Public Warrant certificate or certificates to which such Form of Election relates (1) is received by the Exchange Agent prior to the date and time of the special meeting of warrantholders being held to approve the Warrant Agreement Amendment (the “Election Date” and the “Special Meeting of Warrantholders”) or (2) is delivered to the Exchange Agent at the Special Meeting of Warrantholders.

(D) Any Public Warrant holder may at any time prior to the Election Date change such holder’s Election if the Exchange Agent receives (1) prior to the Election Date written notice of such change accompanied by a properly completed Form of Election or (2) at the Special Meeting of Warrantholders a new, properly completed Form of Election. The Company will have the right in its sole discretion to permit changes in Elections after the Election Date.

(E) Buyer will have the right to make rules, not inconsistent with the terms of this Agreement or the Warrant Amendment Agreement, governing the validity of Forms of Election, the manner and extent to which Elections are to be taken into account in making the determinations prescribed by this section, the issuance and delivery of certificates for the new warrants to purchase IPO Corp. Common Stock into which the Public Warrants are exchangeable in the Merger, and the payment for Public Warrants converted into the right to receive the Cash Consideration in the Merger.

(F) In connection with the above procedures, (1) the holders of Warrant Certificates evidencing Public Warrants will surrender such certificates to the Exchange Agent, (2) upon surrender of a Warrant Certificate the holder thereof will be entitled to receive the applicable Warrant Consideration, and (3) the Warrant Certificates so surrendered will forthwith be canceled.

(ii) Founder’s Warrants and Sponsor’s Warrants.  As soon as practicable after the closing of the Merger, (a) the holders of Warrant Certificates evidencing Founder’s Warrants and Sponsor’s Warrants will surrender such Warrant Certificates to IPO Corp., (b) upon surrender of a Warrant Certificate pursuant to this section the holder thereof will be entitled to receive the New Founder’s Warrants or the New Sponsor’s Warrants, as applicable, and (c) the Warrant Certificates so surrendered will forthwith be canceled.

(iii) Lost, Stolen or Destroyed Warrant Certificates.  In the event any Warrant Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Warrant Certificates, upon the making of an affidavit of that fact by the holder thereof, such warrants receivable pursuant to the Merger; provided, however, that IPO Corp. may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Warrant Certificates to deliver an agreement of indemnification in a form reasonably satisfactory to IPO Corp., or a bond in such sum as IPO Corp. may reasonably direct as indemnity, against any claim that may be made against IPO Corp. or the Exchange Agent in respect of the Warrant Certificates alleged to have been lost, stolen or destroyed.

1.9  Charters and Bylaws of IPO Corp..  IPO Corp.’s certificate of incorporation and bylaws shall be amended and restated prior to the Contribution and Merger, and IPO Corp.’s certificate of incorporation and bylaws shall be as set forth on Exhibit C hereto and Exhibit D hereto, respectively, and shall continue to be the certificate of incorporation and bylaws of IPO Corp. until thereafter amended in accordance with the provisions thereof and applicable Law.

1.10  Board of Directors.  On or prior to the Closing, the boards of directors of IPO Corp. and the Surviving Corporation shall cause the number of directors that will comprise the full board of directors of IPO Corp. and the Surviving Corporation, respectively, at the Closing to be as set forth on Schedule 1.10. The members of the board of directors of IPO Corp. and the Surviving Corporation at the Closing shall be determined in accordance with Schedule 1.10; provided, that appropriate provisions shall be made for a staggered board of IPO Corp. as set forth therein.

1.11  Taking of Necessary Action; Further Action.  If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, IPO Corp. and its officers and directors, in the name and on behalf of IPO Corp., the Surviving Corporation and the Companies, will take all such lawful and necessary action.

1.12  IPO Corp. Incentive Plan.  At Closing, IPO Corp. shall adopt the Resolute Energy Corporation 2009 Performance Incentive Plan, as set forth on Exhibit F hereto (“Incentive Plan”).

1.13  Termination of HACI Registration Rights Agreement.  At Closing, the HACI Registration Rights Agreement shall be terminated by HACI and the other parties party thereto.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER

Parent and Seller represent and warrant to Buyer as follows:

2.1  Due Organization.  Each of Parent and Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

2.2  Authorization and Validity of Agreement.  Each of Parent and Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution, delivery and performance by each of Parent and Seller of this Agreement and the consummation by each of Parent and Seller of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action, including the approval of the managers and requisite members of each of Parent and Seller, and no other action on the part of Parent or Seller is or will be necessary for the execution, delivery and performance by Parent and Seller of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Seller and is a legal, valid and binding obligation of Parent and Seller, enforceable against them in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting creditors’ rights generally and by general equity principles.

2.3  No Conflict.  Except as set forth on Schedule 2.3 and except as would not prevent, materially hinder or materially delay the ability of each of Parent and Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, the execution, delivery and performance by each of Parent and Seller of this Agreement and the consummation by it of the transactions contemplated hereby:

(a) will not violate any provision of applicable laws, rules, regulations, statutes, codes, ordinances or requirements of any Governmental Authority (collectively, “Laws”), order, judgment or decree applicable to Parent or Seller;

(b) will not require any consent, authorization or approval of, or filing with or notice to, any Governmental Authority under any provision of Law applicable to Parent or Seller, except for the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any other applicable antitrust or competition laws outside the United States, and except for any consent, approval, filing or notice requirements which become applicable solely as a result of the specific regulatory status of Buyer or its Affiliates or that Buyer or its Affiliates are otherwise required to obtain;

(c) will not violate any provision of the certificate of formation or limited liability company agreement of either Parent or Seller; and

(d) will not require any consent, approval or notice under, and will not conflict with, or result in the breach or termination of, or constitute a default under, or result in the acceleration of the performance by Parent and Seller under, any material indenture, mortgage, deed of trust, lease, license, franchise, contract, agreement or other instrument to which either Parent or Seller is a party or by which it or any of its assets is bound.

2.4  Ownership of Seller Interests.  Parent is and will be on the Closing Date the record and beneficial owner and holder of all of the outstanding Seller Interests, free and clear of all Liens, other than those Liens disclosed on Schedule 2.4. Except as set forth on Schedule 2.4, Parent has no other equity interests or rights to acquire equity interest in Seller. Such Seller Interests are not subject to any contract restricting or otherwise relating to the voting, dividend rights or disposition of such Seller Interests, except as set forth on Schedule 2.4.

2.5  Legal Proceedings.  There are no Proceedings pending, or, to the knowledge of Parent or Seller, threatened against Parent or Seller, before any Governmental Authority which seeks to prevent Parent or Seller from consummating the transactions contemplated by this Agreement.

2.6  IPO Corp. and Merger Sub.  Each of IPO Corp. and Merger Sub: (a) has been formed for the sole purpose of effectuating the transactions contemplated by this Agreement; (b) has not conducted any business activities; and (c) does not have any material Liabilities. As of the date hereof, (x) Seller owns all of the outstanding equity interests in IPO Corp. and (y) IPO Corp. owns all of the equity interests in Merger Sub. Except as set forth on Exhibit F, there are no other equity interests of either IPO Corp or Merger Sub authorized, issued, reserved for issuance or outstanding and there are no contracts, commitments, options, warrants, calls, rights, puts, convertible securities, exchangeable securities, understandings or arrangements by which either IPO Corp. or Merger Sub is or may be bound to issue, redeem, purchase or sell additional equity interests or securities convertible into or exchangeable for any other equity interest of IPO Corp. or Merger Sub, except as set forth in this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES CONCERNING COMPANIES

Seller represents and warrants to Buyer that, except as set forth in the Schedules hereto:

3.1  Due Organization of the Companies.  Each of the Companies is a limited liability company or corporation duly formed or incorporated, validly existing and in good standing under the laws of the State of Delaware, has all requisite limited liability company or corporate power, as applicable, and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is in good standing and duly qualified to do business in each jurisdiction in which the transaction of its business makes such qualification necessary.

3.2  Authorization and Validity of Agreement.  The execution, delivery and performance by Aneth of this Agreement and the consummation by Aneth of the transactions contemplated hereby have been duly authorized by its members, and no other limited liability company action on the part of Aneth is necessary for the execution, delivery and performance by Aneth of this Agreement and the consummation by Aneth of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Aneth and is a legal, valid and binding obligation of Aneth, enforceable against Aneth in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting creditors’ rights generally and by general equity principles.

3.3  Seller Subsidiaries.

(a) Schedule 3.3(a) lists all direct or indirect Subsidiaries of Seller and the issued and outstanding equity interests of each such Subsidiary. Ownership interests of the Excluded Subsidiaries identified on Schedule 3.3(a) are not included in the Contribution Interest.

(b) Each of the Companies has all requisite company power and authority to own its properties and assets and to carry on its business as it is now being conducted, except where failure to have such power and authority or to be in good standing would not reasonably be expected to have a Material Adverse Effect on the Companies.

3.4  Capitalization.  Schedule 3.4 sets forth a true, correct and complete list, as of the date hereof, of all of the outstanding equity interests of each of the Companies, and except as set forth on Schedule 3.4, which constitute the Contribution Interest. Each of the outstanding equity interests of the Companies is duly authorized, validly issued, and if a corporation, fully paid and non-assessable, and is directly owned of record by the holders set forth on Schedule 3.4, free and clear of any Liens, other than Permitted Liens. There are no other equity interests of any of the Companies authorized, issued, reserved for issuance or outstanding and there are no contracts, commitments, options, warrants, calls, rights, puts, convertible securities, exchangeable securities, understandings or arrangements by which Seller or any Companies are or may be bound to issue, redeem, purchase or sell additional equity interests or securities convertible into or exchangeable for any other equity interest of any Companies. Except as set forth on Schedule 3.4, neither Seller nor any of the Companies are a party to any partnership agreement, stockholders agreement or joint venture agreement with any other third Person with respect to the Contribution Interest. There are no dividends or other distributions with respect to the Companies that have been declared but remain unpaid.

3.5  Consents and Approvals.  Neither the execution and delivery of this Agreement by Seller, IPO Corp., Merger Sub and Aneth nor the consummation by Seller, IPO Corp., Merger Sub and Aneth of the transactions contemplated hereby will require on the part of Seller, IPO Corp., Merger Sub and Aneth or any of the other Companies any action, consent, order, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, including any approval by the U.S. Department of Interior, the BIA, the Navajo Nation, or NNOG pursuant to the IMDA or otherwise and will not result in any additional liabilities for site investigation or cleanup, or require the consent, authorization or approval of, or filing with or notice to, any Governmental Authority, pursuant to any Environmental Law, including any so-called “transaction-triggered” or “responsible property transfer” requirements, except: (a) for any applicable filings required under the HSR Act and any other applicable antitrust or competition laws outside the United States; (b) notice under the NNOG Contract pursuant to Section 4.02(b)(ii) of the First Amendment of the NNOG Contract; or (c) where the failure to obtain such action, consent, order, approval, authorization or permit, or to make such filing or notification, would not prevent the consummation of the transactions contemplated hereby.

3.6  No Conflict.  Neither the execution and delivery of this Agreement by Seller, IPO Corp., Merger Sub and Aneth nor the consummation by Seller, IPO Corp., Merger Sub and Aneth of the transactions contemplated hereby will: (a) conflict with or violate the certificates of formation or incorporation of Seller, IPO Corp., Merger Sub and Aneth, respectively, or their respective operating agreements and bylaws; (b) except as described on Schedule 3.6 with respect to the Credit Agreements and the NNOG Contract, result in a violation or breach of, constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, cancellation or acceleration of, or the trigger of any material charge, fee, payment or requirement of consent under, or result in the imposition of any Lien, other than a Permitted Lien, on any assets or property of the Companies pursuant to any Material Contract or other material indenture, mortgage, deed of trust, lease, license, franchise, contract, agreement arrangement, commitment, letter of intent, instrument, promise, or other similar understanding, whether written or oral (each, a “Contract”) to which the Companies are a party or by which the Companies, IPO Corp., Merger Sub and or any of their assets or properties are bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or Liens) as to which requisite waivers or consents have been obtained; (c) result in any additional liabilities for site investigation or cleanup; or (d) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.5 and this Section 3.6 are duly and timely obtained or made, violate any Law, order, writ, injunction, decree, statute, rule or regulation applicable to the Companies, IPO Corp., and Merger Sub or any of their respective assets and properties, except for such conflicts, violations, breaches or defaults which would not prevent the consummation of the transactions contemplated hereby.

3.7  Financial Statements.  Set forth on Schedule 3.7 are the following financial statements (collectively the “Financial Statements”):

(a) audited combined balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended December 31, 2007 and December 31, 2008 for the Companies; and

(b) unaudited combined balance sheets and statements of income, changes in stockholders’ equity, and cash flow (the “Interim Financial Statements”) as of and for the three months ended March 31, 2009 (the “Balance Sheet Date”) for the Companies.

The Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby, present fairly, in all material respects (or consistent with GAAP), the financial condition of the Companies as of such dates and the results of operations of the Companies for such periods, and are consistent, in all material respects, with the books and records of the Companies; provided, however, that the Interim Financial

Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items. Since the Balance Sheet Date, the Companies have not effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP or to conform a Company’s accounting policies and practices to another Company. Prior to the filing of the Proxy/Registration Statement, Seller shall deliver to Buyer the audited combined balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended December 31, 2006, December 31, 2007 and December 31, 2008 for the Companies, and they shall be deemed to be included in the Financial Statements.

3.8  [Reserved].

3.9  Absence of Material Adverse Change.  Except as set forth on Schedule 3.9 and otherwise contemplated by this Agreement, since December 31, 2008, the business of the Companies has been conducted only in the ordinary course consistent with past practice, and there have not been any events, changes or developments which would reasonably be expected to have a Material Adverse Effect on the Companies.

3.10  Absence of Undisclosed Liabilities.  None of the Companies, IPO Corp. or Merger Sub has any material obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due) which would be required to be set forth on a balance sheet prepared in accordance with GAAP, except: (a) liabilities reflected on the balance sheet of the Companies at March 31, 2009 or the notes thereto, included in the Financial Statements; (b) liabilities incurred since March 31, 2009 in the ordinary course of business consistent with past practice which, individually or in the aggregate, are not material and are of the same character and nature as the liabilities reflected on the Financial Statements); (c) liabilities incurred in connection with the transactions contemplated hereby; (d) immaterial liabilities; and (e) obligations and liabilities on Schedule 3.10 or as otherwise disclosed in this Agreement (including the Schedules hereto).

3.11  Real and Personal Properties.

(a) Schedule 3.11(a) contains a complete and correct list of all of the Leased Real Property. With respect to each Leased Real Property, a Company owns a leasehold estate in such Leased Real Property, free and clear of all Liens except Permitted Liens. No material default by the Companies, or to the Knowledge of Seller, the applicable landlord, exists under any lease with respect to the Leased Real Property and each material lease with respect to the Leased Real Property is legal, valid, binding and enforceable and in full force and effect.

(b) Schedule 3.11(b) sets forth a complete and correct list of all Owned Real Property. With respect to each Owned Real Property: (i) a Company owns title in fee simple to such Owned Real Property, free and clear of all Liens except for Permitted Liens; (ii) there are no material outstanding options or rights of first refusal in favor of any other Person to purchase or lease such Owned Real Property or any portion thereof or interest therein; and (iii) there are no material leases, subleases, licenses, options, rights, concessions or other agreements affecting any portion of such Owned Real Property.

(c) Each of the Companies has good title to all of the material assets (other than Owned Real Property) reflected in its most recent balance sheet included in the Financial Statements as being owned and all material assets thereafter acquired by such Companies (except to the extent that such assets have been disposed of after the date of the latest balance sheet in the Financial Statements in the ordinary course of business consistent with past practice or pursuant to existing contracts), free and clear of all Liens other than Permitted Liens, and all other material assets used in the businesses of the Companies are leased or licensed by the Companies, or the Companies have another contractual right to use, such assets.

3.12  Tax Matters.

(a) Certain Defined Terms.  For purposes of this Agreement, the following definitions shall apply:

(i) The term “Taxes” shall mean all taxes, charges, levies, penalties or other assessments imposed by any Governmental Authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security, oil and gas or other similar taxes, including any interest or penalties attributable thereto.

(ii) The term “Returns” shall mean all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(b) Returns Filed and Taxes Paid. (i) All material Returns required to be filed by or on behalf of the Companies have been duly filed on a timely basis and all such Returns are complete and correct in all material respects; (ii) all material Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis and no other material Taxes are payable by the Companies with respect to items or periods covered by such Returns or with respect to any period prior to the date of this Agreement; (iii) each of the Companies has withheld and paid over all material Taxes required to have been withheld and paid over, and complied with all information reporting requirements, including maintenance of required records with respect thereto, in connection with material amounts paid or owing to any employee, creditor, independent contractor or other third party for all periods for which the statute of limitations has not expired; and (iv) there are no material liens on any of the assets of any of the Companies with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that any of the Companies is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.

(c) Tax Deficiencies; Audits; Statutes of Limitations.  Except in the case of audits, actions or proceedings for which appropriate reserves have been established on the Financial Statements in accordance with GAAP: (i) there is no audit by a governmental or taxing authority in process or pending with respect to any material Returns of the Companies; (ii) no deficiencies have been asserted, in writing, with respect to any material Taxes of the Companies and none of the Companies has received written notice that it has not filed a material Return or paid material Taxes required to be filed or paid by it; and (iii) none of the Companies are parties to any action or proceeding for assessment or collection of any material Taxes, nor has such event been asserted, in writing against the Companies or any of their assets.

3.13  Compliance with Laws; Permits.  Each of the Companies is, and to the Knowledge of Seller has been, in compliance in all material respects with all Laws which apply to such entity, except where past non-compliance would not reasonably be expected to have a Material Adverse Effect. None of the Companies has received any (a) written communication or (b) to the Knowledge of Seller, oral communication, in each case during the past three (3) years from a Governmental Authority that alleges that such Person is not in compliance in all material respects with any Law. Neither the Companies nor any director, officer, agent, employee or Affiliate of the Companies has taken any action, directly or indirectly, that would result in a violation by such persons of the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder. Neither the Companies nor any director, officer, agent, employee or Affiliate of the Companies is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department. Each of the Companies owns, holds or possesses all material permits, licenses, franchises, orders, consents, approvals and authorizations from Governmental Authorities (“Permits”) that are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct its business, or timely application has been made for certain Permits for certain near-term planned business operations and their issuance is pending. Each such Permit held or possessed by the Companies is in full force and effect in all material respects, and the Companies are in compliance in all material respects with such Permits.

3.14  Legal Proceedings.

(a) Except as set forth on Schedule 3.14(a), there are no material writs, injunctions, decrees, orders, judgments, lawsuits, claims, actions, suits, arbitrations, investigations or proceedings (collectively, “Proceedings”) pending against or affecting the Companies at law or in equity, or before or by any federal, state, tribal, municipal, foreign or other governmental department, commission, board, bureau, agency, court or instrumentality, whether domestic or foreign, including any such department, commission board, bureau, agency, court or instrumentality of or within the BIA or the Navajo Nation (“Governmental Authority”); and

(b) Except as set forth on Schedule 3.14(b), the Companies are not subject to any material order, writ, injunction, judgment or decree of any court or any Governmental Authority.

3.15  Environmental Matters..

(a) Except as set forth on Schedule 3.15(a):

(i) the Companies are in and have been in material compliance with all applicable Environmental Laws and all Environmental Licenses and Permits;

(ii) the Companies possess all material Environmental Licenses and Permits required under applicable Environmental Law for them to occupy the Company Assets and to operate as they currently operate and, to the Knowledge of Seller, each such Environmental License and Permit is in full force and effect, free from breach, and the transactions will not adversely affect them;

(iii) there are no pending, or to the Knowledge of Seller, threatened Proceedings and the Companies have not received any written notice or claim against them alleging a material violation of any Environmental Laws, other than such Proceedings, notices or claims that have been resolved in all material respects as of the date hereof;

(iv) the Companies have not treated, recycled, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Substances, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to any material liability, including any liability for investigation or response costs, corrective action costs, personal injury, property damage or natural resources damages, pursuant to Environmental Laws;

(v) none of the Companies is (A) subject to any outstanding material order from or material agreement with any Governmental Authority resulting from any judicial or administrative proceedings under any Environmental Laws; or (B) a party to any pending material judicial or administrative proceedings or, to the Knowledge of Seller, the subject of any investigations by any Governmental Authority, pursuant to any Environmental Laws;

(vi) none of the following exists at any property or facility currently or, to the Knowledge of Seller, previously owned or operated by the Companies: (A) under or above-ground storage tanks or unlined production pits; (B) asbestos containing material in any form or condition; (C) materials or equipment containing polychlorinated biphenyls; or (D) landfills, surface impoundments, or disposal areas other than permitted disposal wells and associated facilities and equipment operated in material compliance with all applicable Environmental Laws and all Environmental Licenses and Permits;

(vii) to the Knowledge of Seller, there are no facts or circumstances reasonably expected to pose a material liability against the Companies under any applicable Environmental Law;

(viii) none of the Companies has, either expressly or by operation of Law, assumed or undertaken any material liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental Laws;

(ix) the Companies have provided to Buyer copies of all material environmental site assessment reports and compliance audits, whether draft or final, which are in its possession addressing the Company Assets;

(x) the Companies have not received any unresolved written notice, or to the Knowledge of Seller, oral notice, directed to the Companies that any facility or site to which the Companies, either directly or indirectly by a third Person, has sent any Hazardous Substances for storage, treatment, disposal, or other management has been or is being operated in material violation of Environmental Laws, or pursuant to Environmental Laws is identified or, to the Knowledge of Seller, proposed to be identified on any list of contaminated properties or other properties which pursuant to Environmental Laws are the subject of an investigation, cleanup, removal, remediation, or other response action by a Governmental Authority;

(xi) to the Knowledge of Seller, all of the wells located on the Company Assets, have been drilled, completed, and operated in material compliance with applicable Laws, including without limitation applicable Environmental Laws;

(xii) there are no idle wells located on the Company Assets that have been operated by the Companies which have not been plugged or abandoned in accordance with applicable Laws, including without limitation applicable Environmental Laws;

(b) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Environmental Laws” shall mean any and all Laws regulating or imposing liability or standards of conduct concerning public health and safety or pollution or protection of the environment, including surface water, groundwater, ambient air, surface or subsurface soil, or wildlife habitat.

(ii) “Environmental Licenses and Permits” shall mean all Permits required pursuant to applicable Environmental Laws.

(iii) “Hazardous Substances” shall mean any substance, pollutant, contaminant, material, or waste, or combination thereof, regulated or subject to liability under any applicable Environmental Law, gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, hazardous wastes, toxic substances, asbestos, pollutants, or contaminants defined as such in applicable Environmental Laws.

Notwithstanding the generality of any other representations and warranties in this Agreement, the representations and warranties in this Section 3.15 shall be deemed the only representations and warranties in this Agreement with respect to matters relating to Environmental Laws or to liabilities or other obligations arising out of Hazardous Substances.

3.16  Employee Benefit Plans.

(a) Except as set forth on Schedule 3.16(a), neither the Companies nor any ERISA Affiliate, sponsors, maintains, contributes to or has any obligation to maintain, sponsor or contribute to, or has any direct or indirect liability, whether contingent or otherwise, with respect to any material Benefit Plan under which any Business Employee has any present or future right to benefits; the Benefit Plans disclosed on Schedule 3.16(a) being the “Company Benefit Plans.” The Companies have no liability with respect to any Benefit Plan other than the Company Benefit Plans.

(b) The Companies have made available to Buyer correct and complete copies of the following documents with respect to each Company Benefit Plan, to the extent applicable:

(i) any governing plan documents and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto; (ii) the three most recent Forms 5500 and all schedules thereto; (iii) the three most recent audited financial statements; (iv) the most recent determination or opinion letter from the Internal Revenue Service; (v) the most recent summary plan description, any subsequent summary of material modification, and any other written communication to any Business Employees concerning benefits provided under a Company Benefit Plan; (vi) discrimination testing results for the three most recent plan years; and (vii) an accurate written description of each unwritten Company Benefit Plan.

(c) Each Company Benefit Plan has been established and administered in all material respects in compliance with its terms and all applicable Laws. Except as would not have a Material Adverse Effect on the Companies, each Company Benefit Plan that is intended to be qualified under section 401(a) of the Code either (i) has received a favorable determination letter from the Internal Revenue Service regarding such qualification (covering all tax law changes required through the Companies’ most recent submission period under the five-year remedial amendment cycle established by the Internal Revenue Service), or (ii) is adopted on a prototype plan entitled to rely on the opinion letter issued by the Internal Revenue Service as to the qualified status of such plan under Section 401 of the Code to the extent provided in Revenue Procedure 2005-16; and there are no facts or circumstances that would reasonably be expected to cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA, the Code, or any other applicable law.

(d) Other than routine claims for benefits, to the Knowledge of Seller and of the Companies, no Liens, lawsuits or complaints to or by any person or Governmental Authority have been filed against any Company Benefit Plan, the Companies or any other person or party in respect of any Company Benefit Plan and, to the Knowledge of Seller and of the Companies, no such Lien, lawsuit, or complaint is contemplated or threatened with respect to any Company Benefit Plan, except for any of the foregoing that would be material to any of the Companies. No material litigation, administrative or other investigation or proceeding involving any Company Benefit Plan before the Internal Revenue Service, the United States Department of Labor or the Pension Benefit Guaranty Corporation has occurred, is pending or, to the Knowledge of Seller, is threatened.

(e) Neither the Companies nor any ERISA Affiliate maintains, contributes or has any liability, whether contingent or otherwise, with respect to, or has within the preceding six years maintained, contributed to or had any liability, whether contingent or otherwise, with respect to any Benefit Plan that is, or has been (i) subject to Title IV of ERISA or the funding standards of section 412 of the Code; (ii) maintained by more than one employer within the meaning of section 413(c) of the Code; (iii) subject to sections 4063 or 4064 of ERISA; (iv) a “multiemployer plan” as defined in section 3(37) of ERISA; or (v) a “multiple employer welfare arrangement” as defined in section 3(40) of ERISA.

(f) Neither the Companies (including their ERISA Affiliates) nor, to the Knowledge of Seller and of the Companies, any other “party in interest” or “disqualified person” with respect to any Company Benefit Plan has engaged in a non-exempt “prohibited transaction” within the meaning of section 406 of ERISA or section 4975 of the Code involving such Company Benefit Plan that, individually or in the aggregate, could reasonably be expected to subject any of the Companies to a material tax imposed by section 4975 of the Code or a material penalty imposed by section 501 or 502 of ERISA. To the Knowledge of Seller and of the Companies, no fiduciary has any material liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other applicable law in connection with the administration or investment of the assets of any Company Benefit Plan.

(g) All liabilities or expenses of each of the Companies in respect of any Company Benefit Plan (including workers compensation) that have not been paid have been properly accrued on the applicable Company’s most recent Financial Statements in compliance with GAAP. All contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to have been made under the terms of any Company Benefit Plan, or in accordance with applicable law, as of the date hereof have been timely made or reflected on the applicable Company’s Financial Statements in accordance with GAAP.

(h) None of the Companies has any obligation to provide or make available post-employment benefits under any Company Benefit Plan that is a “welfare plan” (as defined in section 3(1) of ERISA) for any Business Employee, except as may be required under Part 6 of Subtitle B of Title I of ERISA and at the sole expense of such individual. There are no reserves, assets, surpluses or prepaid premiums with respect to any Company Benefit Plan that is a welfare plan.

(i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation due, to any Business Employee, (ii) increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits, (iv) result in a non-exempt “prohibited transaction” as defined in section 406 of ERISA or section 4975 of the Code, or (v) result in the payment of any amount that could (alone or in combination with any other payment) constitute an “excess parachute” payment as defined in section 280G(b)(1) of the Code. No Business Employee has or will obtain a right to receive a gross-up payment from any of the Companies with respect to any excise tax that may be imposed upon such individual pursuant to section 409A or 4999 of the Code.

(j) Each Company Benefit Plan that is a “nonqualified deferred compensation plan,” as defined in section 1.409A-1(a) of the Treasury Regulations, and any award thereunder, in each case that is subject to section 409A of the Code, has been operated since January 1, 2005 (i) prior to January 1, 2009, in compliance in all material respects with section 409A of the Code, based upon a good faith, reasonable interpretation of section 409A of the Code and either the final regulations issued thereunder or Internal Revenue Service Notice 2005-1; and (ii) after December 31, 2008, in strict compliance with section 409A of the Code and the final regulations issued thereunder.

(k) The Companies may amend or terminate any Company Benefit Plan (other than an employment Contract or any similar Contract that cannot be amended or terminated without the consent of the other party) at any time without incurring liability thereunder, other than in respect of accrued and vested obligations and medical or welfare claims incurred prior to such amendment or termination.

(l) As of the date hereof, the aggregate amounts outstanding and payable by Parent, Seller and the Companies under the alternative cash award program authorized by the managers of each of Parent and Seller by unanimous written consent dated May 29, 2008, and any such similar program, is set forth on Schedule 3.16(l).

3.17  Employment.  There are no material Proceedings pending or, to the Knowledge of Seller, threatened involving Seller or any of the Companies and any of their respective employees or former employees (with respect to their status as an employee or former employee, as applicable) including any harassment, discrimination, retaliatory act or similar claim. To the Knowledge of Seller, since June 30, 2009, there has been: (a) no new labor union organizing or attempting to organize any employee of Seller or any of the Companies into one or more collective bargaining units with respect to their employment with Seller or any of the Companies; and (b) no labor dispute, or other collective labor action by or with respect to any employees of Seller or any of the Companies is pending or threatened against Seller or any of the Companies. Except as set forth on Schedule 8.1. Neither Seller nor any of the Companies is a party to, or bound by, any collective bargaining agreement or other agreement with any labor organization applicable to the employees of Seller or any of the Companies, other than what has been previously provided for review, and no such new agreement is currently being negotiated. Seller and the Companies are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, including Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not received written notice, or any other form of notice, that there is any material Proceeding involving unfair labor practices against Seller or any of the Companies pending.

3.18  Intellectual Property.

(a) Schedule 3.18(a) sets forth a list of all material Intellectual Property which is owned by or used in connection with the business of the Companies and which has been registered or issued, or for which applications to register or obtain issuance have been filed and are pending anywhere in the world (the “Company Intellectual Property”), an indication of the jurisdictions in which such filings have been made and the status thereof. To the extent indicated in Schedule 3.18(a), such Company Intellectual Property has been duly registered in, filed in or issued by the United States Copyright Office, the United States Patent and Trademark Office or any similar national or local foreign intellectual property authority. Since January 1, 2009, no application or registration for any Company Intellectual Property that is owned by the Companies which is material to the business of the Companies as presently conducted has been finally rejected on the merits of such filing without right to further appeal.

(b) Except as set forth in Schedule 3.18(b):

(i) each of the Companies possesses all right, title and interest in and to the material Company Intellectual Property which it owns, free and clear of any Lien or license other than Permitted Liens, and all material registered patents, trademarks, service marks and copyrights listed in Schedule 3.18(b) are valid and subsisting, in full force and effect, and have not been canceled, expired or abandoned;

(ii) no claims are pending or, to the Knowledge of Seller, threatened, (A) challenging the ownership, enforceability, validity, or use by the Companies of any material Company Intellectual Property, or (B) alleging that the Companies are materially violating, misappropriating or infringing the rights of any Person with regard to any material Company Intellectual Property;

(iii) to the Knowledge of Seller, (A) no Person is infringing the rights of the Companies with respect to any material Company Intellectual Property owned by them and (B) the operation of the business of the Companies as currently conducted does not violate, misappropriate or infringe the Intellectual Property of any other Person; and

(iv) the Companies take and have taken commercially reasonable actions to maintain and preserve all material Company Intellectual Property.

3.19  Material Contracts.

(a) Schedule 3.19(a) sets forth a true and complete list of all the Material Contracts of the Companies that are outstanding or in effect on the date of this Agreement. As used herein, “Material Contracts” means all of the following:

(i) any Contract restricting the ability of an entity or any of its Affiliates to enter into or engage in any line of business or compete with any Person;

(ii) a Contract under which the Companies have incurred Indebtedness or directly or indirectly guaranteed Indebtedness, liabilities or obligations of any other Person (other than inter-company Indebtedness owed among the Companies) that, individually, is in excess of $2,000,000;

(iii) a Contract involving any joint venture or partnership involving a potential annual commitment or annual payment by any of the Companies in excess of $5,000,000 (unless terminable without payment or penalty upon no more than ninety (90) days’ notice);

(iv) the principal Contract (and no ancillary or other related agreements) used to effectuate (A) a material acquisition, divestiture, merger or similar transaction that has not been consummated or that has been consummated since January 1, 2007, but contains representations, covenants, indemnities or other obligations that are still in effect and (B) the 2004 acquisition from Chevron Corporation and the 2006 acquisition from ExxonMobil Corporation;

(v) that imposes any material confidentiality, standstill or similar obligation on the Companies, except for those entered into in the ordinary course of business or in connection with the process to sell the Companies;

(vi) that contains a right of first refusal, first offer or first negotiation, except in the ordinary course of business;

(vii) pursuant to which the Companies have granted any exclusive marketing, sales representative relationship, consignment or distribution right to any third party, except in the ordinary course of business;

(viii) other than leases for Leased Real Property, any Contract or group of related contracts with the same party or group of affiliated parties the performance of which involves consideration in the excess of $5,000,000;

(ix) a Contract involving product sales agreements of material amounts of products that cannot be cancelled by Seller or the Companies upon sixty (60) days notice without penalty to Seller or the Companies;

(x) any material seismic data license or acquisition agreement; and

(xi) a Contract involving any Governmental Authority within the Navajo Nation or Affiliate of the Navajo Nation, including but not limited to that certain Cooperative Agreement effective as of October 22, 2004 between Resolute Natural Resources Company and NNOG, as amended by that certain First Amendment of Cooperative Agreement effective as of October 21, 2005 (the “First Amendment”) (as amended by the First Amendment, the “NNOG Contract”).

(b) Except as set forth in Schedule 3.19(b), none of the Companies is (with or without the lapse of time or the giving of notice, or both) in breach or default of or under any Material Contract and, to the Knowledge of Seller, no other party to any such Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, except for breaches and defaults which would not reasonably be expected to result in a Material Adverse Effect on the Companies. To the Knowledge of Seller, as of the date of this Agreement, except as disclosed in Schedule 3.19(b), none of the Companies has received any written notice of the intention of any Person to terminate any Material Contract. Complete and correct copies of all Material Contracts have been made available to Buyer prior to the date of this Agreement.

3.20  Customers and Suppliers.

(a) Schedule 3.20(a) sets forth a complete list of the five (5) largest customers of the Companies (on a combined basis and by volume of sales to such customers) for the most recent fiscal year (collectively, the “Major Customers”). Except as set forth on Schedule 3.20(a), since December 31, 2008 none of the Major Customers has notified the Companies, in writing or to the Knowledge of Seller, orally, that such Major Customer intends to terminate its relationship with the Companies. The Companies have not received any notice regarding the insolvency of any of the Major Customers.

(b) Since December 31, 2008, none of the Companies’ material suppliers has terminated, or threatened in writing to terminate, its relationship with the Companies.

3.21  Transactions with Affiliates.  Except as set forth herein, including, without limitation, as set forth in ARTICLE VI hereof or as contemplated or as permitted hereby, the Companies have not engaged in any material transaction, outside the ordinary course of business consistent with past practice with Parent or Seller (excluding current or former members of management of the Companies) or their Affiliates (other than the Companies) since December 31, 2008, which was (a) material to the business of the Companies taken as a whole or (b) undertaken in contemplation of a sale of equity interests of the Companies.

3.22  Insurance.  Schedule 3.22 sets forth a correct and complete list of each material insurance policy that is currently in effect which is presently owned or held by the Companies, insuring the products, physical properties, assets, business, operations, employees, or officers and directors of the Companies. All premiums due on such policies have been paid and no notice of cancellation or termination or intent to cancel, in each case which has not been rescinded, has been received in writing by the Companies with respect to any such insurance policy.

3.23  Brokers, Finders, etc.  Except as set forth on Schedule 3.23, none of Seller or the Companies has employed, or is subject to any valid claim of, any broker, finder or sales agent with this Agreement or the transactions contemplated by this Agreement who might be or is entitled to a fee or commission in connection with such transactions.

3.24  Title to the Company Assets.

(a) Defensible Title.  The Companies have Defensible Title in all material respects to the Company Assets, on an individual field or unit basis and when taken as a whole.

(b) Certain Terms.  For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Company Assets” shall mean the following assets of the Companies (subject to the terms and conditions of this Agreement) as follows:

(A) The undivided interests described on Exhibit E in, and all other right, title and interest of the Companies in and to,(i) the estates created by the leases, licenses, permits and other agreements described in Exhibit E (the “Leases”) and the lands described in Exhibit E (the “Lands”), and all rights and interests of the Companies appurtenant thereto, including without limitation the pertinent oil and gas WIs, NRIs, mineral fee interests, oil, gas and mineral deeds, leases and/or subleases, royalties, overriding royalties, leasehold interests, mineral servitudes, production payments and net profits interests, fee mineral interests, surface estates, fee estates, royalty interests, overriding royalty interests or other non-working or carried interests, reversionary rights, farmout and farmin rights, gas storage rights, operating rights, pooled or unitized acreage, and all other rights, privileges and interests in such oil, gas and other minerals (and the production thereof), and other mineral rights of every nature; (ii) all of the Companies’ rights, privileges, benefits and powers conferred upon the holder of the Leases with respect to the use and occupation of the surface of the Lands that may be necessary, convenient or incidental to the possession and enjoyment of the Leases; (iii) all of the Companies’ rights in respect of any pooled, communitized or unitized acreage located in whole or in part within the Lands by virtue of the Leases, including rights to Production from the pool or unit allocated to any Lease being a part thereof, regardless of whether such production is from the Lands, including those units specifically described on Exhibit E, (iv) all rights, options, titles and interests of the Companies granting the Companies the right to obtain, or otherwise earn interests within the Lands no matter how earned; and (v) all of the Companies’ tenements, hereditaments, appurtenances, surface leases, easements, permits, licenses, servitudes, franchises or rights of way;

(B) Identical undivided interests in, and all other right, title and interest of the of the Companies in and to all of the of the Companies’ oil and gas wells, saltwater disposal and water wells, injection wells and underground injection wells (whether or not currently producing), including those specifically described on Exhibit E (the “Wells”) and all of the Companies’ pipelines, flowlines, plants, gathering and processing systems, platforms, buildings, compressors, meters, tanks, machinery, tools, pulling machines, utility lines, and all of the Companies’ personal property, equipment, fixtures and improvements in or on the Lands now or as of the Closing Date appurtenant thereto or used in connection therewith or with the production, treatment, sale or disposal of hydrocarbons or water produced therefrom or attributable thereto and all other appurtenances thereunto belonging, whether or not located on the Leases;

(C) All files, records, documentation and data in the Companies’ possession relating to (or evidencing) the Companies’ ownership or rights in the Company Assets, including all of the Companies’ rights and interests in geological data and records, seismic data, information and analysis, whether in digital or paper format, well logs, well files, geological data, records and maps, land and contract files and records, lease files, production sales agreement files, division and transfer order files, written contracts, title opinions and abstracts, legal records, governmental filings, accounting files, data and records, computer hardware and software, production reports, production logs, core sample reports and maps and other materials (whether electronically stored or otherwise) used or held for use by the Companies regarding ownership of the Company Assets or operations and Production which relate to the Company Assets, and other files, documents and records which relate to the Company Assets;

(D) All of the Companies’ contracts and contractual rights, obligations, title and interests, including all permits, orders, Contracts, hedging Contracts, abstracts of title, leases, deeds, unitization agreements, pooling agreements, operating agreements, farmout agreements, farmin agreements, participation agreements, division of interest statements, division orders, transfer orders, participation agreements, drilling contracts, sales contracts, saltwater disposal agreements and other contracts, agreements and instruments applicable to the Company Assets;

(E) All rights, obligations, title and interests of the Companies Company in and to all easements, rights of way, certificates, licenses, authorizations, permits and similar interests and all other rights, privileges, benefits and powers conferred upon the owner and holder of interests in the Company Assets, or concerning software used in conjunction with ownership or operation of the Company Assets;

(F) The Companies’ rights, title, obligations and interests in or concerning any gas or pipeline imbalances affecting the Company Assets;

(G) All of the Companies’ inventories, oil, gas and production in tanks, in storage below the pipeline connection in tanks or upstream of the sales meter (“line fill”) and inventory attributable to the Company Assets;

(H) All of the Companies’ interests in the equipment used by the Companies for the exploration, production, development, collection, transmission, treatment and storage of oil and natural gas and derivative products; and

(I) All of the Companies’ office equipment, computer equipment, light tables, drafting tables, drafting equipment, office supplies, facsimile machines, pool vehicles and any other equipment or furniture not specifically named herein which is used by the in their day to day operations.

(ii) “Defensible Title” shall mean, with respect to the Company Assets, such title held by the Companies that: (A) entitles any of the Companies to receive and retain, without reduction, suspension or termination, not less than the corresponding NRI set forth on Exhibit E for any such Company Asset and a like share of all hydrocarbons produced, saved and marketed from the Company Assets throughout the productive life thereof, except as set forth on Exhibit E; (B) obligates any of the Companies to bear not more than that percentage of costs and expenses relating to the maintenance, development and operation of the WI as set forth on Exhibit E and a like share thereof, without a corresponding increase in the associated WI, except as set forth on Exhibit E; and (C) is free and clear of all liens, mortgages, security interests, encumbrances, burdens and claims of any kind, except for Permitted Encumbrances and Permitted Liens.

(iii) “Permitted Encumbrances” shall mean:

(A) Royalties, overriding royalties, reversionary interests and similar burdens if the net cumulative effect of such burdens does not operate to reduce the NRI of any Company Asset to less than the NRI set forth on Exhibit E or increase the WI of any Company Asset to more than the WI set forth on Exhibit E;

(B) Division orders and sales contracts terminable without penalty upon no more than thirty (30) days’ notice to Buyer;

(C) Easements, rights of way, servitudes, permits, surface leases, conditions, covenants, exceptions, reservations, surface use restrictions and other surface uses and impediments on, over or in respect to any of the Company Assets that do not, taken as a whole, materially interfere with the operation, value or use of the Company Assets;

(D) Liens relating to the Company Assets securing payments to landlords, operators, mechanics and materialmen and encumbrances securing payment of taxes or assessments that are incident to the exploration, development, operation and maintenance of the Company Assets, are not delinquent or which are being contested in good faith by appropriate action and for which Buyer is notified in writing before the Closing Date or adequate reserves have been maintained in accordance with GAAP;

(E) all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of the applicable Company Asset if the same are customarily obtained subsequent to the sale or conveyance and have been properly obtained in connection with all prior sales and conveyances;

(F) conventional rights of reassignment obligating the any of the Companies to reassign its interest in any portion of the Company Assets to a third party in the event it intends to release or abandon such Company Assets prior to the expiration of the primary term or other termination of such Company Assets;

(G) rights reserved to or vested in any Governmental Authority to control or regulate any of the Company Assets in any manner, and all applicable laws, rules, and orders of governmental authority, so long as the foregoing do not interfere in any material respect with the operation of the portion of the Company Assets burdened thereby;

(H) encumbrances relating to the Company Assets that arise under operating agreements to secure payment of amounts not yet delinquent and are of a type and nature customary in the oil and gas industry;

(I) NNOG options under the NNOG Contract; and

(J) all other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Company Assets that do not (or would not upon foreclosure or other enforcement) reduce the NRI set forth in Exhibit E nor prevent the receipt of proceeds of production therefrom, nor increase the share of costs above the WI set forth in Exhibit E nor are of such type as would reasonably be expected to materially to interfere with or detract from the ownership, operation, value or use of the Company Assets.

(iv) “NRI” shall mean the decimal net revenue interest in oil and gas production from a Company Asset as set forth on Exhibit E.

(v) “WI” shall mean a working interest under an oil and gas lease or other Contract affecting a Company Asset which shall reflect the decimal interest for participation in the decisions, costs and risks concerning operations, as set forth on Exhibit E.

(c) Preferential Purchase Rights and Consents to Assign.  There are no preferential rights to purchase or rights to consent to assignment or similar agreements applicable to the Company Assets which will be triggered by the transactions contemplated by this Agreement or such waivers or consents have been obtained prior to the Closing from the appropriate parties or the appropriate time period for asserting the right has expired prior to the Closing without an exercise of the rights.

3.25  Leases.  (a)(i) Other than implied covenants, there are no contractual obligations to engage in continuous development operations in order to maintain any lease set forth on Exhibit E or (ii) there are no provisions applicable to any such lease that increases the royalty percentage of the lessor thereunder (other than sliding scale royalties under federal leases); and (b) such leases do not have terms (other than primary terms) fixed by a certain number of years.

3.26  Wells/Projects in Progress.  Schedule 3.26 sets forth a list and description of all wells and other capital projects in progress or that have been proposed as of the date of this Agreement through December 31, 2009 and associated costs or estimates thereof to the extent such costs or estimates could exceed $500,000 per well or project net to the applicable Companies’ interest. Except as set forth on Schedule 3.26, there are no wells included in the Company Assets that (a) any Companies, or to the Knowledge of Seller or the knowledge of Companies, a third party operator, is obligated by law or contract to currently plug and abandon or (b) are subject to exceptions to a requirement to plug and abandon issued by a governmental authority.

3.27  Expenditure Obligations.  Except as set forth on Schedule 3.27, the Companies have not executed and are not otherwise contractually bound by any authority for expenditure with respect to any of the Company Assets under any operating agreement, unit operating agreement, farmout or farmin agreement, pooling agreement, pooling designation, exploration agreement, participation agreement, transportation and gathering agreement, rig contract, pipe or other supply contract, area of mutual interest agreement, production sales agreement, marketing and processing agreement, contract or agreement to which any of the Companies is a named party that evidences an obligation to pay the deferred purchase price of property or services or other similar agreements (collectively, the “Significant Contracts”) that will obligate any of the Companies to pay, after the Closing, more than $500,000 for a single project, operation or expenditure. Except as set forth on Schedule 3.27, with respect to authorizations for expenditure relating to any of the Company Assets which obligate any of the Companies to pay more than $500,000 for a single project, operation or expenditure: (a) there are no outstanding calls under such authorizations for expenditures for payments which are due or which any of the Companies has committed to make which have not been made; (b) there are no material operations with respect to which any of the Companies has become a non-consenting party where the effect of such non-consent is not disclosed on Schedule 3.27; and (c) there are no commitments for the expenditures of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent. The Significant Contracts and the Leases are in full force and effect and have not been modified or amended in any material respect, and none of the Companies is in default thereunder. Prior to the execution of this Agreement, the Companies furnished to Buyer true and complete copies of each Significant Contract and all amendments thereto.

3.28  No Claims Affecting the Company Assets.  No Proceeding is pending or, to the Knowledge of Seller or the knowledge of the Companies, threatened against the Companies relating to, resulting from or affecting the ownership or operation of the Company Assets. No notice from any Governmental Authority or any other person (including employees) has been received by Seller or any Companies as to any material claim, demand, filing, hearing, notice of violation, proceeding, notice or demand letter, relating to, resulting from or affecting the ownership or operation of the Company Assets or the Significant Contracts, claiming any material violation of any law, statute, rule, regulation, ordinance, order, decision or decree of any Governmental Authority (including, without limitation, any such law, rule, regulation, ordinance, order, decision or decree concerning the conservation of natural resources) or claiming any breach of contract or agreement with any third party.

3.29  Payout.  The material payout balances with respect to any of the Company Assets operated by the Companies that are subject to future change on account of reversionary interests, non-consent penalties or similar agreements or arrangements are set forth on Schedule 3.29 and are correct as of the dates shown on such statements.

3.30  Absence of Certain Changes Regarding the Company Assets.  Since the Balance Sheet Date, each of the Companies:

(a) has maintained and operated each of the Company Assets operated by them as a reasonably prudent operator consistent in all material respects with prevailing oil and gas industry practice;

(b) has used reasonable efforts consistent with past practice to cause each of the Company Assets not operated by any of the Companies to be maintained and operated in a good and workmanlike manner and in substantially the same manner as theretofore operated;

(c) has paid timely its share of all material costs and expenses attributable to the Company Assets, except for such material costs and expenses that it was contesting in good faith by appropriate action;

(d) has performed all material accounting, royalty disbursement and reporting requirements, as applicable, related thereto for all oil, natural gas, coalbed methane gas, condensate, natural gas liquids, and other hydrocarbons or products produced from or attributable to the Company Assets; and

(e) has not agreed, whether in writing or otherwise, to take any action inconsistent with the provisions described in this Section 3.30.

3.31  Gas Imbalances.  To the Knowledge of Seller, as of December 31, 2008, the gas imbalances set forth on Schedule 3.31 are the only material gas imbalances that exist with respect to the Company Assets.

3.32  Royalty Payments.  Except as set forth on Schedule 3.32, all material landowner royalty, overriding royalty, net profit interests, production payments and similar payments and other oil and gas leasehold payments (collectively, “Royalty Payments”) which are payable by any of the Companies, have been properly calculated and paid in a timely manner. The Companies have not received a notice of material non-payment or underpayment of any Royalty Payments. Except as set forth on Schedule 3.32, there are no royalty suspense accounts maintained by the Companies with respect to the Company Assets. Neither the Companies, nor to the Knowledge of Seller or the knowledge of the Companies, any other party, is under material default under any Lease, and the Leases identified on Exhibit E are valid and subsisting oil and gas leases and are currently in full force and effect.

3.33  Licenses and Permits.  To the Knowledge of Seller and the Companies each third party operator of the Company Assets has obtained and is in compliance in all material respects with all material licenses, permits, contracts and agreements relating to the Company Assets that are required to be obtained by it. To the Knowledge of Seller and the Companies, (a) all such licenses, permits, contracts and agreements are in full force and effect and (b) no material violations exist under such licenses, permits, contracts and agreements. The Companies are in compliance in all material respects with all laws, rules and regulations of federal, state or local entities, which have jurisdiction over the Companies, or the Company Assets. The Companies have been and are in material compliance, and to the Knowledge of Seller and the knowledge of the Companies, each third party operator of the Company Assets are in compliance in all material respects, under all environmental laws.

3.34  Reserve Report Information.

(a) Seller has made available to Buyer the report dated December 31, 2008 (the “Report Date”) prepared by Seller and audited by the independent petroleum engineering firm of Netherland Sewell & Associates, Inc. (the “Reserve Engineer”) with respect to certain properties of the Contributed Properties Subsidiaries as of December 31, 2008 (the “Reserve Report”). The Reserve Report is the latest reserve report available to Seller relating to the Companies’ reserves of oil and gas attributable to the Company Assets (collectively, the “Evaluated Properties”). The Reserve Report includes projections of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect to the Evaluated Properties as of such date, based upon the pricing assumptions consistent with common industry practice at that time; provided, however, such projections are estimates only and may prove to be wrong. To the Knowledge of Seller, the Companies have provided no false or misleading information to and has not withheld any material information from the Reserve Engineer with respect to the audit of the Reserve Report. To the Knowledge of Seller, the Companies have provided the Reserve Engineer with complete and accurate historical data regarding the Evaluated Properties in all material respects. The preliminary information currently available for an updated reserve report being prepared, and all material components of which have been provided to Buyer, indicates significant changes as of June 30, 2009 from the Reserve Report, and to the Knowledge of Seller, as of the date hereof, no material changes to such preliminary information have been made or are pending.

(b) The WI and NRI amounts for the Company Assets set forth on Exhibit E (the “Scheduled Interests”) conform to the corresponding interests set forth in the Reserve Report (the “Reserve Report Interests”), except as would not have an material adverse effect on the aggregate valuation of such Scheduled Interests; provided, however, that in determining such effect, if any (the “Discrepancy Amount”), the aggregate decrease in allocated value of the Scheduled Interests resulting from any of the Scheduled Interests being less than the corresponding Reserve Report Interests shall be reduced by the total aggregate increase in such allocated values resulting from any of the Scheduled Interests being greater than the corresponding Reserve Report Interests, but in no event shall the Discrepancy Amount be less than zero.

3.35  NNOG Contract.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) constitute a “Sale” under the NNOG Contract and (b) result in any termination, change, modification or disruption of any rights, privileges, obligations, liabilities or otherwise under the NNOG Contract. As of the date hereof, the options to purchase the Aneth Assets and the Exxon Assets (each as defined in the NNOG Contract) set forth in Section 3.01 of the NNOG Contract and Section 3.01 of the First Amendment, respectively, have not vested and are not currently exercisable.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows and except as set forth in the Schedules hereto, and except as disclosed in the Buyer SEC Documents:

4.1  Due Organization and Power.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder. Buyer has heretofore made available to Seller true and complete copies of its certificate of incorporation and bylaws as currently in effect (the “Buyer Organizational Documents”). Buyer is not in violation of any of the provisions of the Buyer Organizational Documents. This transaction is an “Initial Business Combination” within the meaning of the Buyer

Organizational Documents and there is no obligation under the Buyer Organizational Documents that Buyer liquidate or dissolve prior to September 28, 2009 as a result of Buyer’s execution and delivery of this Agreement.

4.2  Authorization and Validity of Agreement.

(a) The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by the board of directors of Buyer, and no other corporate action on the part of Buyer is or will be necessary for the execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby, except for the Buyer Stockholder Approval. This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting creditors’ rights generally and by general equity principles.

(b) The affirmative vote of a majority of the IPO Shares voted at a duly held stockholders meeting (the “Buyer Stockholder Meeting”) to approve the Initial Business Combination and Charter Amendment contemplated by this Agreement is the only vote of any of Buyer’s capital stock necessary in connection with the consummation of the Closing; provided that holders of more than thirty percent (30%) (minus one share) of the IPO Shares do not vote against the consummation of the transactions contemplated by this Agreement and exercise their rights to convert their IPO Shares into cash from the Trust Account in accordance with the provisions of Section 9.3 of Article IX of Buyer Certificate of Incorporation (the “Buyer Stockholder Approval”); provided, further, Buyer must also receive the consent of the holders of Public Warrants exercisable for a majority of the shares of Buyer Common Stock issuable on exercise of all outstanding Public Warrants to the Warrant Agreement Amendment in order to consummate the transactions contemplated hereby (the “Warrant Amendment Approval”).

(c) At a meeting duly called and held, Buyer’s board of directors (including any required committee or subgroup of Buyer’s board of directors) has: (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Buyer’s stockholders; (ii) approved and adopted this Agreement and the transactions contemplated hereby; (iii) determined that the fair market value of the Companies are equal to at least 80% of the initial amount held in Buyer’s Trust Account excluding underwriters’ deferred commission; and (iv) resolved to recommend to stockholders adoption of this Agreement.

(d) Subject to receipt of the Buyer Stockholder Approval, the Charter Amendment, when filed with the Delaware Secretary of State, will be effective in modifying Article II of Buyer Certificate of Incorporation such that consummation of the transactions contemplated hereby will not constitute a violation of such Article II.

4.3  No Conflict.  Except as set forth on Schedule 4.3 and except for any consent, approval, filing with or notice that would not, if not given or made, or any violation, conflict, breach, termination, default or acceleration which does not, materially impair the ability of Buyer to consummate the transactions contemplated hereby, the execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby:

(a) will not violate any provision of Law, order, judgment or decree applicable to Buyer;

(b) will not require any consent or approval of, or filing or notice to, any Governmental Authority under any provision of Law applicable to Buyer, except for any applicable requirements of the HSR Act and any other applicable antitrust or competition laws outside the United States, and except for any consent, approval, filing or notice requirements which become applicable solely as a result of the specific regulatory status of Seller or the Companies or which Seller, the Companies or any of their respective Affiliates are otherwise required to obtain;

(c) will not violate any provision of the Buyer Organizational Documents after giving effect to the Charter Amendment; and

(d) except for the Warrant Amendment Approval, will not require any consent or approval under, and will not conflict with, or result in the breach or termination of, or constitute a default under, or result in the acceleration of the performance by Buyer under, any material indenture, mortgage, deed of trust, lease, license, franchise, contract, agreement or other instrument to which Buyer is a party or by which it or any of its assets is bound.

4.4  Capitalization.

(a) The authorized capital stock of Buyer consists of (i) 225,000,000 shares of Buyer Common Stock and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share. As of the date of this Agreement, there were outstanding 69,000,000 shares of Buyer Common Stock (some of which may be held in units which consist of one share of Buyer Common Stock and one Buyer Warrant to purchase one share of Buyer Common Stock), no shares of preferred stock, 76,000,000 Buyer Warrants (some of which may be held in units which consist of one share of Buyer Common Stock and one Buyer Warrant to purchase one share of Buyer Common Stock) entitling the holder to purchase one share of Buyer Common Stock per warrant, and no employee stock options to purchase Buyer Common Stock. All outstanding shares of capital stock of Buyer have been duly authorized, validly issued, are fully paid and nonassessable, and were not issued in violation of any preemptive or other similar right.

(b) Except as set forth in this Section 4.4 and the Buyer SEC Documents filed prior to the date of this Agreement, there are no outstanding: (i) shares of capital stock or voting securities of Buyer; (ii) securities of Buyer convertible into or exchangeable for shares of capital stock or voting securities of Buyer; or (iii) options or other rights to acquire from Buyer or other obligation of Buyer to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Buyer. Except as set forth in the Buyer SEC Documents, there are no outstanding obligations of Buyer to repurchase, redeem or otherwise acquire any of the securities referred to in clause (i), (ii) or (iii) above.

(c) Buyer Common Stock is quoted on NYSE Amex. There is no action or proceeding pending except as disclosed in Buyer SEC Documents or, to Buyer’s knowledge, threatened against Buyer by NYSE Amex with respect to any intention by such entity to prohibit or terminate the quotation of such securities thereon.

(d) All of the outstanding Buyer Common Stock and Buyer Warrants have been duly authorized and issued in compliance in all material respects with all requirements of Buyer Certificate of Incorporation and all Laws applicable to Buyer, Buyer Common Stock and Buyer Warrants.

(e) Except as contemplated by this Agreement and as set forth in Schedule 4.4, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other understandings to which Buyer is a party or by which Buyer is bound with respect to Buyer Common Stock and Buyer Warrants.

(f) Except as disclosed in Buyer SEC Documents filed prior to the date of this Agreement, as a result of the consummation of this transaction, no shares of capital stock, warrants, options or other securities of Buyer are issuable and no rights in connection with any shares, warrants, rights, options or other securities or Buyer accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(g) Buyer does not have any subsidiaries.

4.5  Buyer SEC Documents; Financial Statements.

(a) As of its filing date, each Buyer SEC Document complied, and each such Buyer SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be.

(b) As of its filing date, each Buyer SEC Document filed pursuant to the Exchange Act did not, and each such Buyer SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c) Each Buyer SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Buyer has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. To the extent required, Buyer (i) has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information is made known to the management to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Buyer SEC Documents and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to its auditors and the audit committee of its board of directors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect its ability to record, process, summarize and report financial data and have disclosed to its auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls.

(e) Each of the audited and unaudited financial statements (including any related notes) included in the Buyer SEC Documents (the “Buyer Financial Statements”), when filed, complied in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and, when filed, fairly presented the financial position of Buyer at the respective date thereof and the results of its operations and cash flows for the periods indicated.

(f) There are no outstanding loans or other extensions of credit made by Buyer to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Buyer. Buyer has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

4.6  [Reserved]

4.7  Absence of Material Adverse Change.  Except as otherwise contemplated by this Agreement, since December 31, 2008, the business of Buyer has been conducted only in the ordinary course consistent with past practice, and there have not been any Material Adverse Effect on Buyer.

4.8  Absence of Undisclosed Liabilities.  Buyer has no obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due) which would be required to be set forth on a balance sheet prepared in accordance with GAAP, except: (a) liabilities incurred in the ordinary course of business consistent with past practice; (b) liabilities reflected on the balance sheet of Buyer at December 31, 2008 or the notes thereto, included in the Buyer Financial Statements; (c) immaterial liabilities; (d) liabilities disclosed in the Schedules hereto; (e) liabilities incurred in connection with the transactions contemplated hereby; and (f) obligations and liabilities otherwise expressly disclosed (or within any materiality threshold contained in any other representation) in this Agreement (including the Schedules hereto). Buyer has no obligation to make any payment to officers or directors as a result of the transactions contemplated hereby other than as set forth herein or as disclosed in the Buyer SEC Documents.

4.9  Tax Matters.

(a) Returns Filed and Taxes Paid.  (i) All material Returns required to be filed by or on behalf of Buyer (“Buyer Returns”) have been duly filed on a timely basis and all such returns are complete and correct in all material respects; (ii) all material Taxes shown to be payable on the Buyer Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis and no other material Taxes are payable by Buyer with respect to items or periods covered by such Buyer Returns or with respect to any period prior to the date of this Agreement; (iii) Buyer has withheld and paid over all material Taxes required to have been withheld and paid over, and complied with all information reporting requirements, including maintenance of required records with respect thereto, in connection with material amounts paid or owing to any employee, creditor, independent contractor or other third party for all periods for which the statute of limitations has not expired; and (iv) there are no material liens on any of the assets of Buyer with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that Buyer is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.

(b) Tax Deficiencies; Audits; Statutes of Limitations.  Except in the case of audits, actions or proceedings for which appropriate reserves have been established on the Buyer Financial Statements in accordance with GAAP: (i) there is no audit by a governmental or taxing authority in process or pending with respect to any material Returns of Buyer; (ii) no deficiencies have been asserted, in writing, with respect to any material Taxes of Buyer and Buyer has not received written notice that it has not filed a material Return or paid material Taxes required to be filed or paid by it; and (iii) Buyer is not party to any action or proceeding for assessment or collection of any material Taxes, nor has such event been asserted, in writing against Buyer or any of its assets.

4.10  Legal Proceedings.  Except as set forth on Schedule 4.10, there are no Proceedings or orders pending or, to the knowledge of Buyer, threatened against or affecting Buyer or any of its Affiliates at law or in equity, or before or by any Governmental Authority.

4.11  Material Contracts.

(a) Except as set forth in the Buyer SEC Documents filed prior to the date of this Agreement, there are no Contracts or obligations (including outstanding offers or proposals) of any kind, whether written or oral, to which Buyer is a party or by or to which any of the properties or assets of Buyer may be bound, subject or affected without penalty or cost, which either (i) creates or imposes a liability greater than $5,000,000 or (ii) may not be cancelled by Buyer on thirty (30) days’ or less prior notice (the “Buyer Contracts”). All Buyer Contracts are listed in Schedule 4.11(a), other than this Agreement, those contemplated by this Agreement and those that are exhibits to the Buyer SEC Documents filed prior to the date of this Agreement.

(b) Buyer is not (with or without the lapse of time or the giving of notice, or both) in breach or default of or under any material Buyer Contract and, to the knowledge of Buyer, no other party to any such currently-existing Buyer Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. To the knowledge of Buyer, as of the date of this Agreement, except as disclosed in Schedule 4.11(b), Buyer has not received any written notice of the intention of any Person to terminate any Buyer Contract. Complete and correct copies of all Buyer Contracts have been made available to Seller.

(c) Buyer has terminated the Graham Agreement in its entirety and no party to the Graham Agreement, nor any party hereto or any of its Affiliates has or will have any liability or obligation to the parties under the Graham Agreement (except as expressly provided in Section 6.1(d) of the Graham Agreement).

4.12  Transactions with Affiliates.  Except as set forth in the Buyer Financial Statements or Buyer SEC Documents filed prior to the date of this Agreement, Buyer has not (a) engaged in any material transaction, contract, agreement or transaction with any other Person of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and the Exchange Act and (b) provided loans to any of its employees, officers or directors, or any of its Affiliates.

4.13  Brokers, Finders, etc.  Except as set forth in Schedule 4.13, Buyer has not employed, nor is subject to the valid claim of, any broker, finder, or sales agent in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission from Buyer, Seller or any of their respective Subsidiaries in connection with such transactions.

4.14  Trust Account.

(a) As of the date hereof and at the Closing Date, Buyer has and will have no less than $538,715,841 invested in United States Government securities or in money market funds meeting certain conditions under

Rule 2a-7 promulgated under the Investment Company Act of 1940 in the Trust Account, less: such amounts, if any (i) as Buyer is required to pay to Public Stockholders who elect to have their shares converted to cash in accordance with the provisions of Section 9.3 of Article IX of the Buyer Certificate of Incorporation; (ii) necessary to pay the Aggregate Cash Consideration to holders of Public Warrants as contemplated herein and by the Warrant Amendment Agreement; (iii) used as payment to purchase Buyer Common Stock from Public Stockholders as permitted by Section 6.4(a)(ii); and (iv) to pay Buyer’s aggregate costs, fees and expenses incurred in connection with the consummation of an Initial Business Combination (including deferred underwriting commissions).

(b) Effective as of the Closing Date, the obligations of Buyer to dissolve or liquidate within the specified time period contained in the Buyer Certificate of Incorporation will terminate, and effective as of the Closing Date Buyer shall have no obligation, other than as contemplated by this Agreement, to dissolve and liquidate the assets of Buyer by reason of the consummation of the Closing, and following the Closing Date no Public Stockholder shall be entitled to receive any amount from the Trust Account except as contemplated by clauses (i), (ii) or (iii) of Section 4.14(a).

ARTICLE V
REPRESENTATIONS AND WARRANTIES GENERALLY

5.1  Representations and Warranties of the Parties.  Each party hereto represents and warrants to the other that it is the explicit intent of each party hereto that, except for the express representations and warranties contained in ARTICLE II and ARTICLE III, Parent, Seller and its Affiliates are making no representation or warranty whatsoever, express or implied, including, but not limited to, any implied warranty or representation as to condition, merchantability or suitability as to any of the properties or assets of the Companies. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations provided or addressed to Buyer are not and shall not be deemed to be or to include representations or warranties of Parent, Seller or any of their Affiliates.

5.2  Survival of Representations and Warranties.  The respective representations and warranties made by Parent, Seller and Buyer contained in ARTICLE II, ARTICLE III, ARTICLE IV this ARTICLE IV and Section 9.3(e) shall expire and be terminated and extinguished at the Closing and shall not survive the Closing, and no party shall have any liability or obligation in connection with any such representation or warranty following the Closing.

5.3  Schedules.  Disclosure of any fact or item in any Schedule hereto shall, should the relevance of the fact or item or its contents to any other paragraph or section be reasonably apparent, be deemed to be disclosed with respect to that other paragraph or section whether or not a specific cross-reference appears. Disclosure of any fact or item in any Schedule hereto shall not necessarily mean that such item or fact individually is material to the business or financial condition of (a) any of Seller or the Companies individually or of the Companies taken as a whole or (b) Buyer.

ARTICLE VI
COVENANTS

6.1  Access; Information and Records; Confidentiality.

(a) Prior to the Closing Date, or, if earlier, the date this Agreement is terminated pursuant to Section 9.1, each of Parent, Aneth, IPO Corp., Merger Sub and Seller, on the one hand, and Buyer, on the other hand, shall, and shall cause their respective Subsidiaries to, permit the other party and its authorized agents or representatives, including independent accountants, to have access to the properties, books and records of such party during normal business hours to review information and documentation relative to the properties, books, contracts, commitments and other records of such party as may reasonably be requested; provided, that such investigation shall only be upon reasonable notice and shall not disrupt personnel and operations of the business and shall be at such party’s sole cost and expense; provided, further, that neither party, nor any of its

Affiliates or representatives, shall conduct any environmental site assessment without prior consultation with the other party and without ongoing consultation with respect to any such activity, although it being understood that neither party shall unreasonably limit the conduct of such activity (it being further understood and agreed that in no event shall any subsurface investigation or testing of any environmental media be conducted beyond that conducted as part of a phase I environmental site assessment pursuant to ASTM E-1527-05). All requests for access to the offices, properties, books and records of each party shall be made to such party or such representatives each party shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. It is further agreed that neither party nor its representatives shall contact any of the employees, customers, suppliers, parties that have business relationships with or are joint venture partners of the other party or any of their respective Affiliates in connection with the transactions contemplated hereby, whether in person or by telephone, mail (electronic or otherwise) or any other means of communication, without the specific prior authorization of such other party and may only otherwise contact such Persons in the ordinary course of business. Any access to the offices, properties, books and records of each party shall be subject to the following additional limitations: (i) such access shall not violate any Law or any agreement to which any party or its Subsidiaries is a party or otherwise expose any party to a material risk of liability; (ii) each party shall give the other party notice of at least two (2) business days before conducting any inspections or communicating with any third party relating to any property of the other party, and such other party or a representative designated by such other party shall have the right to be present when such party or its representatives conduct its or their investigations on such property; (iii) no party or its representatives shall materially damage any property of the other party or any portion thereof without repairing such damage; and (iv) each party shall use its commercially reasonable efforts to conduct all on-site due diligence reviews and all communications with any Person on an expeditious and efficient basis.

(b) At and for five (5) years after the Closing Date, all parties shall, and shall cause their Subsidiaries to, afford Parent and Seller (or their successors) and their representatives, during normal business hours, upon reasonable notice, full access to the books, records, properties and employees of Companies to the extent that such access may be reasonably requested by Parent, Seller or their successors, including in connection with tax matters, financial statements and regulatory reporting obligations; provided, however, that nothing in this Agreement shall limit Parent’s and Seller’s rights of discovery.

(c) Seller agrees to hold all the books and records of the Companies existing on the Closing Date and not to destroy or dispose of any thereof for a period of ten (10) years from the Closing Date or such longer time as may be required by Law.

(d) Each party will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement dated July 31, 2009 the (“Confidentiality Agreement”), between Buyer and Seller.

6.2  Conduct of the Business of IPO Corp., Merger Sub and the Companies Prior to the Closing Date.

(a) Each of Seller, IPO Corp., Merger Sub and Aneth agrees that, except as permitted, required or specifically contemplated by this Agreement and those actions contemplated on Schedule 6.2 or in this ARTICLE VI or expenditures disclosed in Sections 3.26 and 3.27, or as otherwise consented to or approved in writing by Buyer, which consent shall not be unreasonably withheld or delayed, during the period commencing on the date hereof and ending at the Closing Date:

(i) the businesses of IPO Corp., Merger Sub and the Companies shall be conducted only in the ordinary course of business;

(ii) except as required pursuant to Section 1.9, neither IPO Corp., Merger Sub, Aneth, Seller nor any Companies shall (A) amend its operating agreement, certificate of incorporation or bylaws, as applicable, or (B) (1) issue, deliver or sell, redeem or authorize the issuance, delivery, redemption or sale of, any equity interests of such entity, or (2) amend (including, but not limited to, by way of a split, subdivision, combination or other reorganization) any term of any outstanding equity interests of such entities;

(iii) neither Seller, Merger Sub, Aneth nor IPO Corp. shall (A) issue, deliver or sell, or authorize the issuance, delivery or sale of, any capital stock or other equity securities of the Companies, Merger Sub or IPO Corp., or (B) amend any term of any capital stock or other equity securities of the Companies, Merger Sub or IPO Corp., respectively, (in each case, whether by merger, consolidation or otherwise);

(iv) the Companies will use their commercially reasonable efforts to preserve intact their business organization, to keep available the services of their present officers and key employees (as determined by the Companies), and to preserve the goodwill of those having business relationships with them;

(v) none of IPO Corp., Merger Sub or the Companies shall declare, set aside or pay any dividend or distribution or other capital return in respect of its equity interests except in respect of any dividends, distributions or returns paid from one of the Companies to another Company;

(vi) none of the Companies shall, except as required or permitted by GAAP, materially change any accounting methods, principles or practices;

(vii) none of IPO, Merger Sub or the Companies shall, except in the ordinary course of business, enter into, terminate or materially modify any Material Contract or any Contract that would be a Material Contract if in existence on the date hereof, except for forbearance agreements, waivers or amendments of or related to the Credit Agreements, in each case that would not reasonably be expected to have a Material Adverse Effect on IPO Corp., and its Subsidiaries as of Closing;

(viii) none of IPO Corp., Merger Sub or the Companies shall acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the equity interests or assets of, or otherwise acquire, whether in a single transaction or series of related transactions, any material business of any corporation, partnership, association or other business organization or division thereof;

(ix) none of IPO Corp., Merger Sub or the Companies shall: (A) make or grant any bonus or any wage or salary increase to any employee or group of employees (other than in the ordinary course of business consistent with past practice, or as required pursuant to any existing Benefit Plans or any existing Collective Bargaining Agreement); (B) materially amend or terminate any existing employee benefit plan or arrangement or adopt any new Benefit Plan (except to the extent reasonably necessary to avoid the imposition of additional taxes under section 409A of the Code or otherwise reasonably necessary to comply with applicable Law); (C) pay or agree to pay any pension, retirement allowance or other employee benefit not contemplated by any existing Benefit Plan or employment agreement to any officer or employee, whether past or present, other than in the ordinary course of business consistent with past practice; (D) enter into, adopt or amend any bonus, severance or retirement Contract, or any employment Contract with a non-executive officer, other than in the ordinary course of business, consistent with past practices or as required by law, including Section 409A of the Code; or (E) enter into, adopt or amend any employment Contract with an executive officer, other than in the ordinary course of business;

(x) none of IPO Corp., Merger Sub or the Companies shall make any loans, advances, capital commitments or guarantees for the benefit of, any Person (other than its Subsidiaries and other than as permitted by clause (iv) above), in excess of $5,000,000 individually or $10,000,000 in the aggregate (other than loans or advances made to employees in the ordinary course of business and for which the Companies are entitled to repayment);

(xi) none of IPO Corp., Merger Sub or the Companies shall create, incur or assume any debt in excess of an aggregate of $5,000,000;

(xii) none of IPO Corp., Merger Sub or the Companies shall make any capital expenditures in excess of $2,000,000, individually or $5,000,000 in the aggregate;

(xiii) none of IPO Corp., Merger Sub or the Companies shall cancel any third party indebtedness in excess of $5,000,000 in the aggregate owed to the Companies;

(xiv) none of IPO Corp., Merger Sub or the Companies shall make any forward purchase commitment in excess of the requirements of the Companies for normal operating purposes or at prices higher than the current market prices;

(xv) none of IPO Corp., Merger Sub or the Companies shall implement any layoff of employees that would implicate the Worker Adjustment and Retraining Notification Act of 1988;

(xvi) none of IPO Corp., Merger Sub or the Companies shall settle or compromise any Proceeding if the amount of such settlement exceeds $5,000,000 or will not be paid in full prior to the Closing or which settlement or compromise would reasonably be expected to have a continuing adverse impact on the business of Companies after the Closing;

(xvii) the Companies shall not make or change any material Tax election;

(xviii) the Companies shall not change any annual accounting period;

(xix) the Companies shall not adopt or change any accounting method with respect to Taxes;

(xx) the Companies shall not surrender any material right to claim a refund of Taxes;

(xxi) the Companies shall not file any material amended Tax Return;

(xxii) the Companies shall not settle or compromise any Proceeding with respect to any material Tax claim or assessment relating to the Companies;

(xxiii) the Companies shall not consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Companies; and

(xxiv) neither IPO Corp., Merger Sub, Seller, Aneth nor any of their respective Subsidiaries shall agree with any third party, whether in writing or otherwise, to do any of the foregoing.

(b) Seller agrees to, and shall cause the Companies to, make capital expenditures in the ordinary course of business consistent with past practice or as disclosed in Sections 3.26 and 3.27.

(c) Neither IPO Corp., Merger Sub, Aneth nor Seller shall, during the period commencing on the date hereof and ending at the Closing Date, undertake any other action that would be reasonably likely to materially adversely impede consummation of the transactions contemplated hereby.

6.3  Company Assets.  Subject to the terms of applicable operating and other existing agreements, each of Seller, Aneth and IPO Corp. agrees, except as described below or as otherwise consented to or approved in writing by Buyer, which consent shall not be unreasonably withheld, during the period commencing on the date hereof and ending at the Closing Date, Seller and IPO Corp. shall, and shall cause the Companies to, manage the Company Assets as follows:

(a) Disposal of Company Assets. None of the Companies shall: (i) except as set forth on Schedule 6.2, act in any manner with respect to the Company Assets other than in the normal, usual and customary manner, consistent with prior practice; (ii) except as set forth on Schedule 6.2, sell or otherwise dispose of, encumber or relinquish any of the Company Assets, except for Permitted Encumbrances or the sale of hydrocarbons in the ordinary course of business; or (iii) waive, compromise or settle any material right or claim with respect to any of the Company Assets.

(b) Preservation of Company Assets. The Companies shall use commercially reasonable efforts to preserve in full force and effect, and perform and comply in all material respects with all of their respective obligations under, all leases, operating agreements, easements, rights-of-way, permits, licenses, Contracts and other agreements which relate to the Company Assets and shall perform and comply with its obligations in or under any such agreement relating to such Company Assets as a reasonable and prudent operator. Seller shall give prompt written notice to Buyer of any notice of default (or threat of default, whether disputed or denied) received or given by it or the Companies under any instrument or agreement affecting the Company Assets in any material respect to which any of the Companies is a party or by which the Companies or any Company Assets are bound.

(c) Maintenance of Equipment and Insurance. The Companies shall maintain all material and equipment within the Company Assets in accordance with customary industry operating practices and procedures in all material respects. The Companies shall maintain all insurance listed on Schedule 3.22.

(d) Operations. Except for operations in the ordinary course of business, permitted by Section 6.2 or disclosed in Sections 3.26 and 3.27, none of the Companies shall agree to participate in any reworking, deepening, drilling, completion, recompletion, equipping or other operation or capital or workover expenditure with respect to the Company Assets, if such operation might reasonably be expected to require expenditures by the Companies in excess of $1,000,000 individually or $3,000,000 in the aggregate, without Buyer’s prior written consent (which consent may be withheld in Buyer’s commercially reasonable discretion), except if required by an emergency when there shall have been insufficient time to obtain advance consent (in which case Seller will promptly notify Buyer of any such emergency expenditures).

(e) Assets Operated by Others. To the extent neither IPO Corp., Seller nor any of the Companies is the operator of any Company Asset, the obligations of IPO Corp. and Seller in this Section 6.3, which have reference to operations or activities which normally are or pursuant to existing Contracts are to be carried out or performed by operator, shall be construed to require only that IPO Corp. and Seller use all commercially reasonable efforts to cause that the operator of such Company Asset either take such actions, render such performance or refrain from performance, within the constraints of the applicable operating agreements, applicable agreements and applicable Law. Seller shall, and shall cause the Companies to, use all commercially reasonable efforts to preserve relationships with all third parties having business dealings with respect to the Company Assets. To the extent either IPO Corp., Seller or the Companies is the operator of any Company Asset, IPO Corp. Seller or the Companies, as applicable, shall use commercially reasonable efforts to seek appointment of the Buyer as the successor operator with respect to the applicable Company Assets.

(f) Environmental Reports. Subject to the confidentiality provisions of Section 6.1(d) of this Agreement, IPO Corp. and Seller shall provide Buyer, promptly upon receipt by such entities or Companies, but in any event prior to Closing, any material reports concerning environmental matters in connection with the Company Assets prepared or received by IPO Corp., Seller or the Companies prior to Closing.

(g) Applicable Consents. Seller shall, and shall cause the Companies to, use all commercially reasonable efforts to obtain (i) the consents, approvals and authorizations and (ii) waiver of any preferential purchase rights listed, and shall cooperate with the Buyer in the notification of all applicable Governmental Authorities of the transactions contemplated hereby and cooperate with the Surviving Corporation in obtaining the issuance by each such authority of such permits, licenses and authorizations as may be necessary for the Surviving Corporation and the Companies to own and operate the Company Assets following the Closing.

6.4  Conduct of the Business of Buyer Prior to the Closing Date.

(a) Buyer agrees that, except as permitted, required or specifically contemplated by this Agreement, the Warrant Agreement Amendment, and those actions contemplated on Schedule 6.4 or in this ARTICLE VI or as otherwise consented to or approved in writing by Seller, which consent shall not be unreasonably withheld or delayed, during the period commencing on the date hereof and ending at the Closing Date:

(i) the businesses of Buyer shall be conducted only in the ordinary course of business;

(ii) Buyer shall not split, combine or reclassify any shares of capital stock or other equity securities of Buyer or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any capital stock or other equity securities of Buyer, except (A) in connection with the conversion to cash of shares of Buyer’s common stock held by its stockholders who vote against the transactions contemplated by this Agreement and properly exercise their conversion rights under Section 9.3 of Article IX of the Buyer Certificate of Incorporation, (B) purchases by Buyer of Buyer Common Stock from Public Stockholders, and (C) transactions contemplated by the Warrant Agreement Amendment; provided, no such actions by Buyer may be taken with respect to the actions contemplated in clause (B) of this clause (ii) that would result in the Acquisition Consideration being less than $275,000,000 at Closing.

(iii) Buyer shall not (A) issue, deliver or sell, or authorize the issuance, delivery or sale of, any capital stock or other equity securities of Buyer, or (B) amend any term of any capital stock or other equity securities of Buyer (in each case, whether by merger, consolidation or otherwise) except as contemplated by the Warrant Agreement Amendment;

(iv) Buyer shall not declare, set aside or pay any dividend or distribution or other capital return in respect of its capital stock or other equity interests except as contemplated by the exceptions to clause (ii) of this Section 6.4(a);

(v) Buyer shall not, except as required or permitted by GAAP, change any accounting methods, principles or practices;

(vi) Buyer shall not, except in the ordinary course of business, enter into, terminate or materially modify any material Contract except as contemplated by the Warrant Agreement Amendment;

(vii) Buyer shall not acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the equity interests or assets of, or otherwise acquire, any material business of any corporation, partnership, association or other business organization or division thereof;

(viii) Buyer shall not make or grant any bonus or any wage or salary increase to any employee or group of employees;

(ix) Buyer shall not make any loans or advances to, or guarantees for the benefit of, any Person;

(x) Buyer shall not create, incur or assume any Indebtedness in excess of $100,000;

(xi) Buyer shall not in any material respect amend or otherwise modify the Trust Agreement or any other agreement relating to the Trust Account;

(xii) Buyer shall not cancel any material third party indebtedness owed to Buyer; and

(xiii) Buyer shall not agree with any third party, whether in writing or otherwise, to do any of the foregoing.

(b) Buyer shall not, during the period commencing on the date hereof and ending at the Closing Date, undertake any other action that would be reasonably likely to materially adversely impede consummation of the transactions contemplated hereby.

6.5  Antitrust Laws.

(a) Each party hereto shall: (i) make any filings required of it or any of its Affiliates under the HSR Act in connection with this Agreement and the transactions contemplated hereby no later than the tenth Business Day following the date hereof; (ii) comply at the earliest practicable date and after consultation with the other party hereto with any request for additional information or documentary material received by it or any of its Affiliates from the Federal Trade Commission (the “FTC”) or the Antitrust Division of the Department of Justice (the “Antitrust Division”); (iii) cooperate with one another in connection with any filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement initiated by the FTC, the Antitrust Division or any other Governmental Authority; (iv) take any other action necessary to obtain the approvals and consents required for the consummation of the transactions contemplated by this Agreement; and (v) cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date.

(b) Each party hereto shall promptly inform the other parties of any material communication made to, or received by such party from, the FTC, the Antitrust Division or any other Governmental Authority regarding any of the transactions contemplated hereby. Neither party may participate in any meeting with the FTC, the Antitrust Division or any other Governmental Authority without prior notice to the other party and, to the extent permitted by that Governmental Authority, the opportunity to attend.

(c) Any required filing fee under the HSR Act shall be borne by Buyer.

6.6  Public Announcements.  Unless otherwise required by Law, including federal securities law prior to the Closing Date, no news release or other public announcement pertaining to the transactions contemplated by this Agreement (other than as may be contained in the Proxy/Registration Statement or notice under the NNOG Contract pursuant to Section 4.02(b)(ii) of the First Amendment of the NNOG Contract) will be made by or on behalf of any party without the prior written consent of Buyer and Seller. Prior to issuing a press release or other public announcement required by Law with respect to the execution and delivery of or the transactions contemplated by this Agreement, Buyer and Seller shall consult with each other and shall have reasonable opportunity to comment on such press release and prior to issuing a press release or other public announcement with respect to the Closing, Buyer and Seller shall use reasonable efforts to agree on the form of such press release or other public announcement.

6.7  Further Actions.  Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts: (a) to obtain, in addition to approvals and consents discussed in Section 6.5 hereof, any licenses, permits, consents, approvals, authorizations, qualifications and orders of federal, state, tribal, local and foreign Governmental Authorities as are required in connection with the consummation of the transactions contemplated hereby; (b) to effect, in addition to filings discussed in Section 6.5 hereof, all necessary registrations and filings; (c) to defend any lawsuits or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including Governmental Authorities or officials), challenging this Agreement or the consummation of the transactions contemplated hereby; and (d) to furnish to each other such information and assistance and to consult with respect to the terms of any registration, filing, application or undertaking as reasonably may be requested in connection with the foregoing.

6.8  Directors and Officers.  Buyer, IPO Corp. and Seller shall take all necessary action so that the persons listed on Schedule 6.8 are appointed or elected, as applicable, to the position of directors and officers of IPO Corp. and the Surviving Corporation and all prior directors and officers have resigned or been removed, as applicable, as set forth therein, to serve in such positions effective immediately after the Closing. IPO Corp. shall take all necessary actions to enter into indemnification agreements with each of the persons who will become a director of IPO Corp. providing indemnification for liabilities incurred in their capacities as directors of IPO Corp.

6.9  Indemnification of Directors and Officers.

(a) The certificate of incorporation and by-laws (or operating agreement or other equivalent governing instruments) of IPO Corp. and each of its Subsidiaries shall contain provisions no less favorable with respect to indemnification than are set forth in the certificate of incorporation and by-laws, operating agreement, or equivalent instruments, as applicable, of such Persons as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Closing Date were directors, officers, managers, managing members, agents or employees of Seller or any of the Companies or who were otherwise entitled to indemnification pursuant to the certificate of incorporation and bylaws (or equivalent governing instruments) of such Persons. IPO Corp. shall cause (including, without limitation, by paying premiums on the current insurance policies) to be maintained in effect for six (6) years after the Closing Date the current policies of the directors’ and officers’ liability or equivalent insurance maintained by or on behalf of Seller and the Companies with respect to matters occurring prior to the Closing; provided, that IPO Corp. may substitute therefor policies of at least the same coverage containing terms and conditions that are not less advantageous than the existing policies (including with respect to the period covered). IPO Corp. will indemnify each individual who served as a director, officer, manager or managing member of Seller or the Companies at any time prior to the Closing Date from and against all actions, suits, proceedings, hearings, investigations, claims, etc. including all court costs and reasonable attorney fees and expenses resulting from or arising out of, or caused by, this Agreement or any of the transactions contemplated hereby.

(b) After the Closing, IPO Corp. shall cause its Subsidiaries to provide indemnification of the directors and officers of Buyer who serve in such capacity prior to the Closing to the same extent as Buyer provides indemnification to such Persons as of the date hereof and provisions of which shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing Date in any manner that would adversely affect the rights thereunder of such Persons as of the date hereof.

6.10  Proxy/Registration Statement; Buyer Stockholder Meeting.

(a) As soon as is reasonably practicable after the date of this Agreement, Buyer, IPO Corp. and Seller shall jointly prepare and file with the SEC under the Securities Act and the Exchange Act, and with all other applicable regulatory bodies, a proxy statement of Buyer and a registration statement of IPO Corp. (together with all amendments and supplements thereto, the “Proxy/Registration Statement”), for the purpose of (i) soliciting proxies from Buyer’s stockholders and warrantholders for the purpose of obtaining the Buyer Stockholder Approval and the Warrant Amendment Approval at the Buyer Stockholder Meeting of its stockholders and warrantholders to be called and held for such purpose, and (ii) registering the securities of IPO Corp. to be issued in connection with the transactions contemplated in this Agreement. Each of the parties hereto shall cooperate in the preparation, filing and mailing of the Proxy/Registration Statement. The Proxy/Registration Statement will comply in all material respects with all applicable Law. As soon as reasonably practicable, Buyer shall deliver the Buyer Information and Seller shall deliver the Company Information to each other. Each of the parties hereto shall also furnish to each other on a timely basis all other information as may be requested in connection with the preparation of the Proxy/Registration Statement. Each of Buyer, IPO Corp. and Seller shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments with respect to the Proxy/Registration Statement received from the SEC or any other Governmental Authority. The parties shall cooperate and provide the other with a reasonable opportunity to review and comment on the Proxy/Registration Statement and any amendments or supplements thereto in advance of filing such with the SEC and/or each other applicable Government Authority.

(b) Each party will advise the other parties, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy/Registration Statement. If, at any time prior to the Closing, any information relating to Buyer, IPO Corp. or Seller or any of their respective Affiliates, officers or directors, is discovered by any of such parties and such information should be set forth in an amendment or supplement to the Proxy/Registration Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party discovering such information shall promptly notify the other parties hereto and, to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Buyer.

(c) Each of Buyer, IPO Corp. and Seller shall use its reasonable best efforts to have the Proxy/Registration Statement cleared by the SEC as promptly as practicable. As soon as practicable following its clearance by the SEC, Buyer shall distribute the Proxy/Registration Statement to its stockholders and holders of Buyer Warrants and shall in accordance with its certificate of incorporation, bylaws and the DGCL solicit proxies from its stockholders to vote in favor of all of the proposals contained in the Proxy/Registration Statement and shall use reasonable best efforts to obtain the Buyer Stockholder Approval and the Warrant Amendment Approval.

(d) Buyer shall cause the Buyer Stockholder Meeting to be duly called and held as soon as reasonably practicable for the purpose of voting on the adoption of this Agreement and the other transactions contemplated by this Agreement. The board of directors of Buyer shall recommend to Buyer’s stockholders their adoption of this Agreement and the other transactions contemplated hereunder and shall include such recommendation in the Proxy/Registration Statement.

6.11  No Solicitation.

(a) Each of Parent, Seller, IPO Corp., Merger Sub, Aneth and the Companies will not, and will cause their respective Affiliates, employees, agents and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any Person (other than Buyer) concerning any sale of a significant portion of the assets of the Companies or merger or sale (directly or indirectly) of their respective equity interests in the Companies, any recapitalization of Seller or the Companies or similar transaction with respect to Seller or the Companies or their respective businesses.

(b) Buyer will not, and will cause its Affiliates, employees, agents and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any Person (other than Parent or Seller) concerning any Initial Business Combination or similar transaction.

(c) The parties hereto recognize and agree that immediate irreparable damages for which there is not adequate remedy at law would occur in the event that the provisions of this Section 6.11 are not performed in accordance with the specific terms hereof or are otherwise breached. It is accordingly agreed that in the event of a failure by a party to perform its obligations under this Agreement, the non-breaching party shall be entitled to specific performance through injunctive relief, without the necessity of posting a bond, to prevent breaches of the provisions and to enforce specifically the provisions of this Section 6.11 in addition to any other remedy to which such party may be entitled, at law or in equity.

6.12  Registration Rights Agreement.  At or prior to the Closing, Buyer, Founder (and/or an Affiliate thereof) and Seller shall execute and deliver a customary registration rights agreement. Such parties agree to promptly negotiate the form of the registration rights agreement after the date hereof.

6.13  SEC Reports; Proxy/Registration Statement.

(a) Buyer will file all reports, registration statements and other documents, together with any amendments thereto, required to be filed or submitted under the Securities Act and the Exchange Act, including but not limited to reports on Form 8-K, Form 10-K and Form 10-Q (all such reports, registration statements and documents, filed or to be filed with the SEC, with the exception of the Proxy/Registration Statement are collectively referred to herein as “SEC Reports”) required to be filed by Buyer from the date of this Agreement to the Closing Date and will use commercially reasonable efforts to do so in a timely manner. The SEC Reports (i) will be prepared in accordance and comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports, and (ii) will not at the time they are filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The information relating to Buyer and its Affiliates supplied for inclusion in the Proxy/Registration Statement will not, as of the date of its distribution to Buyer’s stockholders (or any amendment or supplement thereto) or at the time of the Buyer Stockholder Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

(c) The information relating to Seller and its Affiliates supplied to Buyer for inclusion in the Proxy/Registration Statement will not, as of the date of its distribution to Buyer’s stockholders (or any amendment or supplement thereto) and at the time of the Buyer Stockholder Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

6.14 Notice.  From the date hereof through the Closing Date or the earlier termination of this Agreement, each party shall promptly give written notice to the other parties of any event, condition or circumstances occurring from the date hereof through the Closing Date, which would cause any condition precedent in ARTICLE VII not to be satisfied.

6.15 Termination of Certain Company Benefit Plans.  Prior to the Closing, Seller shall terminate Seller’s Amended and Restated Equity Appreciation Rights Plan, with no further liability with respect thereto on the part of Seller, the Companies, IPO Corp. or the Surviving Corporation.

6.16 Hedging Arrangements.  Prior to the Closing, Seller shall keep Buyer reasonably informed regarding Seller’s efforts in respect of the Hedging Arrangements.

6.17 Dissolution of Certain Excluded Subsidiaries.  Prior to the Closing, Seller shall use its commercially reasonable efforts dissolve and liquidate the Excluded Subsidiaries set forth in part (b) of Schedule 3.3(a), except as such dissolution and liquidation may be restricted by Seller or Companies’ contractual obligations.

ARTICLE VII
CONDITIONS PRECEDENT

7.1  Conditions Precedent to Obligations of Parties.  The respective obligations of each of the parties hereto hereunder are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:

(a) Delivery of Officer’s Certificate.  At the Closing Date, each of Parent, Seller, Aneth, Merger Sub, IPO Corp. and Buyer has delivered a signed officer’s certificate certifying in addition to any certifications required under Section 7.2 or Section 7.3, as applicable, that:

(i) no Proceeding involving such party is pending or threatened before any judicial or Governmental Authority relating to the transactions contemplated by this Agreement;

(ii) the board of directors (or manager, as the case may be) of such party has approved this Agreement (with copies of all resolutions attached); and

(iii) stockholder (or member or members, as the case may be) approval of such party (in the case of Buyer, including the Buyer Stockholder Approval and the Warrant Amendment Approval) with respect to the execution, delivery and performance of the Agreement and the consummation of all transactions contemplated thereby has been attained.

(b) No Injunction. At the Closing Date, there shall be no Law, injunction, restraining order or decree of any nature of any court or Governmental Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement; provided, however, that the parties invoking this condition shall use their best efforts to have such injunction, order or decree vacated or denied.

(c) Regulatory Authorizations. Any applicable waiting periods specified under the HSR Act with respect to the transactions contemplated by this Agreement shall have lapsed or been terminated.

(d) Approvals. Buyer Stockholder Approval and the Warrant Amendment Approval shall have been obtained.

7.2  Conditions Precedent to Obligation of Buyer.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing Date of each of the following additional conditions, unless waived in writing by Buyer:

(a) Accuracy of Representations and Warranties of Parent.  The representations and warranties of Parent and Seller contained in ARTICLE II which are not qualified as to materiality shall be true and accurate in all material respects as of the Closing Date as if made at and as of such date and the representations and warranties of Parent and Seller contained in ARTICLE II which are qualified as to materiality shall be true and accurate in all respects as of the Closing Date as if made at and as of such date (except, in each case, those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate (or true and accurate in all material respects, as applicable) as of such date or with respect to such period).

(b) Accuracy of Representations and Warranties of Seller.  The representations and warranties of Seller contained in ARTICLE III, disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except for such representations and warranties which by their express provisions are made as of an earlier date, in which case they shall be true and correct as of such date), except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect on IPO Corp. and its Subsidiaries.

(c) Performance of Agreement.  Each of Parent, Seller, IPO Corp., Merger Sub and Aneth shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by each of them prior to or on the Closing Date.

(d) Certificate.  Buyer shall have received a certificate of Parent, Seller and of Aneth, dated the Closing Date, executed on behalf of each such Person by a duly authorized officer of such Person, to the effect that the conditions specified in paragraphs (a) and/or (b) and (c) as applicable to it above have been satisfied.

(e) Consents and Waivers.  All consents and waivers set forth on Schedule 7.2(e) shall have been obtained on terms satisfactory to Buyer.

(f) No Default.  Except for (i) any default under the First Lien Credit Agreement that has been waived or is subject to a forbearance agreement, (ii) any cross-default under any ISDA Agreement with a First Lien lender if the conditions in Section 7.2(f)(i) apply, or (iii) any default under the Second Lien Credit Agreement that is subject to a standstill covenant or otherwise does not permit the Second Lien lenders to take any action on the collateral securing the loan made under the Second Lien Credit Agreement, in each case where the existence of any such default would be cured upon the consummation of the transactions contemplated by this Agreement, there shall be no default with respect to any payment obligation or financial covenant under any material Indebtedness of the Companies. For purposes of this Section 7.2(f), material Indebtedness shall mean the Credit Agreement and all Indebtedness in an outstanding amount over $2,000,000 in the aggregate.

(g) Hedging Arrangements.  Seller shall have taken such actions with respect to its hedging arrangements such that the average fixed price on the Companies’ crude oil swaps in Year 2010 on 3,650 barrels of crude oil per day is $67.00 or more per barrel (“Hedging Arrangements”).

(h) Marketing.  Seller or the Companies have not entered into any agreement, or amendment to an agreement, with respect to their crude oil marketing arrangements that would reasonably be expected to have a Material Adverse Effect on IPO Corp., and its Subsidiaries as of Closing.

(i) Legal Opinion.  Buyer shall have received a legal opinion dated the Closing Date, in a form reasonably satisfactory to Buyer, from counsel reasonably satisfactory to Buyer addressing the existence of (i) no conflicts, defaults, or violations under applicable Laws of the Navajo Nation or any subdivision or Affiliate thereof and (ii) no conflicts, defaults or violations under Material Contracts pursuant to which the Navajo Nation or any subdivision or Affiliate thereof is a party or a third party beneficiary, in each case as a result of the consummation of the transactions contemplated by this Agreement.

7.3  Conditions Precedent to the Obligation of Seller.  The obligation of Parent, Seller, IPO Corp., Merger Sub and Aneth to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing Date of each of the following additional conditions, unless waived in writing by Seller:

(a) Accuracy of Representations and Warranties.  The representations and warranties of Buyer contained in this Agreement which are not qualified as to materiality shall be true and accurate in all material respects as of the Closing Date as if made at and as of such date and the representations and warranties of Buyer contained in this Agreement which are qualified as to materiality shall be true and accurate in all respects as of the Closing Date as if made at and as of such date (except, in each case, those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate (or true and accurate in all material respects, as applicable) as of such date or with respect to such period).

(b) Performance of Agreements.  Buyer shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Certificate.  Seller shall have received a certificate of Buyer, dated the Closing Date, executed on behalf of Buyer by its President or any Vice President, to the effect that the conditions specified in paragraphs (a) and (b) above have been satisfied.

(d) Legal Opinion.  Parent, Seller, Aneth and IPO Corp. shall have received a legal opinion dated the Closing Date, in a form reasonably satisfactory to them, from counsel reasonably satisfactory to them that (i) the Charter Amendment will be effective in modifying Article II of Buyer Certificate of Incorporation such that consummation of the transactions contemplated hereby will not constitute a violation of such Article II, and (ii) the execution, delivery and performance of this Agreement by Buyer will not conflict with the terms of the Graham Agreement.

(e) Acquisition Consideration.  The Acquisition Consideration shall not be less than $275,000,000.00.

ARTICLE VIII
LABOR MATTERS

8.1  Collective Bargaining Agreements.  From and after the Closing, the Companies will continue to be bound by the terms of the collective bargaining agreements set forth in Schedule 8.1 (the “Collective Bargaining Agreements”), and will comply with their obligations under such Collective Bargaining Agreements and all other statutory bargaining obligations.

ARTICLE IX
MISCELLANEOUS

9.1  Termination and Abandonment.

(a) General.  Without prejudice to other remedies which may be available to the parties by Law or this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(i) by mutual written consent of Buyer and Seller;

(ii) by Buyer or Seller by giving written notice to the other Person if a Law, injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction is issued that prohibits the consummation of the transactions contemplated by this Agreement and such injunction, restraining order or decree is final and non-appealable or is not resolved in Buyer’s favor prior to September 29, 2009 (a “Final Order”); provided, however, that the party seeking to terminate this Agreement pursuant to this clause (ii) shall have used its reasonable best efforts to have such Law, injunction, order or decree vacated or denied;

(iii) by Buyer or Seller by giving written notice to the other Person if the Buyer Stockholder Approval or the Warrant Amendment Approval shall not have been obtained at the Buyer Stockholder Meeting;

(iv) by either Seller or Buyer by giving written notice to the other Person if the Closing shall not have occurred by September 29, 2009; provided that the foregoing right to terminate this Agreement under this clause (iv) shall not be available to any Person whose failure or inability to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(v) by Seller, upon written notice to Buyer, upon a material breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement such that, if occurring or continuing on the Closing Date, the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied and such breach shall be incapable of being cured or shall not have been cured within thirty (30) days after written notice thereof shall have been received by Buyer; or

(vi) by Buyer, upon written notice to Seller, upon a material breach of any representation, warranty, covenant or agreement on the part of Parent, Aneth or Seller set forth in this Agreement such that, if occurring or continuing on the Closing Date, the conditions set forth in Section 7.2(a), Section 7.2(b) or Section 7.2(c), would not be satisfied and such breach shall be incapable of being cured or shall not have been cured within thirty (30) days after written notice thereof shall have been received by Seller.

(b) Procedure Upon Termination.  In the event of the termination and abandonment of this Agreement, written notice thereof shall promptly be given to the other parties hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the parties hereto; provided, however, that nothing herein shall relieve any party from liability for any intentional or knowing breach of any provision hereof.

(c) Payment of Expenses.

(i) If this Agreement is terminated by Buyer or Seller pursuant to Section 9.1(a)(iii) or Section 9.1(a)(ii) if due to a Final Order issued due to a violation of Article II of the Buyer Certificate of Incorporation, or by Seller pursuant to Section 9.1(a)(v), Buyer shall pay to Seller the documented out of pocket expenses of Parent, Seller, IPO Corp., Aneth, and all of the Companies (not to exceed $1,000,000); provided, however, such aggregate amount shall be limited to the amount that Seller and its Affiliates would have been able to collect from Buyer, as limited by Section 9.19.

(ii) If this Agreement is terminated by Buyer pursuant to Section 9.1(a)(vi), Seller shall pay to Buyer the documented out of pocket expenses of Buyer (not to exceed $1,000,000); provided, however, such aggregate amount shall be limited to the amount that Seller and its Affiliates would have been able to collect from Buyer, as limited by Section 9.19, had Seller terminated the Agreement pursuant to Section 9.1(a)(v).

(iii) If a party elects to terminate this Agreement as a result of a termination contemplated by the foregoing provisions of this Section 9.1(c), this Section 9.1(c) shall constitute the sole remedy and entire liability and damages of the parties as a result of a termination of this Agreement; provided, however, in the case of a breach by Seller of Section 6.11 that gives right to termination of this Agreement by Buyer pursuant to Section 9.1(a)(vi) and Buyer elects to terminate this Agreement but rejects and waives payment from Seller under this Section 9.1(c), then this Section 9.1(c) shall not constitute the sole remedy and entire liability and damages of the parties under this Agreement.

(d) Survival of Certain Provisions.  The respective obligations of the parties hereto pursuant to Section 6.1(d), except as otherwise provided in the Confidentiality Agreement, Section 6.6 and this ARTICLE IX shall survive any termination of this Agreement.

9.2  Expenses.  Except as otherwise contemplated by Section 9.1(c), (a) Buyer shall bear all costs, fees and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, (b) Aneth, IPO Corp., Merger Sub and the Companies shall bear all costs, fees and expenses incurred by them in connection with this Agreement and the transactions contemplated hereby and (c) Parent and Seller shall bear all costs, fees and expenses incurred by them in connection with this Agreement and the transactions contemplated hereby.

9.3  Tax Matters

(a) Transfer Taxes Notwithstanding any provision of this Agreement to the contrary, all Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by IPO Corp. and Seller. Buyer and IPO Corp. shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such tax laws. For purposes of this Agreement, “Transfer Taxes” shall mean transfer, documentary, sales, use, registration and other such taxes (including all applicable real estate transfer taxes).

(b) Withholding.  There shall be no withholding pursuant to section 1445 of the Code; provided that Seller delivers to Buyer at the Closing certificates complying with the Code and Treasury Regulations, in form and substance reasonably satisfactory to Buyer, duly executed and acknowledged, certifying that the transactions contemplated hereby are exempt from withholding under section 1445 of the Code.

(c) Cooperation on Tax Matters.  Seller, the Companies and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives to reasonably cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, including by maintaining and making available to each other all records necessary in connection with Taxes and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to any Tax claim. Parent, IPO Corp. and Founder will cooperate in the preparation of the Form 1065 for Aneth for its taxable year that includes the Effective Time, and no such return shall be filed without the consent of each of Parent, IPO Corp. and Founder, which shall not be unreasonably withheld, conditioned or delayed. Parent and Seller shall jointly control (at each party’s own expense) any defense or settlement, compromise, admission, or acknowledgment of any Tax audit or controversy relating to Tax items of any of the Companies or their assets for Tax periods and partial Tax periods ended on or prior to the Effective Time that could materially affect Parent, Seller or any member of Parent; provided, however, that Parent and Seller must consult, in good faith, with Founder before taking any action with respect to the conduct of such settlement, compromise, admission or acknowledgment. No such Tax audit or controversy shall be settled or compromised without the prior written approval (which shall not be unreasonably withheld, conditioned or delayed) of each of Parent, Seller and Founder.

(d) Tax Treatment.  The Parties intend (i) for the Contribution to be treated as part of a transfer to a controlled corporation pursuant to Section 351 of the Code and (ii) for the Merger to be treated either as a reorganization described in Section 368(a)(2)(e) of the Code or as part of a transfer to a controlled corporation pursuant to Section 351 of the Code. The Parties agree to report the transactions contemplated hereby consistent with this treatment, except to the extent required by a final determination pursuant to Section 1313 of the Code.

(e) Tax Representation.  Other than with respect to the Retention Shares, each of Founder, Parent and Seller represents and warrants that it has, and at the Effective Time will have, no binding obligation, or fixed or definite plan or intention, to dispose, for U.S. federal income tax purposes, of any IPO Corp. Common Stock received in the Contribution or Merger, as applicable, other than to distribute shares of IPO Corp. to its members or partners and that it has no knowledge of any binding obligation, or fixed or definite plan or fixed or definite intention, of its partners or members to dispose of Common Stock received in any such distribution. IPO Corp. has, and at the Effective Time will have, no intention or plan to liquidate or terminate for U.S. federal income tax purposes, Buyer or Aneth following the Merger and Contribution.

9.4  Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by telex, telegram or telecopy, as follows:

(a)	if to Seller, Aneth or IPO Corp. prior to the Closing, to it at:

1675 Broadway St.
Denver, Colorado 80202
Attn: James M. Piccone
Fax: (303) 623-3628

with a copy to (which shall not constitute notice):

Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202
Attn: Ronald R. Levine, II
Fax: (303) 893-1379

(b)	if to Parent, to it at:

1675 Broadway St.
Denver, Colorado 80202
Attn: James M. Piccone
Fax: (303) 623-3628

with a copy to (which shall not constitute notice):

Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202
Attn: Ronald R. Levine, II
Fax: (303) 893-1379

(c)	if to Buyer or Founder, to it at:

c/o Hicks Acquisition Company I, Inc.
100 Crescent Court, Suite 1200
Dallas, Texas 75201
Attn: Joseph B. Armes
Fax: (214) 615-2223

with a copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue, Suite 4100
Dallas, Texas 75201
Attn: Alan D. Feld
Fax: (214) 969-4343

or to such other Person or address as a party shall specify by notice in writing to the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of personal delivery or on the third Business Day after the mailing thereof or, in the case of notice by telecopier, when receipt thereof is confirmed by telephone.

9.5  Entire Agreement.  This Agreement (including the Schedules hereto and the documents referred to herein) constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

9.6  Non-Survival of Representations and Warranties.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Closing, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing and (b) the obligations set forth in Sections 6.1(b) and 6.6 and this ARTICLE IX.

9.7  No Third Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as provided in Section 6.9.

9.8  Assignability.  This Agreement shall not be assigned by any of the parties hereto without the prior written consent of the other parties hereto.

9.9  Amendment and Modification; Waiver.  Subject to applicable Law, this Agreement may be amended, modified and supplemented by a written instrument authorized and executed on behalf of Buyer, Parent and Seller at any time prior to the Closing Date with respect to any of the terms contained herein. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

9.10  No Recourse.  No recourse shall be available to the assets of any Person that is a member, partner, equity holder or Affiliate of Parent, Seller or Buyer, or any officer, director, agent, employee, shareholder or partner thereof for any obligations of Parent, Seller, IPO Corp., Merger Sub or Aneth to Buyer or of Buyer to Parent, Seller, IPO Corp., Merger Sub or Aneth pursuant to this Agreement.

9.11  Severability.  If any provision of this Agreement or the application thereof under certain circumstances is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

9.12  Section Headings.  The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

9.13  Interpretation.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

9.14  Definitions.  As used in this Agreement:

“Affiliate” means, with respect to a specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by agreement or otherwise; provided, however, except for Sections 6.1(d), 6.11, 6.13(c) and 9.10, in the case “Affiliate” of Seller, Company, Aneth, IPO Corp. or any of the Companies shall expressly not include Natural Gas Partners VII, L.P., Natural Gas Partners Income Co — Investment Opportunities Fund, L.P. or any of the Natural Gas Partners entity.

“Aggregate Cash Consideration” means the aggregate amount payable in respect of all Public Warrants converted into the right to receive the Cash Consideration as set forth in Section 1.7(a).

“Benefit Plan” means (A) each “employee benefit plan” (as defined in section 3(3) of ERISA); and (B) every other plan, program, policy, practice, Contract (including any employment Contract or consulting Contract), or other arrangement (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated, and whether or not subject to ERISA and whether or not legally binding) providing for compensation, severance, termination pay, salary continuation, bonus or other incentive compensation, deferred compensation, stock or other equity or equity-related compensation, change in control benefits, fringe benefits, or other employee benefits of any kind.

“BIA” means the Bureau of Indian Affairs of the United States Department of the Interior.

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York, New York are authorized by law or executive order to be closed.

“Business Employee” means any current or former officer, director, employee, leased employee, consultant or agent (or their respective beneficiaries) of the Companies or of any ERISA Affiliate.

“Buyer Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Buyer as of the date hereof.

“Buyer Common Stock” means the common stock, $0.0001 par value, of Buyer.

“Buyer Information” means information about Buyer reasonably sufficient to permit the preparation and filing with the SEC of the Proxy/Registration Statement or such other statement or report as may be required by federal securities Law.

“Buyer SEC Documents” means all of Buyer’s reports, statements, schedules and registration statements filed with the SEC.

“Buyer Warrants” means the warrants to purchase shares of Buyer Common Stock governed by the HACI Warrant Agreement.

“Charter Amendment” means the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Buyer to be filed with the Secretary of State of Delaware after the receipt of the Buyer Stockholder Approval, pursuant to which Buyer’s current certificate of incorporation will be amended to, among other things, revise the purpose and existence clauses therein.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies” means all of the Subsidiaries of Seller except for the Excluded Subsidiaries and “Company” means any one of the Companies individually.

“Company Information” means information about IPO Corp., Seller, and Companies reasonably sufficient to permit the preparation and filing with the SEC of the Proxy/Registration Statement or such other statement or report as may be required by federal securities Law.

“Credit Agreements” means, collectively, (a) that certain Amended and Restated Credit Agreement, dated as of April 14, 2006, among Resolute Aneth, LLC, Seller and certain of its Subsidiaries, Wachovia Bank, National Association, as Administrative Agent, Citigroup Global Markets Inc., as Syndication Agent, and Deutchse Bank Securities, Inc., Fortis Capital Corp and U.S. Bank National Association, Inc., as Co-Documentation Agents, and the other Lenders party thereto (“1st Lien Agreement”) and (b) that certain Amended and Restated Second Lien Credit Agreement, dated as of June 27, 2007, among Aneth, Seller and certain of its Subsidiaries, Citicorp USA, Inc, as Administrative Agent, Wachovia Capital Markets, LLC, as Syndication Agent and the other Lenders party thereto (“2nd Lien Agreement”), each as amended.

“Defined Percentage” means the resulting percentage of: (i) Acquisition Consideration, divided by (ii) Acquisition Consideration plus $121,520,000.00.

“Earnout Shares” means shares of IPO Corp. Common Stock subject to forfeiture in the event the Stock Earnout Target is not met by the date which is five years following the Closing Date and shall not have any economic (except to the extent set forth in Section 1.6) until the Stock Earnout Target is met but shall have voting rights.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each employer that, together with any of the Companies, would be considered a single employer under section 414(t) of the Code.

“Exchange Agent” means an agent, reasonably satisfactory to Buyer, IPO Corp., Seller and Founder who shall act as the exchange agent in connection with the transactions contemplated by this Agreement pursuant to an exchange agent agreement, in a form reasonably acceptable to Buyer and Seller, to be entered into among the agent, Buyer, IPO Corp., Seller and Founder.

“Excluded Subsidiaries” means those Subsidiaries of Seller set forth on Schedule 3.3(a).

“Founder’s Warrants” means the warrants to purchase shares of Buyer Common Stock owned by Founder and governed by that certain Warrant Agreement, dated as of September 27, 2007, between Buyer and Continental Stock Transfer and Trust Company, N.A., as warrant agent (the “HACI Warrant Agreement”).

“Graham Agreement” means that certain Equity Interest Purchase Agreement, dated as of July 1, 2008, among Buyer, GPC Holdings, L.P., Graham Packaging Corporation, Graham Capital Company, Graham Engineering Corporation, BMP/Graham Holdings Corporation, GPC Capital Corp. II, Graham Packing Holdings Company, and the other parties signatory thereto, as amended to date.

“HACI Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of September 26, 2007, made and entered into by and among the Company, the Founder, Thomas O. Hicks, William H. Cunningham, William A. Montgomery, Brian Mulroney and William F. Quinn

“IMDA” means the Indian Mineral Development Act of 1982, 25 U.S.C. §§ 2101-2108.

“Indebtedness” means with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money or in respect of loans or advances, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) all financial obligations of such Person secured by a Lien (other than a Permitted Lien), and (iv) all guarantees of such Person in connection with any of the foregoing. For clarity, capital lease obligations shall be treated as Indebtedness but operating leases shall not be so treated.

“Initial Business Combination” has the meaning set forth in the Buyer Certificate of Incorporation.

“Intellectual Property” means all intellectual property, including but not limited to (a) all trademarks, service marks, trade dress, design marks, logos, trade names, domain names, websites, brand names and corporate names, whether registered or unregistered, together with all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (b) all copyrights, photographs, advertising and promotional materials, including catalogs, and computer software and all copyright applications, registrations, and renewals in connection therewith, (c) all trade secrets and proprietary and confidential business information (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (d) all inventions and designs (whether patentable or unpatentable), and all patents, patent applications, continuations, continuations-in-part, divisionals, reissues, reexaminations, term extensions and disclosures, and (e) all rights to pursue, recover and retain damages and costs and attorneys’ fees (if available) for past, present and future infringement of any of the foregoing.

“IPO” means the initial public offering of Buyer, effected on October 3, 2007.

“IPO Shares” means the shares of Buyer Common Stock issued in the IPO.

“Knowledge” or “knowledge” of Seller or the Companies means the actual knowledge of a particular fact or other matter by the persons listed on Schedule 9.14.

“Leased Real Property” means the non oil and gas real property leased by any of the Companies, as tenant, together with, to the extent leased by such Companies, all buildings and other structures, facilities or improvements currently located thereon, all fixtures, systems and equipment attached or appurtenant thereto.

“Lien” means any mortgage, pledge, lien, encumbrance, charge or other security interest.

“Material Adverse Effect” means a material adverse effect on the business, operations, assets or financial condition of the Person and its Subsidiaries, taken as a whole, excluding, in each case, any such effect resulting from or arising out of or in connection with: (i) acts of God, calamities, national or international political or social conditions including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, in each case, that do not have a disproportionate effect on the Person and its Subsidiaries, taken as a whole, relative to other Persons in the industry; (ii) economic, industry or market events, occurrences, developments, circumstances or conditions, whether general or regional in nature or limited to any area in which the Person or its Subsidiaries operate, in each case to the extent do not have a disproportionate effect on the Person and its Subsidiaries, taken as a whole, relative to other Persons in the industry; (iii) changes in applicable Laws or accounting standards, principles or interpretations, in each case, that do not have a disproportionate effect on the Person and its Subsidiaries, taken as a whole, relative to other similarly situated Persons in the industry; (iv) changes in commodity prices; or (v) the public announcement or pendency of this Agreement or any of the transactions contemplated herein or any actions taken or not taken in compliance herewith or otherwise at the request or with the consent of Seller or Buyer, as applicable.

“Navajo Nation” means the federally recognized Indian tribe of the Navajo Indian Reservation in the States of Arizona, New Mexico, Colorado and Utah, including all of its agencies, departments, instrumentalities and entities whether organized pursuant to federal, state or tribal law.

“NNOG” means Navajo Nation Oil and Gas Company, a federally chartered corporation pursuant to Section 17 of the Indian Reorganization Act of 1934.

“Owned Real Property” means the non oil and gas real property owned by any of the Companies, together with all buildings and other structures, facilities or improvements currently located thereon, all fixtures, systems and equipment of such Companies attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Permitted Liens” means: (a) Liens for Taxes, assessments and governmental charges or levies not yet delinquent or for which adequate reserves are maintained on the financial statements of the Person and its Subsidiaries as of the Closing Date; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings (and for which adequate reserves are maintained on the financial statements of the Person and its Subsidiaries as of the Closing Date in conformity with GAAP); (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, and liens in connection with unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent; (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business consistent with past practice; (e) all matters of record, including, without limitation, survey exceptions, reciprocal easement agreements and other encumbrances on title to real property; (f) all applicable zoning, entitlement, conservation restrictions and other land use and environmental regulations; (g) all exceptions, restrictions, easements, charges, rights-of-way and other Liens set forth in any environmental Permits, any deed restrictions, groundwater or land use limitations or other institutional controls utilized in connection with any required environmental remedial actions, or other state, local or municipal franchise applicable to the Person or any of its Subsidiaries or any of their respective properties; (h) Liens securing the obligations of the Person or any of its Subsidiaries under secured indebtedness of the Person or any of its Subsidiaries and, in respect of Seller and the Companies, and all Excepted Liens (as defined in the Credit Agreements); (i) Liens referred to in the Schedules hereto; (j) Permitted Encumbrances; and (k) Liens that, individually or in the aggregate, would not have a Material Adverse Effect on such Person.

“Person” means an individual, corporation, limited liability company, partnership, association, joint venture, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a Person under Section 13(a)(3) of the Securities Exchange Act of 1934, as amended.

“Production” means all oil, natural gas, coalbed methane gas, condensate, natural gas liquids, and other hydrocarbons or products produced from or attributable to the Company Assets.

“Prospect” means an oil and gas property owned by the Companies that is set forth under the heading “Unproven Properties” on Exhibit E.

“Public Stockholder” means each holder of IPO Shares.

“Public Warrants” means the warrants to purchase shares of Buyer Common Stock issued in the IPO.

“SEC” means the Securities and Exchange Commission.

“Seller Interests” means the limited liability company interests in Seller.

“Sponsor’s Warrants” means the warrants to purchase shares of Buyer Common Stock owned by Founder and governed by that certain Sponsor Warrants Purchase Agreement, dated as of September 26, 2007, between Buyer and Founder.

“Stock Earnout Target” means (i) the closing sale price for the regular trading session (without considering after hours or other trading outside regular trading session hours) of the IPO Corp. Common Stock on the applicable stock exchange (or, if no closing price is reported, the last reported sale price during that regular trading session) for any twenty (20) days within any thirty (30) day trading period which period can begin only after ninety (90) days after the Closing Date exceeds $15.00 per share, or (ii) a Change in Control Event (as defined by clauses (a) and (c) of the definition of Change in Control Event provided for in the Resolute Energy Corporation 2009 Performance Incentive Plan) occurs in which IPO Corp. Common Stock is valued in connection with such Change in Control Event in excess of $15.00 per share. If IPO Corp. shall at any time or from time to time after the Closing Date effect a subdivision (by any stock split or otherwise) of the outstanding IPO Corp. Common Stock into a greater number of shares, the Stock Earnout Target in effect immediately before such subdivision shall be proportionately decreased. Conversely, if IPO Corp. shall at any time or from time to time after the Closing Date combine (by reverse stock split or otherwise) the outstanding shares of IPO Corp. Common Stock into a smaller number of shares, the Stock Earnout Target in effect immediately before the combination shall be proportionately increased.

“Subsidiary” or “Subsidiaries” of Seller, Buyer or any other Person means any corporation, partnership, joint venture or other legal entity of which Seller, Buyer or such other Person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Trust Account” means the trust account established by Buyer in connection with the consummation of the IPO and into which Buyer deposited a designated portion of the net proceeds from the IPO.

“Trust Agreement” means the agreement pursuant to which Buyer has established the Trust Account.

“Warrant Cap” means 27,600,000.

“Western Refining Contract” means Gas Gathering and Processing Agreement, made and entered into December 18, 2001, by and between Western Gas Resources, Inc., as processor, and Texaco Exploration and Production, Inc., as operator, of the Aneth Plant and on behalf of the Aneth Plant Co-owners.

9.15  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

9.16  Submission to Jurisdiction.  Each of the parties hereto: (a) consents to submit itself to the personal jurisdiction of any state or federal court in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court; and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts sitting in the State of Delaware.

9.17  Enforcement.  The parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

9.18  Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware.

9.19  No Claim Against Trust Account.  Each of Parent, Seller, Aneth and each other Subsidiary of Seller and IPO Corp. hereby irrevocably waives any and all right, title, interest or claim (any “Claim”) of any kind it has or may have in the future to any assets in the Trust Account other than amounts distributed to Buyer in limited amounts from time to time (and in no event more than $6,555,000 in total, inclusive of amounts that have already been distributed) in order to permit Buyer to pay its operating expenses and after the consummation of its Initial Business Combination and hereby agrees not to seek recourse, reimbursement, payment or satisfaction against the Trust Account or any funds distributed therefrom, except amounts distributed to Buyer after the consummation of its Initial Business Combination, in respect of any Claims against Buyer arising under this Agreement; provided, that any Claim in respect of such amounts distributed to Buyer after the consummation of its Initial Business Combination shall be limited to payments required by Section 9.1(c).  This waiver is intended and shall be deemed and construed to be irrevocable and absolute on the part of each of Parent, Seller, Aneth and each other Subsidiary of Seller, Seller and IPO Corp., and shall be binding on their respective heirs, successors and assigns, as the case may be. Notwithstanding the foregoing, this Section 9.19 shall not constitute a waiver of the specific performance remedy set forth in Section 9.17.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

BUYER:

HICKS ACQUISITION COMPANY I, INC.

By:	/s/ JOSEPH B. ARMES
Name:	Joseph B. Armes
Title:	President & CEO

IPO CORP.:

RESOLUTE ENERGY CORPORATION

By:	/s/ NICHOLAS J. SUTTON
Name:	Nicholas J. Sutton
Title:	CEO

MERGER SUB:

RESOLUTE SUBSIDIARY CORPORATION

By:	/s/ NICHOLAS J. SUTTON
Name:	Nicholas J. Sutton
Title:	CEO

ANETH:

RESOLUTE ANETH, LLC

By:	/s/ NICHOLAS J. SUTTON
Name:	Nicholas J. Sutton
Title:	CEO

SELLER:

RESOLUTE HOLDINGS SUB, LLC

By:	/s/ NICHOLAS J. SUTTON
Name:	Nicholas J. Sutton
Title:	CEO

PARENT:

RESOLUTE HOLDINGS, LLC

By:	/s/ NICHOLAS J. SUTTON
Name:	Nicholas J. Sutton
Title:	CEO

FOUNDER:

HH-HACI, L.P.:

By: HH-HACI GP LLC, its General Partner

By:	/s/ JOSEPH B. ARMES
Name:	Joseph B. Armes
Title:

Exhibit A

EXHIBIT A

FORM OF
AMENDMENT NO. 1 TO WARRANT AGREEMENT

This Amendment No. 1, dated as of          , 2009 (this “Amendment”), to the Warrant Agreement, dated as of September 27, 2007 (the “Warrant Agreement”), by and between Hicks Acquisition Company I, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (“Warrant Agent”).

WHEREAS, the Company consummated its initial public offering on October 3, 2007, pursuant to which the Company issued, after giving effect to the exercise of the overallotment option, 55,200,000 units;

WHEREAS, each unit consisted of one share of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) and one warrant to purchase one share of Common Stock at an exercise price of $7.50 per share (the “Public Warrants”);

WHEREAS, pursuant to a private placement, simultaneously with the Company’s initial public offering, the Company issued to HH-HACI, L.P., a Delaware limited partnership (the Sponsor”), 7,000,000 warrants (the “Sponsor’s Warrants”), with each Sponsor’s Warrant exercisable into one share of Common Stock at $7.50;

WHEREAS, in conjunction with its initial public offering, the Company issued 13,800,000 warrants to certain existing stockholders (the “Founder’s Warrants”), with each Founder’s Warrant exercisable into one share of Common Stock at $7.50 (the Founder’s Warrants, together with the Sponsors’ Warrants and the Public Warrants, the “Warrants”);

WHEREAS, the terms of the Warrants are governed by the Warrant Agreement and capitalized terms used, but not defined, herein shall have the meaning given to such term in the Warrant Agreement;

WHEREAS, the Company has entered into that certain Purchase and IPO Reorganization Agreement dated August 2, 2009 (the “Acquisition Agreement”), by and among the Company, Resolute Energy Corporation, a Delaware corporation and newly-formed wholly-owned subsidiary of Resolute Sub (“IPO Corp.”), Resolute Subsidiary Corporation, a Delaware corporation and newly-formed wholly-owned subsidiary of IPO Corp. (“Merger Sub”), Resolute Aneth, LLC, a Delaware limited liability company (“Aneth”), Resolute Holdings, LLC, a Delaware limited liability company (“Holdings”), Resolute Holdings Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of Holdings (“Resolute Sub”), and HH-HACI, L.P., a Delaware limited partnership (the “Sponsor”), which provides for (i) the acquisition by the Company of a membership interest in Aneth equal to the Defined Percentage (as defined in the Acquisition Agreement) in exchange, (ii) the contribution by Resolute Sub of the equity interests in Aneth and certain of its wholly-owned subsidiaries in exchange for common stock and warrants of IPO Corp., (iii) the Sponsor’s sale of 2,300,000 Sponsor’s Warrants to Resolute Sub (the “Sponsor Sale”), (iv) the cancellation of 4,600,000 Founder’s Warrants, and (v) the merger of Merger Sub with and into the Company as a result of which the Company will become a wholly-owned subsidiary of IPO Corp. (the “Merger”) and (x) outstanding shares of Common Stock will be exchanged for common stock of IPO Corp. and (y) outstanding Warrants will be exchanged for either cash or warrants to purchase common stock of IPO Corp.;

WHEREAS, pursuant to the Acquisition Agreement, the Company agreed to seek the approval of the holders of its outstanding Warrants to amend the Warrant Agreement to: (i) permit each Public Warrant to be exchanged in the Merger for either (A) $0.55 in cash or (B) a new warrant to purchase IPO Corp. common stock subject to a prorationing adjustment requiring a maximum of 27,600,000 new warrants to be issued; (ii) permit the Sponsor Sale; (iii) require the cancellation of 4,600,000 Founder’s Warrants; and (iv) permit each Sponsor’s Warrant and Founder’s Warrant to be exchanged in the Merger for new warrants to purchase IPO Corp. common stock (collectively, the “Warrant Redemption Proposal”); and

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WHEREAS, holders of Warrants exercisable for a majority of the Warrant Shares (as defined in the Warrant Agreement) issuable upon exercise of all outstanding Warrants have approved the Warrant Redemption Proposal.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Warrant Agreement as set forth herein:

1.  Amendment of Warrant Agreement.

(a) The second paragraph of Section 5 of the Warrant Agreement shall be deleted in its entirety and replaced with the following:

“The Founder’s Warrants and the Sponsor’s Warrants may not be sold or transferred prior to the date that is one hundred and eighty (180) days after the date (such date, the “Transfer Restriction Termination Date”) upon which the Company completes an acquisition, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or assets (its “Initial Business Combination”), except: (A) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors or any affiliates of the Sponsor (as defined below); (B) in the case of an Initial Stockholder (other than the Sponsor), by gift to a member of the Initial Stockholder’s immediate family or to a trust, the beneficiary of which is a member of the Initial Stockholder’s immediate family, an affiliate of the Initial Stockholder or to a charitable organization; (C) by virtue of the laws of descent and distribution upon death of Initial Stockholders (other than the Sponsor); (D) by virtue of the laws of the state of Delaware or the Sponsor’s limited partnership agreement upon dissolution of the Sponsor; (E) in the case of an Initial Stockholder (other than the Sponsor) pursuant to a qualified domestic relations order; (F) in the event of a liquidation of the Company prior to the Company’s completion of its Initial Business Combination; (G) the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Company’s consummation of an Initial Business Combination; or (H) to Resolute Holdings Sub, LLC, a Delaware limited liability company (“Resolute Sub”) in connection with the Initial Business Combination contemplated by that certain Purchase and IPO Reorganization Agreement dated August 2, 2009 (the “Acquisition Agreement”), by and among the Company, Resolute Energy Corporation, a Delaware corporation (“IPO Corp.”), Resolute Subsidiary Corporation, a Delaware corporation (“Merger Sub”), Resolute Aneth, LLC, a Delaware limited liability company, Resolute Holdings, LLC, a Delaware limited liability company, Resolute Sub, and the Sponsor, pursuant to which, among other things, Merger Sub will be merged with and into the Company and the Company will continue as the surviving company and be wholly-owned by IPO Corp. (the “Merger”); provided, however, that the permissive transfers set forth above may be implemented only upon the respective transferee’s written agreement with the Company to be bound by the terms and conditions of such transfer restrictions (the “Permitted Transferees”).”

(b) Section 11(c) of the Warrant Agreement shall be deleted in its entirety and replaced with the following:

“(c) The Merger.  Pursuant to the Merger, the Warrants shall be treated as follows:

(i) Public Warrants.

(A) Each Public Warrant will be converted into either (x) the right to receive $0.55 in cash (the “Cash Consideration”) or (y) a warrant to purchase one share of common stock, par value $0.0001 per share, of IPO Corp. (“IPO Corp. Common Stock”) (the “New Warrant Consideration” and together with the Cash Consideration, the “Warrant Consideration”), in each case as the holder of Public Warrants shall have elected or be deemed to have elected (an “Election”) in accordance with Section 11(c)(i)(B). All such Public Warrants, when so converted, will automatically be retired and will cease to be outstanding, and the holder of a Warrant Certificate that, immediately prior to the effective time of the Merger, represented outstanding Public Warrants will cease to have any rights

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with respect thereto, except the right to receive, upon the surrender of such Warrant Certificate the applicable Warrant Consideration. The new warrants to purchase IPO Corp. Common Stock issuable in respect of the New Warrant Consideration will contain the terms and conditions set forth in the warrant agreement attached as Exhibit D hereto (the “New Warrant Agreement”).

(B) Subject to the procedures in Section 11(c)(iii) and the limitations in Section 11(c)(i)(D), each holder of Public Warrants outstanding immediately prior to the Election Date who makes a valid Election to receive the New Warrant Consideration will be entitled to receive the New Warrant Consideration in respect of such Public Warrants (the “New Warrant Election Warrants”); provided that, notwithstanding anything in this Agreement to the contrary, a holder of a Public Warrant shall not be able to make a valid election to receive the New Warrant Consideration with respect to any Public Warrants that it voted against this Amendment. All holders of Public Warrants immediately prior to the Election Date who do not make a valid Election for New Warrant Election Warrants will be deemed to have elected to receive the Cash Consideration in respect of their Public Warrants.

(C) Notwithstanding anything in this Agreement to the contrary:

(1) the maximum number of Public Warrants to be converted into the right to receive the New Warrant Consideration will be equal to 27,600,000 (the “Warrant Cap”); and

(2) the minimum number of Public Warrants to be converted into the right to receive the Cash Consideration will be equal to (x) the number of Public Warrants outstanding immediately prior to the Effective Time less (y) the Warrant Cap.

(D) Notwithstanding anything in this Agreement to the contrary, to the extent the aggregate number of New Warrant Election Warrants exceeds the Warrant Cap, the New Warrant Consideration will be prorated as follows:

(1) all Public Warrants for which Elections to receive the Cash Consideration have been made or deemed to have been made (the “Cash Election Warrants”) will be converted into the right to receive the Cash Consideration; and

(2) the New Warrant Election Warrants will be converted into the right to receive the Cash Consideration and the New Warrant Consideration in the following manner:

(x) the number of New Warrant Election Warrants covered by each Form of Election to be converted into New Warrant Consideration will be determined by multiplying the number of New Warrant Election Warrants covered by such Form of Election by a fraction, (a) the numerator of which is the Warrant Cap and (b) the denominator of which is the aggregate number of New Warrant Election Warrants; and

(y) all New Warrant Election Warrants not converted into New Warrant Consideration in accordance with clause (x) will be converted into the right to receive the Cash Consideration in respect thereof.

(ii) Founder’s Warrants and Sponsor’s Warrants.  Each Founder’s Warrant and each Sponsor’s Warrant will be converted into a warrant to purchase one share of IPO Corp. Common Stock (the “New Founder’s Warrants” and the “New Sponsor’s Warrants”); provided that 4,600,000 Founder’s Warrants held by the Sponsor shall be cancelled and forfeited immediately prior to the Merger. All such Founder’s Warrants and Sponsor’s Warrants, when so converted, will automatically be retired and will cease to be outstanding, and the holder of a Warrant Certificate that, immediately prior to the effective time of the Merger, represented outstanding Founder’s Warrants or Sponsor’s Warrants will cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Warrant Certificate the New Founder’s Warrants or New Sponsor’s Warrants, as applicable. The New Founder’s Warrants and New Sponsor’s Warrants will have the terms and conditions set forth in the New Warrant Agreement.

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(iii) Election/Exchange Procedures.

(A) Public Warrants.

(1) The Company will authorize the Exchange Agent (as defined in the Acquisition Agreement) to receive Elections and to act as exchange agent hereunder with respect to the Merger.

(2) The Company will prepare, for use by the holders of Public Warrants in surrendering Warrant Certificates, a form (the “Form of Election”) pursuant to which each holder of Public Warrants may make an Election. The Form of Election will be delivered to such Warrant holders by means and at a time upon which the Company and IPO Corp. will mutually agree.

(3) An Election will have been properly made only if a Form of Election properly completed and signed and accompanied by the Warrant Certificate or Warrant Certificates to which such Form of Election relates (x) is received by the Exchange Agent prior to the date and time of the special meeting of warrantholders being held to approve Amendment No. 1 to this Agreement (the “Election Date” and the “Special Meeting”) or (y) is delivered to the Exchange Agent at the Special Meeting.

(4) Any Public Warrant holder may at any time prior to the Election Date change such holder’s Election if the Exchange Agent receives (x) prior to the Election Date written notice of such change accompanied by a properly completed Form of Election or (y) at the Special Meeting a new, properly completed Form of Election. The Company will have the right in its sole discretion to permit changes in Elections after the Election Date.

(5) The Company will have the right to make rules, not inconsistent with the terms of this Agreement or the Acquisition Agreement, governing the validity of Forms of Election, the manner and extent to which Elections are to be taken into account in making the determinations prescribed by this section, the issuance and delivery of certificates for the new warrants to purchase IPO Corp. Common Stock into which the Public Warrants are exchangeable in the Merger, and the payment for Public Warrants converted into the right to receive the Cash Consideration in the Merger.

(7) In connection with the above procedures, (A) the holders of Warrant Certificates evidencing Public Warrants will surrender such certificates to the Exchange Agent, (B) upon surrender of a Warrant Certificate the holder thereof will be entitled to receive the applicable Warrant Consideration, and (C) the Warrant Certificates so surrendered will forthwith be canceled.

(B) Founder’s Warrants and Sponsor’s Warrants.  As soon as practicable after the closing of the Merger, (i) the holders of Warrant Certificates evidencing Founder’s Warrants and Sponsor’s Warrants will surrender such Warrant Certificates to IPO Corp., (ii) upon surrender of a Warrant Certificate pursuant to this section the holder thereof will be entitled to receive the New Founder’s Warrants or the New Sponsor’s Warrants, as applicable, and (iii) the Warrant Certificates so surrendered will forthwith be canceled.”

(c) The definition of “Initial Stockholders” shall be revised to mean, collectively, the Sponsor, William H. Cunningham, William A. Montgomery, Brian Mulroney and William F. Quinn.

2.  Miscellaneous.

(a) Governing Law.  This Agreement and each Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the internal laws of the State of New York. The parties agree that all actions and proceedings arising out of this Agreement or any of the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or in a New York State Court in the County of New York and that, in connection with any such action or proceeding, the parties will submit to the

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jurisdiction of, and venue in, such court. Each of the parties hereto also irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby.

(b) Binding Effect.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns.

(c) Entire Agreement.  This Amendment sets forth the entire agreement and understanding between the parties as to the subject matter thereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them. Except as set forth in this Amendment, provisions of the Warrant Agreement which are not inconsistent with this Amendment shall remain in full force and effect.

(d) Severability.  This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

(e) Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall constitute but one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.
HICKS ACQUISITION COMPANY I, INC.

By:
Joseph B. Armes
President, Chief Executive Officer
and Chief Financial Officer

CONTINENTAL STOCK TRANSFER &
TRUSTCOMPANY, as Warrant Agent

By:
Name:
Title:

6

EXHIBIT B
EXHIBIT B
FORM OF
WARRANT AGREEMENT
RESOLUTE ENERGY CORPORATION
and
CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

WARRANT AGREEMENT
Dated as of September ___, 2009

WARRANT AGREEMENT
TABLE OF CONTENTS

SECTION 1.	Appointment of Warrant Agent	1
SECTION 2.	Warrant Certificates	1
SECTION 3.	Execution of Warrant Certificates	1
SECTION 4.	Registration and Countersignature	2
SECTION 5.	Registration of Transfers and Exchanges; Transfer Restrictions	2
SECTION 6.	Terms of Warrants	3
(a)	Exercise Price and Exercise Period	3
(b)	Redemption of Warrants	3
(c)	Exercise Procedure	4
(d)	Registration Requirement	5
(e)	Expiry Upon Liquidation of Trust Account	6
SECTION 7.	Payment of Taxes	6
SECTION 8.	Mutilated or Missing Warrant Certificates	6
SECTION 9.	Reservation of Warrant Shares	6
SECTION 10.	Obtaining Stock Exchange Listings	7
SECTION 11.	Adjustment of Number of Warrant Shares	7
(a)	Stock Dividends — Split-Ups	7
(b)	Aggregation of Shares	7
(c)	Merger, Reorganization, etc.	7
(d)	Extraordinary Dividends	7
(e)	Adjustments To Exercise Price	8
(f)	Form of Warrant	8
(g)	Other Events	8
SECTION 12.	Fractional Interests	8
SECTION 13.	Notices to Warrant Holders	8
SECTION 14.	Merger, Consolidation or Change of Name of Warrant Agent	9
SECTION 15.	Warrant Agent	9
SECTION 16.	Change of Warrant Agent	11
SECTION 17.	Notices to Company and Warrant Agent	11
SECTION 18.	Supplements and Amendments	12
SECTION 19.	Successors	12
SECTION 20.	Termination	12
SECTION 21.	Governing Law	12
SECTION 22.	Benefits of This Agreement	12
SECTION 23.	Counterparts	12
SECTION 24.	Force Majeure	13

Exhibit A	Legend — Founders’ Warrants

Exhibit B	Legend — Sponsors’ Warrants

Exhibit C	Form of Warrant Certificate

-i-

     THIS WARRANT AGREEMENT (this “Agreement”), dated as of September    , 2009, is by and between Resolute Energy Corporation, a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as Warrant Agent (the “Warrant Agent”).
     WHEREAS, the Company has entered into that certain Purchase and IPO Reorganization Agreement dated August 2, 2009 (the “Acquisition Agreement”), by and among the Company, Hicks Acquisition Company I, Inc., a Delaware corporation (“HACI”), Resolute Aneth, LLC, a Delaware limited liability company, Resolute Subsidiary Corporation, a Delaware corporation (“Merger Sub”), Resolute Holdings, LLC, a Delaware limited liability company, Resolute Holdings Sub, LLC, a Delaware limited liability company (“Resolute Sub”), and HH-HACI, L.P., a Delaware limited partnership (the “Sponsor”), pursuant to which, among other things, Merger Sub will be merged with and into HACI and HACI will continue as the surviving company and be wholly-owned by the Company (the “Merger” and together with the other transactions contemplated in the Acquisition Agreement, the “Initial Business Combination”);
     WHEREAS, pursuant to the Acquisition Agreement, the Company proposes to issue in connection with the Merger up to 48,400,000 warrants consisting of (i) up to 27,600,000 warrants (the “Public Warrants”), (ii) up to an aggregate of 13,800,000 warrants bearing the legend set forth in Exhibit A hereto to the Sponsor, Resolute Sub, William H. Cunningham, William A. Montgomery, Brian Mulroney and William F. Quinn (collectively, the “Initial Stockholders”) (the “Founders’ Warrants”), and (iii) up to an aggregate of 7,000,000 warrants bearing the legend set forth in Exhibit B hereto to the Sponsor and Resolute Sub (the “Sponsors’ Warrants”), which in each case entitle the holders thereof to purchase shares of common stock of the Company, $0.0001 par value per share (the “Common Stock” and the Common Stock issuable on exercise of the Public Warrants, the Founders’ Warrants or the Sponsors’ Warrants, the “Warrant Shares”); and
     WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, transfer, exchange and exercise of Warrants and other matters as provided herein.
     NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:
     SECTION 1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the instructions set forth in this Agreement, and the Warrant Agent hereby accepts such appointment.
     SECTION 2. Warrant Certificates. The certificates evidencing the Warrants (the “Warrant Certificates”) to be delivered pursuant to this Agreement shall be in registered form only and shall be substantially in the form set forth in Exhibit C attached hereto.
     SECTION 3. Execution of Warrant Certificates. Warrant Certificates shall be signed on behalf of the Company by its Chairman of the Board or its President or Chief Executive Officer or a Vice President and by its Secretary or an Assistant Secretary. Each such signature upon the Warrant Certificates may be in the form of a facsimile signature of the present or any future Chairman of the Board, President, Chief Executive Officer, Vice President, Secretary or Assistant Secretary and may be imprinted or otherwise reproduced on the Warrant Certificates and for that purpose the Company may adopt and use the facsimile signature of any person who shall have been Chairman of the Board, President, Chief Executive Officer, Vice President, Secretary or Assistant Secretary, notwithstanding the fact that at the time the Warrant Certificates shall be countersigned and delivered or disposed of he or she shall have ceased to hold such office.
     In case any officer of the Company who shall have signed any of the Warrant Certificates shall cease to be such officer before the Warrant Certificates so signed shall have been countersigned by the Warrant Agent, or disposed of by the Company, such Warrant Certificates nevertheless may be countersigned and delivered or disposed of as though such person had not ceased to be such officer of the Company; and any Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Warrant Certificate, shall be a proper officer of the Company to sign such Warrant Certificate, although at the date of the execution of this Warrant Agreement any such person was not such officer.

     Warrant Certificates shall be dated the date of countersignature by the Warrant Agent.
     SECTION 4. Registration and Countersignature. Warrant Certificates shall be countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned. The Warrant Agent shall, upon the written instructions of the Chairman of the Board, the President or Chief Executive Officer, a Vice President, the Treasurer or the Chief Financial Officer of the Company, countersign, issue and deliver Warrants as provided in this Agreement.
     The Company and the Warrant Agent may deem and treat the registered holder(s) of the Warrant Certificates as the absolute owner(s) thereof (notwithstanding any notation of ownership or other writing thereon made by anyone), for all purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.
     SECTION 5. Registration of Transfers and Exchanges; Transfer Restrictions. The Warrant Agent shall from time to time, subject to the limitations of this Section 5, register the transfer of any outstanding Warrant Certificates upon the records to be maintained by it for that purpose, upon surrender thereof duly endorsed or accompanied (if so required by the Warrant Agent) by a written instrument or instruments of transfer in form satisfactory to the Warrant Agent, duly executed by the registered holder or holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney. Upon any such registration of transfer, a new Warrant Certificate shall be issued to the transferee(s) and the surrendered Warrant Certificate shall be cancelled by the Warrant Agent. Cancelled Warrant Certificates shall thereafter be disposed of by the Warrant Agent in its customary manner.
     The Founders’ Warrants and Sponsors’ Warrants (other than the Founders’ Warrants and Sponsors’ Warrants held by Resolute Sub) may not be sold or transferred prior to the date that is one hundred and eighty (180) days after the date (such date, the “Transfer Restriction Termination Date”) of the closing of the Merger, except: (A) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors or any affiliates of the Sponsor (as defined below); (B) in the case of an Initial Stockholder (other than the Sponsor), by gift to a member of the Initial Stockholder’s immediate family or to a trust, the beneficiary of which is a member of the Initial Stockholder’s immediate family, an affiliate of the Initial Stockholder or to a charitable organization; (C) by virtue of the laws of descent and distribution upon death of Initial Stockholders (other than the Sponsor); (D) by virtue of the laws of the state of Delaware or the Sponsor’s limited partnership agreement upon dissolution of the Sponsor; or (E) in the case of an Initial Stockholder (other than the Sponsor) pursuant to a qualified domestic relations order; provided, however, that the permissive transfers set forth above may be implemented only upon the respective transferee’s written agreement with the Company to be bound by the terms and conditions of such transfer restrictions (the “Permitted Transferees”).
     The holders of any Founders’ Warrants or Sponsors’ Warrants or Warrant Shares issued upon exercise of any Founders’ Warrants or Sponsors’ Warrants further agree, prior to any transfer of such securities, to give written notice to the Company expressing its desire to effect such transfer and describing briefly the proposed transfer. Upon receiving such notice, the Company shall present copies thereof to its counsel and any such holder agrees not to make any disposition of all or any portion of such securities unless and until:
          (a) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement, in which case the legends set forth in Exhibit A, Exhibit B or Section 6(c) hereof, as the case may be (collectively, the “Legends”) with respect to such securities sold pursuant to such registration statement shall be removed; or
          (b) if reasonably requested by the Company, (A) the holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such Securities under the Securities Act, (B) the Company shall have received customary representations and warranties regarding the transferee that are reasonably satisfactory to the Company signed by the proposed transferee, and (C) the Company shall have received an agreement by such transferee to the restrictions contained in the Legends.
          Subject to the terms of this Agreement, Warrant Certificates may be exchanged at the option of the holder(s) thereof, when surrendered to the Warrant Agent at its principal corporate trust office, which is currently located at the address listed in Section 17 hereof, for another Warrant Certificate or other Warrant Certificates of like tenor and representing in the aggregate a like number of Warrants. Any holder desiring to exchange a Warrant Certificate shall deliver a written request to the Warrant Agent, and shall surrender, duly endorsed or accompanied (if so required by the Warrant Agent) by a written instrument or instruments of transfer in form satisfactory to the Warrant Agent, the Warrant Certificate or Certificates to be so exchanged. Warrant Certificates surrendered for exchange shall be cancelled by the Warrant Agent. Such cancelled Warrant Certificates shall then be disposed of by such Warrant Agent in its customary manner.
          The Warrant Agent is hereby authorized to countersign, in accordance with the provisions of this Section 5 and of Section 4 hereof, the new Warrant Certificates required pursuant to the provisions of this Section 5.
     SECTION 6. Terms of Warrants.
          (a) Exercise Price and Exercise Period.
          The initial exercise price per share at which Warrant Shares shall be purchasable upon the exercise of Warrants (the “Exercise Price”) shall be $13.00 per share, and each Warrant shall be initially exercisable to purchase one share of Common Stock.
          Subject to the terms of this Agreement (including without limitation Section 6(d) below), each Warrant holder shall have the right, which may be exercised commencing at the opening of business on the first day of the applicable Warrant Exercise Period set forth below and until 5:00 p.m., New York City time, on the last day of such Warrant Exercise Period, to receive from the Company the number of fully paid and nonassessable Warrant Shares which the holder may at the time be entitled to receive on exercise of such Warrants and payment of the Exercise Price then in effect for such Warrant Shares. No adjustments as to dividends will be made upon exercise of the Warrants.
          The “Warrant Exercise Period” shall commence (subject to Section 6(d) below) and end as follows:
          (i) With respect to the Public Warrants and the Sponsor Warrants, the Warrant Exercise Period shall commence on the date of the closing of the Merger (the “Merger Closing Date”) and shall end on the earlier of:
                    (A) the date that is five (5) years from the Merger Closing Date; and
                    (B) the Business Day preceding the date on which such Warrants are redeemed pursuant to Section 6(b) below or expire pursuant to Section 6(e) below.
          (ii) With respect to the Founders’ Warrants, the Warrant Exercise Period shall commence any time after the Closing Price (as defined below) exceeds $13.75 for any 20 days within any 30 day trading period beginning 90 days after the Merger Closing Date and shall end on the date that is five (5) years from the Merger Closing Date
          “Business Day” shall mean any day on which the New York Stock Exchange is open for trading and which is not a Saturday, a Sunday or any other day on which banks in the City of New York, New York, are authorized or required by law to close.
          Each Warrant not exercised prior to 5:00 p.m., New York City time, on the last day of the Warrant Exercise Period shall become void and all rights thereunder and all rights in respect thereof under this Agreement shall cease as of such time.
          (b) Redemption of Warrants.
          The Company may call the Warrants for redemption, in whole and not in part, at a price of $0.01 per Warrant, upon not less than 30 days’ prior written notice of redemption to each Warrant holder, at any time after such Warrants have become exercisable pursuant to Section 6(a) above, if, and only if, (A) the Closing Price has equaled or exceeded $18.00 per share for any 20 trading days within a 30-trading-day period ending on the third

Business Day prior to the notice of redemption to Warrant holders and (B) at all times between the date of such notice of redemption and the redemption date a registration statement is in effect covering the Warrant Shares issuable upon exercise of the Warrants and a current prospectus relating to those Warrant Shares is available.
     The “Closing Price” of the Common Stock on any date of determination means:
          (i) the closing sale price for the regular trading session (without considering after hours or other trading outside regular trading session hours) of the Common Stock (regular way) on the New York Stock Exchange on that date (or, if no closing price is reported, the last reported sale price during that regular trading session),
          (ii) if the Common Stock is not listed for trading on the New York Stock Exchange on that date, as reported in the composite transactions for the principal United States securities exchange on which the Common Stock is so listed,
          (iii) if the Common Stock is not so reported, the last quoted bid price for the Common Stock in the over-the-counter market as reported by the OTC Bulletin Board, the National Quotation Bureau or similar organization, or
          (iv) if the Common Stock is not so quoted, the average of the mid-point of the last bid and ask prices for the Common Stock from at least three nationally recognized investment banking firms that the Company selects for this purpose.
          Notwithstanding the foregoing, none of the Founders’ Warrants or Sponsors’ Warrants shall be redeemable at the option of the Company so long as they are held by the Initial Stockholders, Sponsor or a Permitted Transferee, provided that the fact that one or more Founders’ Warrants or Sponsors’ Warrants are non-redeemable by operation of this sentence shall not affect the Company’s right to redeem, pursuant to the other provisions of this Section 6(b), the Public Warrants and all Founders’ Warrants and Sponsors’ Warrants that are not held by the Initial Stockholders, the Sponsor or a Permitted Transferee. Any Founders’ Warrants, or Sponsors’ Warrant not held by the Initial Stockholders, the Sponsor, or a Permitted Transferee shall become Public Warrants and subject to the same terms and conditions hereunder as all other Public Warrants.
          (c) Exercise Procedure.
          A Warrant may be exercised upon surrender to the Company at the principal stock transfer office of the Warrant Agent, which is currently located at the address listed in Section 17 hereof, of the certificate or certificates evidencing the Warrants to be exercised with the form of election to purchase on the reverse thereof duly filled in and signed and such other documentation as the Warrant Agent may reasonably request, and upon payment to the Warrant Agent for the account of the Company of the Exercise Price (adjusted as herein provided if applicable) for the number of Warrant Shares in respect of which such Warrants are then exercised. Payment of the aggregate Exercise Price shall be made in cash or by certified or official bank check payable to the order of the Company in New York Clearing House Funds, or the equivalent thereof. In no event will any Warrants be settled on a net cash basis.
          In the event the Company calls the Warrants for redemption as described above, the Company may require all holders that wish to exercise such warrants to do so on a “cashless basis.” In such event, each such holder will pay the exercise price by surrendering its Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (A) the product of the number of shares of Common Stock underlying such Warrants, multiplied by the difference between the Exercise Price of such Warrants and the Fair Market Value (defined below) by (B) the Fair Market Value. The “Fair Market Value” shall mean the average reported last sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the Warrant holders.
          The Initial Stockholders and their Permitted Transferees will be entitled to exercise the Founders’ Warrants and the Sponsors’ Warrants, as described above for cash or on a “cashless basis.” In the event such a holder elects to exercise the Founders’ Warrants or Sponsors’ Warrants on a cashless basis, each such holder will pay the exercise price by surrendering its Founders’ Warrants or Sponsors’ Warrants, as the case may be, for that number of shares of Common Stock equal to the quotient obtained by dividing (A) the product of the number of shares of Common Stock underlying its Founders’ Warrants or Sponsors’ Warrants, as applicable, multiplied by the difference between the Exercise Price of such Warrants and the Fair Market Value by (B) the Fair Market Value. Except as required to do so by the Company in the event that the Company calls the Warrants for redemption pursuant to Section 6(b) above, the Public Warrants may not be exercised on a cashless basis.
          Subject to the provisions of Section 7 hereof, upon such surrender of Warrants and payment of the Exercise Price (or notice of settlement on a cashless basis, if applicable) the Company shall issue and cause to be delivered with all reasonable dispatch to and in such name or names as the Warrant holder may designate, a certificate or certificates for the number of full Warrant Shares issuable upon the exercise of such Warrants. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares as of the date of the surrender of such Warrants and payment of the Exercise Price.
          The Warrants shall be exercisable, at the election of the holders thereof, either in full or from time to time in part and, in the event that a certificate evidencing Warrants is exercised in respect of fewer than all of the Warrant Shares issuable on such exercise at any time prior to the date of expiration of the Warrants, a new certificate evidencing the remaining Warrant or Warrants will be issued, and the Warrant Agent is hereby irrevocably authorized to countersign and to deliver the required new Warrant Certificate or Certificates pursuant to the provisions of this Section 6 and of Section 4 hereof, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrant Certificates duly executed on behalf of the Company for such purpose. The Warrant Agent may assume that any Warrant presented for exercise is permitted to be so exercised under applicable law and shall have no liability for acting in reliance on such assumption.
          All Warrant Certificates surrendered upon exercise of Warrants shall be canceled by the Warrant Agent. Such canceled Warrant Certificates shall then be disposed of by the Warrant Agent in its customary manner. The Warrant Agent shall account promptly to the Company with respect to Warrants exercised and concurrently pay to the Company all monies received by the Warrant Agent for the purchase of the Warrant Shares through the exercise of such Warrants.
          The Warrant Agent shall keep copies of this Agreement and any notices given or received hereunder available for inspection by the holders with reasonable prior written notice during normal business hours at its office. The Company shall supply the Warrant Agent from time to time with such numbers of copies of this Agreement as the Warrant Agent may request.
          Certificates evidencing Warrant Shares issued upon exercise of a Sponsors’ Warrant shall contain the following legend, unless such Warrant Shares were issued pursuant to an effective registration statement under the Securities Act of 1933, as amended:
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.
SECURITIES EVIDENCED BY THIS CERTIFICATE WILL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.
          (d) Registration Requirement. Notwithstanding anything else in this Section 6, no Warrant may be exercised unless at the time of exercise (A) a registration statement covering the Warrant Shares to be issued upon exercise is effective under the Act and (B) a prospectus thereunder relating to the Warrant Shares is current. The Company shall use its best efforts to have a registration statement in effect covering Warrant Shares issuable upon exercise of the Warrants from the date the Warrants become exercisable and to maintain a current prospectus relating to those Warrant Shares until the Warrants expire or are redeemed. In the event that, at the end of the Warrant Exercise Period, a registration statement covering the Warrant Shares to be issued upon exercise is not effective under the Act, all the rights of holders hereunder shall terminate and all of the Warrants shall expire unexercised and worthless, and as a result, purchasers of the Units will have paid the full Unit purchase price solely for the share of Common Stock included in each Unit. In no event shall the Company be required to issue unregistered shares upon the exercise of any Warrant or settle Warrants on a net cash basis.
          (e) Expiry Upon Liquidation of Trust Account. If the Company is dissolved because it fails to effect an Initial Business Combination within the applicable period set forth in its certificate of incorporation, all of the rights of holders hereunder shall terminate and all of the Warrants shall expire unexercised and worthless, and as a result purchasers of the Units will have paid the full Unit purchase price solely for the share of Common Stock included in each Unit.
     SECTION 7. Payment of Taxes. The Company will pay all documentary stamp taxes attributable to the initial issuance of Warrant Shares upon the exercise of Warrants; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue of any Warrant Certificates or any certificates for Warrant Shares in a name other than that of the registered holder of a Warrant Certificate surrendered upon the exercise of a Warrant, and the Company shall not be required to issue or deliver such Warrant Certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.
     SECTION 8. Mutilated or Missing Warrant Certificates. In case any of the Warrant Certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue and the Warrant Agent shall countersign, in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like tenor and representing an equivalent number of Warrants, but only upon receipt of evidence satisfactory to the Company and the Warrant Agent of such loss, theft or destruction of such Warrant Certificate and indemnity, also satisfactory to the Company and the Warrant Agent. Applicants for such new Warrant Certificates must pay such reasonable charges as the Company may prescribe.
     SECTION 9. Reservation of Warrant Shares. The Company will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock or its authorized and issued Common Stock held in its treasury, for the purpose of enabling it to satisfy any obligation to issue Warrant Shares upon exercise of Warrants, the maximum number of shares of Common Stock which may then be deliverable upon the exercise of all outstanding Warrants. The Warrant Agent shall have no duty to verify availability of such shares set aside by the Company.
     The Company or, if appointed, the transfer agent for the Common Stock (the “Transfer Agent”) and every subsequent transfer agent for any shares of the Common Stock issuable upon the exercise of any of the Warrants will be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose. The Company will keep a copy of this Agreement on file with the Transfer Agent and with every subsequent Transfer Agent for any shares of the Common Stock issuable upon the exercise of the Warrants. The Warrant Agent is hereby irrevocably authorized to requisition from time to time from such Transfer Agent the stock certificates required to honor outstanding Warrants upon exercise thereof in accordance with the terms of this Agreement. The Company will supply such Transfer Agent with duly executed certificates for such purposes. The Company will furnish such Transfer Agent a copy of all notices of adjustments and certificates related thereto, transmitted to each holder pursuant to Section 13 hereof.
     Before taking any action which would cause an adjustment pursuant to Section 11 hereof to reduce the Exercise Price below the then par value (if any) of the Warrant Shares, the Company will take any commercially reasonable corporate action which may, in the opinion of its counsel (which may be counsel employed by the Company), be necessary in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares at the Exercise Price as so adjusted.
     The Company covenants that all Warrant Shares which may be issued upon exercise of Warrants will, upon payment of the Exercise Price therefor and issue, be fully paid, nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof.

     SECTION 10. Obtaining Stock Exchange Listings. The Company will from time to time take all commercially reasonable actions which may be necessary so that the Warrant Shares, immediately upon their issuance upon the exercise of Warrants, will be listed on the principal securities exchanges and markets within the United States of America, if any, on which other shares of Common Stock are then listed.
     SECTION 11. Adjustment of Number of Warrant Shares. The number of Warrant Shares issuable upon the exercise of each Warrant is subject to adjustment from time to time upon the occurrence of the events enumerated in this Section 11. For purposes of this Section 11, “Common Stock ” means shares now or hereafter authorized of any class of common stock of the Company and any other stock of the Company, however designated, that has the right (subject to any prior rights of any class or series of preferred stock) to participate in any distribution of the assets or earnings of the Company without limit as to per share amount.
          (a) Stock Dividends — Split-Ups. If after the date hereof, and subject to the provisions of Section 12 hereof, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock, or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding shares of Common Stock.
          (b) Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 12 hereof, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.
          (c) Merger, Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered by Section 11(a) or 11(b) hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Warrant holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrant holder would have received if such Warrant holder had exercised his, her or its Warrant(s) immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock covered by Section 11(a) or 11(b) hereof, then such adjustment shall be made pursuant to Sections 11(a), 11(b), and 11(d) hereof and this Section 11(c). The provisions of this Section 11(c) shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.
          (d) Extraordinary Dividends. If the Company distributes to all holders of its Common Stock any of its assets (including cash) or debt securities or any rights, options or warrants to purchase debt securities, assets or other securities of the Company (other than Common Stock), the number of shares of Common Stock issuable upon exercise of each Warrant shall be adjusted in accordance with the formula:
N’ = N x M/(M-F)
     where:

N’ =	the adjusted number of shares of Common Stock issuable upon exercise of each Warrant.

N =	the current number of shares of Common Stock issuable upon exercise of each Warrant.

M =	the Closing Price per share of Common Stock on the Business Day immediately preceding the ex-dividend date for such distribution.

F =	the fair market value on the ex-dividend date for such distribution of the assets, securities, rights or warrants distributable to one share of Common Stock after taking into account, in the case of any rights, options or warrants, the consideration required to be paid upon exercise thereof. The Company’s Board of Directors (the “Board”) shall reasonably determine the fair market value in good faith.
          The adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.
          This subsection (d) does not apply to any dividends or distributions made in connection with, or as part of: (i) regular quarterly or other periodic dividends; or (ii) any of the actions contemplated by Sections 11(a), 11(b) or 11(e). If any adjustment is made pursuant to this subsection (d) as a result of the issuance of rights, options or warrants and at the end of the period during which any such rights, options or warrants are exercisable, not all such rights, options or warrants shall have been exercised, the Warrant shall be immediately readjusted as if “F” in the above formula was the fair market value on the ex-dividend date for such distribution of the indebtedness or assets actually distributed upon exercise of such rights, options or warrants divided by the number of shares of Common Stock outstanding on the ex-dividend date for such distribution. Notwithstanding anything to the contrary contained in this subsection (d), if “M-F” in the above formula is less than $1.00, the Company may elect to, and if “M-F” or is a negative number, the Company shall, in lieu of the adjustment otherwise required by this subsection (d), distribute to the holders of the Warrants, upon exercise thereof, the evidences of indebtedness, assets, rights, options or warrants (or the proceeds thereof) which would have been distributed to such holders had such Warrants been exercised immediately prior to the record date for such distribution.
          (e) Adjustments To Exercise Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in Sections 11(a) and 11(b) hereof, the Exercise Price shall be adjusted (to the nearest cent) by multiplying such Exercise Price immediately prior to such adjustment by a fraction (A) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (B) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.
          (f) Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 11, and Warrants issued after such adjustment may state the same Exercise Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement. However, the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.
          (g) Other Events. If any event occurs as to which the foregoing provisions of this Section 11 are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Board, fairly and adequately protect the purchase rights of the registered holders of the Warrants in accordance with the essential intent and principles of such provisions, then the Board shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of the Board, to protect such purchase rights as aforesaid.
     SECTION 12. Fractional Interests. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 12, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round up or down to the nearest whole number of the shares of Common Stock to be issued to the Warrant holder.
     SECTION 13. Notices to Warrant Holders. Upon every adjustment of the Exercise Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Section 11(a), (b), (c) or (e) hereof, then, in any such event, the Company shall give written notice to each Warrant holder, at the last address set forth for such holder in the warrant register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.
     SECTION 14. Merger, Consolidation or Change of Name of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party, or any corporation succeeding to all or substantially all the corporate trust or agency business of the Warrant Agent, shall be the successor to the Warrant Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor warrant agent under the provisions of Section 16 hereof. In case at the time such successor to the Warrant Agent shall succeed to the agency created by this Agreement, and in case at that time any of the Warrant Certificates shall have been countersigned but not delivered, any such successor to the Warrant Agent may adopt the countersignature of the original Warrant Agent; and in case at that time any of the Warrant Certificates shall not have been countersigned, any successor to the Warrant Agent may countersign such Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor to the Warrant Agent; and in all such cases such Warrant Certificates shall have the full force and effect provided in the Warrant Certificates and in this Agreement.
     In case at any time the name of the Warrant Agent shall be changed and at such time any of the Warrant Certificates shall have been countersigned but not delivered, the Warrant Agent whose name has been changed may adopt the countersignature under its prior name, and in case at that time any of the Warrant Certificates shall not have been countersigned, the Warrant Agent may countersign such Warrant Certificates either in its prior name or in its changed name, and in all such cases such Warrant Certificates shall have the full force and effect provided in the Warrant Certificates and in this Agreement.
     SECTION 15. Warrant Agent. The Warrant Agent undertakes the duties and obligations imposed by this Agreement (and no implied duties or obligations shall be read into this Agreement against the Warrant Agent) upon the following terms and conditions, by all of which the Company and the holders of Warrants, by their acceptance thereof, shall be bound:
          (a) The statements contained herein and in the Warrant Certificates shall be taken as statements of the Company and the Warrant Agent assumes no responsibility for the correctness of any of the same except to the extent that any such statements describe the Warrant Agent or action taken or to be taken by it. The Warrant Agent assumes no responsibility with respect to the distribution of the Warrant Certificates except as otherwise provided herein.
          (b) The Warrant Agent shall not be responsible for any failure of the Company to comply with any of the covenants contained in this Agreement or in the Warrant Certificates to be complied with by the Company.
          (c) The Warrant Agent may consult at any time with counsel of its own selection (who may be counsel for the Company) and the Warrant Agent shall incur no liability or responsibility to the Company or to any holder of any Warrant Certificate in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel. The Warrant Agent may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or through agents or attorneys and the Warrant Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.
          (d) The Warrant Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Warrant Agent and conforming to the requirements of this Agreement. The Warrant Agent shall incur no liability or responsibility to the Company or to any holder of any Warrant Certificate for any action taken in reliance on any Warrant Certificate, certificate of shares, notice, resolution, waiver, consent, order, certificate, or other paper, document or instrument

(whether in its original or facsimile form) believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.
          (e) The Company hereby agrees to (A) pay to the Warrant Agent such compensation for all services rendered by the Warrant Agent in the administration and execution of this Agreement as the Company and the Warrant Agent shall agree to in writing, (B) reimburse the Warrant Agent for all expenses, taxes and governmental charges and other charges of any kind and nature incurred by the Warrant Agent in the execution of this Agreement (including fees and expenses of its counsel) and (C) indemnify the Warrant Agent (and any predecessor Warrant Agent) and hold it harmless against any and all claims (whether asserted by the Company, a holder or any other person), damages, losses, expenses (including taxes other than taxes based on the income of the Warrant Agent) and liabilities (including judgments, costs and counsel fees and expenses), suffered or incurred by the Warrant Agent for anything done or omitted by the Warrant Agent in the execution of this Agreement except as a result of its negligence or willful misconduct. The provisions of this Section 15(e) shall survive the expiration of the Warrants and the termination of this Agreement.
          (f) The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or one or more registered holders of Warrant Certificates shall furnish the Warrant Agent with security and indemnity satisfactory to it for any costs and expenses which may be incurred, but this provision shall not affect the power of the Warrant Agent to take such action as it may consider proper, whether with or without any such security or indemnity. All rights of action under this Agreement or under any of the Warrants may be enforced by the Warrant Agent without the possession of any of the Warrant Certificates or the production thereof at any trial or other proceeding relative thereto, and any such action, suit or proceeding instituted by the Warrant Agent shall be brought in its name as Warrant Agent and any recovery of judgment shall be for the ratable benefit of the registered holders of the Warrants, as their respective rights or interests may appear.
          (g) The Warrant Agent, and any stockholder, director, officer or employee of it, may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.
          (h) The Warrant Agent shall act hereunder solely as agent for the Company, and its duties shall be determined solely by the provisions hereof. The Warrant Agent shall not be liable for anything which it may do or refrain from doing in connection with this Agreement except for its own negligence or willful misconduct. The Warrant Agent shall not be liable for any error of judgment made in good faith by it, unless it shall be proved that the Warrant Agent was negligent in ascertaining the pertinent facts. Notwithstanding anything in this Agreement to the contrary, in no event shall the Warrant Agent be liable for any special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Warrant Agent has been advised of the likelihood of the loss or damage and regardless of the form of the action.
          (i) The Warrant Agent shall not at any time be under any duty or responsibility to any holder of any Warrant Certificate to make or cause to be made any adjustment of the Exercise Price or number of the Warrant Shares or other securities or property deliverable as provided in this Agreement, or to determine whether any facts exist which may require any such adjustments, or with respect to the nature or extent of any such adjustments, when made, or with respect to the method employed in making the same. The Warrant Agent shall not be accountable with respect to the validity or value or the kind or amount of any Warrant Shares or of any securities or property which may at any time be issued or delivered upon the exercise of any Warrant or with respect to whether any such Warrant Shares or other securities will when issued be validly issued and fully paid and nonassessable, and makes no representation with respect thereto.
          (j) Notwithstanding anything in this Agreement to the contrary, neither the Company nor the Warrant Agent shall have any liability to any holder of a Warrant Certificate or other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority prohibiting or otherwise restraining performance of such obligation;

provided, however, that (A) the Company must use its reasonable best efforts to have any such order, decree or ruling lifted or otherwise overturned as soon as possible and (B) nothing in this Section 15(j) shall affect the Company’s obligation under Section 6(d) hereof to use its best efforts to have a registration statement in effect covering the Warrant Shares issuable upon exercise of the Warrants and to maintain a current prospectus relating to those Warrant Shares.
          (k) Any application by the Warrant Agent for written instructions from the Company may, at the option of the Warrant Agent, set forth in writing any action proposed to be taken or omitted by the Warrant Agent under this Agreement and the date on and/or after which such action shall be taken or such omission shall be effective. The Warrant Agent shall not be liable for any action taken by, or omission of, the Warrant Agent in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three Business Days after the date any officer of the Company actually receives such application, unless any such officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Warrant Agent shall have received written instructions in response to such application specifying the action to be taken or omitted.
          (l) No provision of this Agreement shall require the Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights.
          (m) In addition to the foregoing, the Warrant Agent shall be protected and shall incur no liability for, or in respect of, any action taken or omitted by it in connection with its administration of this Agreement if such acts or omissions are not the result of the Warrant Agent’s reckless disregard of its duty, gross negligence or willful misconduct and are in reliance upon (A) the proper execution of the certification concerning beneficial ownership appended to the form of assignment and the form of the election attached hereto unless the Warrant Agent shall have actual knowledge that, as executed, such certification is untrue, or (B) the non-execution of such certification including, without limitation, any refusal to honor any otherwise permissible assignment or election by reason of such non-execution.
     SECTION 16. Change of Warrant Agent. The Warrant Agent may at any time resign as Warrant Agent upon written notice to the Company. If the Warrant Agent shall become incapable of acting as Warrant Agent, the Company shall appoint a successor to such Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or of such incapacity by the Warrant Agent or by the registered holder of a Warrant Certificate, then the registered holder of any Warrant Certificate or the Warrant Agent may apply, at the expense of the Company, to any court of competent jurisdiction for the appointment of a successor to the Warrant Agent. Pending appointment of a successor to such Warrant Agent, either by the Company or by such a court, the duties of the Warrant Agent shall be carried out by the Company. The holders of a majority of the unexercised Warrants shall be entitled at any time to remove the Warrant Agent and appoint a successor to such Warrant Agent. If a Successor Warrant Agent shall not have been appointed within 30 days of such removal, the Warrant Agent may apply, at the expense of the Company, to any court of competent jurisdiction for the appointment of a successor to the Warrant Agent. Such successor to the Warrant Agent need not be approved by the Company or the former Warrant Agent. After appointment the successor to the Warrant Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed; but the former Warrant Agent upon payment of all fees and expenses due it and its agents and counsel shall deliver and transfer to the successor to the Warrant Agent any property at the time held by it hereunder and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Failure to give any notice provided for in this Section 16, however, or any defect therein, shall not affect the legality or validity of the appointment of a successor to the Warrant Agent.
     SECTION 17. Notices to Company and Warrant Agent. Any notice or demand authorized by this Agreement to be given or made by the Warrant Agent or by the registered holder of any Warrant Certificate to or on the Company shall be sufficiently given or made when and if deposited in the mail, first class or registered, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Resolute Energy Corporation
1675 Broadway Street
Denver, Colorado 80202
Attention: Chief Financial Officer
     In case the Company shall fail to maintain such office or agency or shall fail to give such notice of the location or of any change in the location thereof, presentations may be made and notices and demands may be served at the principal corporate trust office of the Warrant Agent.
     Any notice pursuant to this Agreement to be given by the Company or by the registered holder(s) of any Warrant Certificate to the Warrant Agent shall be sufficiently given when and if deposited in the mail, first-class or registered, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company) to the Warrant Agent as follows:
Continental Stock Transfer & Trust Company
17 Battery Place
New York, NY 10004
Attention: Compliance Department
     SECTION 18. Supplements and Amendments. The Company and the Warrant Agent may from time to time supplement or amend this Agreement without the approval of any holders of Warrant Certificates in order to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company and the Warrant Agent may deem necessary or desirable and which shall not in any way adversely affect the interests of the holders of Warrant Certificates theretofore issued. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 18, the Warrant Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the prior written consent of the Warrant Agent must be obtained in connection with any supplement or amendment which alters the rights or duties of the Warrant Agent. The Company and the Warrant Agent may amend any provision herein with the consent of the holders of Warrants exercisable for a majority of the Warrant Shares issuable on exercise of all outstanding Warrants that would be affected by such amendment.
     SECTION 19. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.
     SECTION 20. Termination. This Agreement will terminate on any earlier date if all Warrants have been exercised or expired without exercise. The provisions of Section 15 hereof shall survive such termination.
     SECTION 21. Governing Law. This Agreement and each Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the internal laws of the State of New York. The parties agree that all actions and proceedings arising out of this Agreement or any of the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or in a New York State Court in the County of New York and that, in connection with any such action or proceeding, the parties will submit to the jurisdiction of, and venue in, such court. Each of the parties hereto also irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby.
     SECTION 22. Benefits of This Agreement. Nothing in this Agreement shall be construed to give to any person or corporation other than the Company, the Warrant Agent and the registered holders of the Warrant Certificates any legal or equitable right, remedy or claim under this Agreement, and this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the registered holders of the Warrant Certificates.
     SECTION 23. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     SECTION 24. Force Majeure. In no event shall the Warrant Agent be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

RESOLUTE ENERGY CORPORATION
By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent
By:
Name:
Title:

Signature Page to Warrant Agreement

Exhibit A
LEGEND
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. IN ADDITION, IF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE NOT HELD BY RESOLUTE SUB, SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED PRIOR TO THE DATE THAT IS 180 DAYS AFTER [____________] EXCEPT TO A PERMITTED TRANSFEREE (AS DEFINED IN SECTION 5 OF THE WARRANT AGREEMENT) WHO AGREES IN WRITING WITH RESOLUTE ENERGY CORPORATION (THE “COMPANY”) TO BE SUBJECT TO SUCH TRANSFER PROVISIONS AND MAY NOT BE EXERCISED DURING SUCH PERIOD.
SECURITIES EVIDENCED BY THIS CERTIFICATE AND SHARES OF COMMON STOCK OF THE COMPANY ISSUED UPON EXERCISE OF SUCH SECURITIES WILL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.

No.	Warrants

Exhibit B
LEGEND
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. IN ADDITION, IF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE NOT HELD BY RESOLUTE SUB, SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED PRIOR TO THE DATE THAT IS 180 DAYS AFTER [____________] EXCEPT TO A PERMITTED TRANSFEREE (AS DEFINED IN SECTION 5 OF THE WARRANT AGREEMENT) WHO AGREES IN WRITING WITH RESOLUTE ENERGY CORPORATION (THE “COMPANY”) TO BE SUBJECT TO SUCH TRANSFER PROVISIONS.
SECURITIES EVIDENCED BY THIS CERTIFICATE AND SHARES OF COMMON STOCK OF THE COMPANY ISSUED UPON EXERCISE OF SUCH SECURITIES WILL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.

No.	Warrants

Exhibit C
[Form of Warrant Certificate]
[FACE]

Number	Warrants

THIS WARRANT WILL BE VOID IF NOT EXERCISED PRIOR TO
5:00 P.M. NEW YORK CITY TIME, _________ __, 2014
RESOLUTE ENERGY CORPORATION
Incorporated Under the Laws of the State of Delaware
CUSIP ________
Warrant Certificate
     This Warrant Certificate certifies that                                         , or registered assigns, is the registered holder of                      warrants (the “Warrants”) to purchase shares of Common Stock, $0.0001 par value (the “Common Stock”), of Resolute Energy Corporation, a Delaware corporation (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and nonassessable shares of Common Stock (each, a “Warrant Share”) as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.
     Each Warrant is initially exercisable for one fully paid and non-assessable share of Common Stock. The number of Warrant Shares issuable upon exercise of the Warrants are subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.
     The initial Exercise Price per share of Common Stock for any Warrant is equal to $13.00 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.
     Warrants may be exercised only during the Warrant Exercise Period subject to the conditions set forth in the Warrant Agreement and to the extent not exercised by the end of such Warrant Exercise Period such Warrants shall become void.
     Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.
     This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.
     This Warrant Certificate shall be governed and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

RESOLUTE ENERGY CORPORATION
By:
Name:
Title:

Countersigned:
Dated:                     , 20___
CONTINENTAL STOCK TRANSFER & TRUST COMPANY,
as Warrant Agent

By:
Authorized Signatory

[Form of Warrant Certificate]
[Reverse]
     The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive shares of Common Stock and are issued or to be issued pursuant to a Warrant Agreement dated as of                     , 2009 (the “Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the registered holders or registered holder) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.
     Warrants may be exercised at any time during the Warrant Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” if permitted or required by the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his assignee a new Warrant Certificate evidencing the number of Warrants not exercised. No adjustment shall be made for any dividends on any Common Stock issuable upon exercise of this Warrant.
     Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the Warrant Shares to be issued upon exercise is effective under the Act and (ii) a prospectus thereunder relating to the Warrant Shares is current. In no event shall the Company be required to issue unregistered shares upon the exercise of any Warrant or settle Warrants on a net cash basis.
     The Warrant Agreement provides that upon the occurrence of certain events the number of Warrant Shares set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a share of Common Stock, the Company will, upon exercise, round up or down to the nearest whole number of shares of Common Stock to be issued to the Warrant holder.
     Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the registered holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.
     Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.
     The Company and the Warrant Agent may deem and treat the registered holder(s) thereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

Election to Purchase
(To Be Executed Upon Exercise Of Warrant)
     The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive                      shares of Common Stock and herewith tenders payment for such shares to the order of Resolute Energy Corporation (the “Company”) in the amount of $___ in accordance with the terms hereof. The undersigned requests that a certificate for such shares be registered in the name of                                         , whose address is                                                              and that such shares be delivered to ______ whose address is                                                                                  . If said number of shares is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares be registered in the name of                                         , whose address is                                                             , and that such Warrant Certificate be delivered to                                                             , whose address is                                                             .
     In the event that the Warrant has been called for redemption by the Company pursuant to Section 6(b) of the Warrant Agreement and the Company has required cashless exercise pursuant to Section 6(c) of the Warrant Agreement, the number of shares that this Warrant is exercisable for shall be determined in accordance with Section 6(c) of the Warrant Agreement.
     In the event that the Warrant is a Founder’s Warrant or Sponsor’s Warrant (as such terms are defined in the Warrant Agreement), this Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise pursuant to Section 6(c) of the Warrant Agreement, in which case (i) the number of shares that this Warrant is exercisable for would be determined in accordance with Section 6(c) of the Warrant Agreement and (ii) the holder hereof will complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of Section 6(c) of the Warrant Agreement, to receive                      shares of Common Stock. If said number of shares is less than all of the shares of Common Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares be registered in the name of                                         , whose address is                                                             , and that such Warrant Certificate be delivered to                                         , whose address is                                         .

Date: , 20
(Signature)

(Address)

(Tax Identification Number)
Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15).

EXHIBIT C
EXHIBIT C
FORM OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
RESOLUTE ENERGY CORPORATION
     Resolute Energy Corporation, a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:
     1. The name of the Corporation is “Resolute Energy Corporation” The Corporation was originally incorporated under the name “Resolute Energy Corporation”, and the original certificate of incorporation was filed with the Secretary of State of the State of Delaware on July 28, 2009.
     2. This Amended and Restated Certificate of Incorporation (“Certificate”) was duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.
     3. This Certificate restates, integrates and further amends the provisions of the certificate of incorporation of the Corporation.
     4. The text of the certificate of incorporation is hereby restated and amended to read in its entirety as follows:
ARTICLE I
NAME
     The name of the corporation is Resolute Energy Corporation (the “Corporation”).
ARTICLE II
PURPOSE
     The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
ARTICLE III
REGISTERED AGENT
     The street address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE IV
CAPITALIZATION
     Section 4.1 Authorized Capital Stock.
     The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 226,000,000 shares, consisting of 225,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and 1,000,0000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).
     Section 4.2 Preferred Stock.
     (a) The Preferred Stock may be issued from time to time in one or more series. The Board of Directors (the “Board”) is hereby expressly authorized to provide for the issuance of shares of Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting powers, if any, designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such series and the qualifications, limitations and restrictions thereof, as shall be stated in the resolution(s) adopted by the Board providing for the issuance of such series and included in a certificate of designations (a “Preferred Stock Designation”) filed pursuant to the DGCL.
     (b) The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders of Preferred Stock is required pursuant to another provision of this Certificate (including any Preferred Stock Designation).
     Section 4.3 Common Stock.
     (a) The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of shares of Common Stock are entitled to vote. Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders the Common Stock shall have the exclusive right to vote for the election of directors, and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Certificate (including a Preferred Stock Designation), holders of Common Stock shall not be entitled to vote on any amendment to this Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Preferred Stock Designation.)
     (b) Subject to the rights of the holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the

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Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.
     (c) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.
ARTICLE V
BOARD OF DIRECTORS
     Section 5.1 Board Powers.
     The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate or the By-Laws (“By-Laws”) of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such By-Laws had not been adopted.
     Section 5.2 Number, Election and Term.
     (a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Whole Board. For purposes of this Certificate, “Whole Board” shall mean the total number of directors the Corporation set by resolution adopted as set forth in the prior sentence at a given point in time if there were no vacancies.
     (b) Subject to Section 5.5, the directors shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The initial division of the Board into classes shall be made by the Board. The term of the initial Class I Directors shall terminate at the annual meeting of stockholders to be held in 2010; the term of the initial Class II Directors shall terminate at the annual meeting of stockholders to be held in 2011; and the term of the initial Class III Directors shall terminate at the annual meeting of stockholders to be held in 2012. At each succeeding annual meeting of stockholders beginning in 2010, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. Subject to Section 5.5, if the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in

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each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director.
     (c) Subject to Section 5.5, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
     (d) Unless and except to the extent that the By-Laws shall so require, the election of directors need not be by written ballot.
     Section 5.3 Newly Created Directorships and Vacancies.
     Subject to Section 5.5, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
     Section 5.4 Removal.
     Subject to Section 5.5, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
     Section 5.5 Preferred Stock — Directors.
     Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of Preferred Stock as set forth in this Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.
ARTICLE VI
BY-LAWS
     In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the By-Laws. The affirmative vote of a majority of the Whole Board shall be required to adopt, amend, alter or repeal the By-Laws. The By-Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate (including any Preferred Stock Designation),

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the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the By-Laws.
ARTICLE VII
MEETINGS OF STOCKHOLDERS
     Section 7.1 No Action by Written Consent.
     Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent, any action required or permitted to be taken by stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders.
     Section 7.2 Meetings.
     Except as otherwise required by law or the terms of any one or more series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer, President, or the Board pursuant to a resolution adopted by a majority of the Whole Board, and the ability of the stockholders to call a special meeting is hereby specifically denied.
     Section 7.3 Advance Notice.
     Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-Laws.
ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION
     Section 8.1 Limitation of Personal Liability.
     No person who is or was a director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL as the same exists or hereafter may be amended. If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the liability of directors, then the liability of a director to the Corporation or its stockholders shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended. Any repeal or amendment of this Section 8.1 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 8.1 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or

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omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.
     Section 8.2 Indemnification.
     (a) Each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter a “Covered Person”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized or permitted by applicable law, as the same exists or may hereafter be amended, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such proceeding, and such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall indemnify a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred by this Section 8.2 shall be a contract right that shall fully vest at the time the Covered Person first assumes his or her position as a director, officer, employee or agent and shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition.
     (b) The rights conferred on any Covered Person by this Section 8.2 shall not be exclusive of any other rights that any Covered Person may have or hereafter acquire under law, this Certificate, the By-Laws, an agreement, vote of stockholders or disinterested directors, or otherwise.
     (c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 8.2, will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

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     (d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Covered Persons.
ARTICLE IX
AMENDMENT OF CERTIFICATE OF INCORPORATION
     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article; provided, however, that, notwithstanding any other provision of this Certificate, and in addition to any other vote that may be required by law or any Preferred Stock Designation, the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision as part of this Certificate inconsistent with the purpose and intent of, Article V, Article VI, Article VII or this Article IX.

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     IN WITNESS WHEREOF, Resolute Energy Corporation has caused this Certificate to be duly executed in its name and on its behalf by its Chief Executive Officer this ___ day of                                         , 2009.

RESOLUTE ENERGY CORPORATION
By:
Name:
	Title:	Chief Executive Officer

Signature Page of the Amended and Restated Certificate of Incorporation

EXHIBIT D
FORM OF IPO CORP. BY-LAWS
AMENDED AND RESTATED
BY-LAWS
OF
RESOLUTE ENERGY CORPORATION,
a Delaware corporation
(the “Corporation”)
(Adopted as of                     , 2009 )

AMENDED AND RESTATED
BY-LAWS
OF
RESOLUTE ENERGY CORPORATION

ARTICLE I
OFFICES
     Section 1.1 Registered Office. The registered office of the Corporation within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.
     Section 1.2 Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.
ARTICLE II
STOCKHOLDERS MEETINGS
     Section 2.1 Annual Meetings. The annual meeting of stockholders shall be held at such place and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders shall elect directors of the Corporation and may transact any other business as may properly be brought before the meeting.
     Section 2.2 Special Meetings. Except as otherwise required by applicable law or provided in the Corporation’s Amended and Restated Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”), special meetings of stockholders, for any purpose or purposes, may be called only by the Chairman of the Board, the Chief Executive Officer, the President or the Board pursuant to a resolution adopted by a majority of the Whole Board (as defined below). Special meetings of stockholders shall be held at such place and time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). “Whole Board” shall mean the total number of directors the Corporation would have if there were no vacancies.
     Section 2.3 Notices. Notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat by the Corporation not less than 10 nor more than 60 days before the date of the meeting. If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any special meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting.
     Section 2.4 Quorum. Except as otherwise provided by applicable law, the Certificate of Incorporation or these By-Laws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.
     Section 2.5 Voting of Shares.
          (a) Voting Lists. The Secretary shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote thereat arranged in alphabetical order and showing the address and the number of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. If the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting.

The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.
          (b) Manner of Voting. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxyholders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxyholder. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.
          (c) Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary of the Corporation until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority.
          (i) A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.
          (ii) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder.
Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.
          (d) Required Vote. Subject to the rights of the holders of one or more series of preferred stock of the Corporation (“Preferred Stock”), voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these By-Laws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.
          (e) Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.
     Section 2.6 Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.
     Section 2.7 Advance Notice for Business.
          (a) Annual Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the

Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record on the date of the giving of the notice provided for in this Section 2.7(a) and who is entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Except for proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and included in the notice of meeting given by or at the direction of the Board, the foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of stockholders. Stockholders seeking to nominate persons for election to the Board must comply with Section 3.2, and this Section 2.7 shall not be applicable to nominations.
          (i) In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iv), a stockholder’s notice to the Secretary with respect to such business, to be timely, must (x) comply with the provisions of this Section 2.7(a)(i) and (y) be timely updated by the times and in the manner required by the provisions of Section 2.7(a)(iii). A stockholder’s notice must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that if the annual meeting is called for a date that is not within 45 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. Notwithstanding the previous sentence, for purposes of determining whether a stockholder’s notice shall have been received in a timely manner for the annual meeting of stockholders in 2010, to be timely, a stockholder’s notice must have been received not later than the close of business on February 11, 2010 nor earlier than the opening of business on January 12, 2010. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described in this Section 2.7(a).
          (ii) To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth (A) as to each such matter such stockholder proposes to bring before the annual meeting (1) a brief description of the business desired to be brought before the annual meeting and any material interest in such business of such stockholder and any Stockholder Associated Person (as defined below), individually or in the aggregate, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and if such business includes a proposal to amend these By-Laws, the text of the proposed amendment) and (3) the reasons for conducting such business at the annual meeting, (B) the name and address of the stockholder proposing such business, as they appear on the Corporation’s books, and the name and address of any Stockholder Associated Person,

(C) the class or series and number of shares of capital stock of the Corporation that are owned of record or are directly or indirectly owned beneficially by such stockholder and by any Stockholder Associated Person, (D) any option, warrant, convertible security, stock appreciation right, swap or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right is subject to settlement in the underlying class or series of shares of the Corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder or by any Stockholder Associated Person and any other direct or indirect opportunity of such stockholder or any Stockholder Associated Person to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (E) any proxy (other than a revocable proxy given in response to a solicitation made pursuant to Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), contract, arrangement, understanding or relationship pursuant to which such stockholder or any Stockholder Associated Person has a right to vote any shares of the Corporation, (F) any short interest in any security of the Corporation held by such stockholder or any Stockholder Associated Person (for purposes of this Section 2.7 a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (G) any rights owned beneficially by such stockholder or Stockholder Associated Person to dividends on the shares of the Corporation that are separated or separable from the underlying shares of the Corporation, (H) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or any Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, (I) any performance-related fees (other than an asset-based fee) that such stockholder or any Stockholder Associated Person is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, including without limitation any such interests held by members of such stockholder’s or any Stockholder Associated Person’s immediate family sharing the same household, (J) a description of all agreements, arrangements or understandings (written or oral) between or among such stockholder, any Stockholder Associated Person or any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (K) any other information relating to such stockholder and any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of directors (even if an election contest is not involved), or would be otherwise required, in each case pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (L) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting, and (M) a statement of whether such stockholder or any Stockholder Associated Person intends, or is part of a group that intends, to solicit proxies in connection with the proposal.

          (iii) A stockholder providing notice of business proposed to be brought before an annual meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.7(a) shall be true and correct as of the record date for the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation (x) in the case of the update and supplement required to be made as of the record date, not later than five business days after the record date for the meeting and (y) in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof, as applicable, not later than eight business days prior to the date for the meeting or any adjournment or postponement thereof, if practicable (or if not practicable, on the first practicable date prior to the date for the meeting or such adjournment or postponement thereof).
          (iv) The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Exchange Act, and such stockholder’s proposal has been included in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a), provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairman of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.
          (v) In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
          (b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.2.
          (c) Definitions. For purposes of these By-Laws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act; and "Stockholder Associated Person” shall mean for any stockholder (i) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder, or (iii) any person controlling, controlled by or under common control with such person referred to in the preceding clauses (i) and (ii).
     Section 2.8 Conduct of Meetings. The chairman of each annual and special meeting of stockholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these By-Laws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.
     Section 2.9 No Action by Consent of Stockholders in Lieu of Meeting. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent, any action required or permitted to be taken by stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.

ARTICLE III
DIRECTORS
     Section 3.1 Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-Laws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware.
     Section 3.2 Advance Notice for Nomination of Directors.
          (a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors by the stockholders of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (x) who is a stockholder of record on the date of the giving of the notice provided for in this Section 3.2 and who is entitled to vote in the election of directors at such meeting and (y) who complies with the notice procedures set forth in this Section 3.2.
          (b) In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation. To be timely, a stockholder’s notice to the Secretary must (x) comply with the provisions of this Section 3.2(b) and (y) be timely updated by the times and in the manner required by the provisions of Section 3.2(e). A stockholder’s notice must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that if the annual meeting is called for a date that is not within 45 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. Notwithstanding the previous sentence, for purposes of determining whether a stockholder’s notice shall have been received in a timely manner for the annual meeting of stockholders in 2010, to be timely, a stockholder’s notice must have been received not later than the close of business on February 11, 2010 nor earlier than the opening of business on January 12, 2010. The public announcement of an adjournment or postponement of an annual meeting or special meeting shall not commence a new time period for the giving of a stockholder’s notice as described in this Section 3.2.
          (c) Notwithstanding anything in paragraph (b) to the contrary, if the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.
          (d) To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation that are owned of record or are directly or indirectly owned beneficially by the person, (D) any Derivative Instrument directly or indirectly owned beneficially by such nominee and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation and (E) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and address of such stockholder as they appear on the Corporation’s books, and the name and address of any Stockholder Associated Person, (B) the class or series and number of shares of capital stock of the Corporation that are owned of record or directly or indirectly owned beneficially by such Stockholder and any Stockholder Associated Person, (C) any Derivative Instrument directly or indirectly owned beneficially by such stockholder or Stockholder Associated Person and any other direct or indirect opportunity of such stockholder or any Stockholder Associated Person to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (D) any proxy (other than a revocable proxy given in response to a solicitation made pursuant to Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), contract, arrangement, understanding or relationship pursuant to which such stockholder or any Stockholder Associated Person has a right to vote any shares of the Corporation, (E) any short interest in any security of the Corporation held by such stockholder or any Stockholder Associated Person (for purposes of this Section 3.2 a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (F) any rights beneficially owned, directly or indirectly, by such stockholder or Stockholder Associated Person to dividends on the shares of the Corporation that are separated or separable from the underlying shares of the Corporation, (G) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or any Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, (H) any performance-related fees (other than an asset-based fee) that such stockholder or any Stockholder Associated Person is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, including without limitation any such interests held by members of such stockholder’s or any Stockholder Associated Person’s immediate family sharing the same household, (I) a description of all agreements, arrangements or understandings (written or oral) between or among such stockholder, any Stockholder Associated Person, any proposed nominee or any other person or persons (including their names) pursuant to which the nomination or nominations are to be made by such stockholder, (J) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, (K) any other information relating to such stockholder and any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (L) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder or any Stockholder Associated Person, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any Stockholder Associated Person, or any person acting in concert therewith, was the “registrant” for purposes of such rule and the nominee was a director or executive officer of such registrant and (M) a statement of whether such stockholder or any Stockholder Associated Person intends, or is part of a group that intends, to solicit proxies for the election of the proposed nominee. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.
          (e) A stockholder providing notice of a director nomination shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 3.2 shall be true and correct as of the record date for the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation (x) in the case of the update and supplement required to be made as of the record date, not later than five business days after the record date for the meeting and (y) in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof, as applicable, not later than eight business days prior to the date for the meeting or any adjournment or postponement thereof, if practicable (or if not practicable, on the first practicable date prior to the date for the meeting or such adjournment or postponement thereof). In addition, at the request of the Board, a proposed nominee shall furnish to the Secretary of the Corporation within ten days after receipt of such request such information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee, and if such information is not furnished within such time period, the notice of such director’s nomination shall not be considered to have been timely given for purposes of this Section 3.2.
          (f) If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.
          (g) In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation or the right of the Board to fill newly created directorships and vacancies on the Board pursuant to the Certificate of Incorporation.
     Section 3.3 Compensation. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, the Board shall have the authority to fix the compensation of directors. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.
ARTICLE IV
BOARD MEETINGS
     Section 4.1 Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.
     Section 4.2 Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places as shall from time to time be determined by the Board.
     Section 4.3 Special Meetings. Special meetings of the Board (a) may be called by the Chairman of the Board or the Chief Executive Officer and (b) shall be called by the Chairman of the Board, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these By-Laws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.
     Section 4.4 Quorum; Required Vote. A majority of the Whole Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these By-Laws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.
     Section 4.5 Consent In Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
     Section 4.6 Organization. The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairman elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.
ARTICLE V
COMMITTEES OF DIRECTORS
     Section 5.1 Establishment. The Board may by resolution passed by a majority of the Whole Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.
     Section 5.2 Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.
     Section 5.3 Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee.
     Section 5.4 Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these By-Laws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these By-Laws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these By-Laws.
ARTICLE VI
OFFICERS
     Section 6.1 Officers. The officers of the Corporation elected by the Board shall be a Chief Executive Officer, a President, a Treasurer, a Secretary and such other officers (including without limitation a Chairman of the Board (if the Board designates the Chairman of the Board as an officer), Chief Financial Officer, Vice Presidents, Assistant Secretaries and Assistant Treasurers) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chairman of the Board (if appointed and designated as an officer), the Chief Executive Officer or the President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these By-Laws or as may be prescribed by the Board or, if such officer has been appointed by the Chairman of the Board (if appointed and designated as an officer), the Chief Executive Officer or the President, as may be prescribed by the appointing officer.

          (a) Chairman of the Board. If a Chairman of the Board is appointed and designated as an officer of the Corporation by the Board, the Chairman of the Board shall preside when present at all meetings of the stockholders and the Board. The Chairman of the Board shall advise and counsel the Chief Executive Officer and other officers and shall exercise such powers and perform such duties as shall be assigned to or required of the Chairman of the Board from time to time by the Board or these By-Laws. If and when a Chairman of the Board is not appointed or is only appointed as a director and not designated as an officer of the Corporation by the Board (i.e. only director status), then only the powers of the Chairman of the Board in Sections 2.2 and 4.3 shall have effect, and all other references to the existence, powers and duties of the Chairman of the Word in these Bylaws shall have no force or effect.
          (b) Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board.
          (c) President. The President shall be the chief operating officer of the Corporation and shall, subject to the authority of the Chief Executive Officer and the Board, have general management and control of the day-to-day business operations of the Corporation and shall consult with and report to the Chief Executive Officer. The President shall put into operation the business policies of the Corporation as determined by the Chief Executive Officer and the Board and as communicated to the President by the Chief Executive Officer and the Board. The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chairman of the Board and the Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board.
          (d) Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.
          (e) Secretary.
          (i) The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board, the Chief Executive Officer or the President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary.

The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.
          (ii) The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.
          (f) Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.
          (g) Treasurer. The Treasurer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation which from time to time may come into the Treasurer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).
          (h) Assistant Treasurers. The Assistant Treasurer or, if there shall be more than one, the Assistant Treasurers in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Treasurer, perform the duties and exercise the powers of the Treasurer.
     Section 6.2 Term of Office; Removal; Vacancies. The elected officers of the Corporation shall be elected annually by the Board at its first meeting held after each annual meeting of stockholders. All officers elected by the Board shall hold office until the next annual meeting of the Board and until their successors are duly elected and qualified or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chairman of the Board, the Chief Executive Officer or the President may also be removed, with or without cause, by the Chairman of the Board, the Chief Executive Officer or the President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chairman of the Board, the Chief Executive Officer or the President may be filled by the Chairman of the Board, the Chief Executive Officer or the President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.
     Section 6.3 Other Officers. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.
     Section 6.4 Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these By-Laws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.
ARTICLE VII
SHARES
     Section 7.1 Certificated and Uncertificated Shares. The shares of the Corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed in accordance with Section 7.3 representing the number of shares registered in certificate form. The Corporation shall not have power to issue a certificate representing shares in bearer form.
     Section 7.2 Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.
     Section 7.3 Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by (a) the Chairman of the Board, the Chief Executive Officer, the President or a Vice President and (b) the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.
     Section 7.4 Consideration and Payment for Shares.
          (a) Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the

Board. The consideration may consist of any tangible or intangible property or benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities.
          (b) Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.
     Section 7.5 Lost, Destroyed or Wrongfully Taken Certificates.
          (a) If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.
          (b) If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.
     Section 7.6 Transfer of Stock.
          (a) If a certificate representing shares of the Corporation is presented to the Corporation with an indorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:
          (i) in the case of certificated shares, the certificate representing such shares has been surrendered;
          (ii) (A) with respect to certificated shares, the indorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the indorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;

          (iii) the Corporation has received a guarantee of signature of the person signing such indorsement or instruction or such other reasonable assurance that the indorsement or instruction is genuine and authorized as the Corporation may request;
          (iv) the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and
          (v) such other conditions for such transfer as shall be provided for under applicable law have been satisfied.
          (b) Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.
     Section 7.7 Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.
     Section 7.8 Effect of the Corporation’s Restriction on Transfer.
          (a) A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice sent by the Corporation to the registered owner of such shares within a reasonable time after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.
          (b) A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice sent by the Corporation to the registered owner of such shares within a reasonable time after the issuance or transfer of such shares.
     Section 7.9 Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.
ARTICLE VIII
INDEMNIFICATION
     Section 8.1 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter a “Covered Person”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized or permitted by applicable law, as the same exists or may hereafter be amended, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board.
     Section 8.2 Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1, a Covered Person shall also have the right to be paid by the Corporation the expenses (including, without limitation, attorneys’ fees) incurred in defending, testifying, or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law (“DGCL”) requires, an advancement of expenses incurred by a Covered Person in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Covered Person, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such Covered Person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such Covered Person is not entitled to be indemnified for such expenses under this Article VIII or otherwise.
     Section 8.3 Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Covered Person may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Covered Person shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Covered Person to enforce a right to indemnification hereunder (but not in a suit brought by a Covered Person to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the Covered Person has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Covered Person is proper in the circumstances because the Covered Person has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Covered Person has not met such applicable standard of conduct, shall create a presumption that the Covered Person has not met the applicable standard of conduct or, in the case of such a suit brought by the Covered Person, shall be a defense to such suit. In any suit brought by the Covered Person to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Covered Person is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.
     Section 8.4 Non-Exclusivity of Rights. The rights provided to Covered Persons pursuant to this Article VIII shall not be exclusive of any other right that any Covered Person may have or hereafter acquire under applicable law, the Certificate of Incorporation, these By-Laws, an agreement, a vote of stockholders or disinterested directors, or otherwise.
     Section 8.5 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.
     Section 8.6 Indemnification of Other Persons. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Covered Persons. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Covered Persons under this Article VIII.

     Section 8.7 Amendments. Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these By-Laws inconsistent with this Article VIII, shall, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Covered Persons on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
     Section 8.8 Certain Definitions. For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.
     Section 8.9 Contract Rights. The rights provided to Covered Persons pursuant to this Article VIII (a) shall be contract rights based upon good and valuable consideration, pursuant to which a Covered Person may bring suit as if the provisions of this Article VIII were set forth in a separate written contract between the Covered Person and the Corporation, (b) shall fully vest at the time the Covered Person first assumes his or her position as a director, officer, employee or agent, (c) are intended to be retroactive and shall be available with respect to any act or omission occurring prior to the adoption of this Article VIII, (d) shall continue as to a Covered Person who has ceased to be a director, officer, employee or agent, and (e) shall inure to the benefit of the Covered Person’s heirs, executors and administrators.
     Section 8.10 Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.
ARTICLE IX
MISCELLANEOUS
     Section 9.1 Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these By-Laws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

     Section 9.2 Fixing Record Dates.
          (a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.
          (b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.
     Section 9.3 Means of Giving Notice.
          (a) Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these By-Laws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.
          (b) Notice to Stockholders. Whenever under applicable law, the Certificate of Incorporation or these By-Laws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.
          (c) Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.
          (d) Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these By-Laws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.
          (e) Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these By-Laws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. If the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.
          Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these By-Laws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then-current address, the requirement that notice be given to such stockholder shall be reinstated. If the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.
     Section 9.4 Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these By-Laws, a written waiver of such notice, signed before or after the date of such meeting by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.
     Section 9.5 Meeting Attendance via Remote Communication Equipment.
          (a) Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication:
          (i) participate in a meeting of stockholders; and
          (ii) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.
          (b) Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these By-Laws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.
     Section 9.6 Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.
     Section 9.7 Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.
     Section 9.8 Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these By-Laws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the Chief Executive Officer, the President or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board, the Chief Executive Officer, the President or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.
     Section 9.9 Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

     Section 9.10 Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.
     Section 9.11 Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.
     Section 9.12 Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time specified therein, or at the time of receipt of such notice if no time is specified or the specified time is earlier than the time of such receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
     Section 9.13 Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, the Chief Executive Officer, the President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, the Chief Executive Officer, the President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.
     Section 9.14 Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, the Chief Executive Officer, the President or any Vice President. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.
     Section 9.15 Amendments. The Board shall have the power to adopt, amend, alter or repeal the By-Laws. The affirmative vote of a majority of the Whole Board shall be required to adopt, amend, alter or repeal the By-Laws. The By-Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the By-Laws.

EXHIBIT F
RESOLUTE ENERGY CORPORATION
2009 PERFORMANCE INCENTIVE PLAN
1. PURPOSE OF PLAN
     1.1 The purpose of this 2009 Performance Incentive Plan (this “Plan”) of Resolute Energy Corporation, a Delaware corporation (the “Corporation”), is to promote the success of the Corporation and to increase stockholder value by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons.
2. ELIGIBILITY
     2.1 The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any person who is either: (a) an officer (whether or not a director) or employee of the Corporation or one of its Subsidiaries; (b) a director of the Corporation or one of its Subsidiaries; or (c) an individual consultant or advisor who renders or has rendered bona fide services to the Corporation or one of its Subsidiaries and who is selected to participate in this Plan by the Administrator; provided, however, that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Corporation’s eligibility to use Form S-8 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offering and sale of shares issuable under this Plan by the Corporation or the Corporation’s compliance with any other applicable laws. An Eligible Person who has been granted an award (a “participant”) may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation; and “Board” means the Board of Directors of the Corporation.
3. PLAN ADMINISTRATION
     3.1 The Administrator. This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by Section 157(c) of the Delaware General Corporation Law and any other applicable law, to one or more officers of the Corporation, its powers under this Plan (a) to designate the officers and employees of the Corporation and its Subsidiaries who will receive grants of awards under this Plan, and (b) to determine the number of shares subject to, and the other terms and conditions of, such awards. The Board may delegate different levels of authority to different committees with administrative and grant authority under this Plan. Unless otherwise provided in the Bylaws of the Corporation or the applicable charter of any Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.
     With respect to awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), this Plan shall be administered by a committee consisting solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code); provided, however, that the failure to satisfy such requirement shall not affect the validity of the action of any committee otherwise duly authorized and acting in the matter. Award grants, and transactions in or involving awards, intended to be exempt under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be duly and timely authorized by the Board or a committee consisting solely of two or more non-employee directors (as this requirement is applied under Rule 16b-3 promulgated under the Exchange Act). To the extent required by any applicable listing agency, this Plan shall be administered by a committee composed entirely of independent directors (within the meaning of the applicable listing agency). Awards granted to non-employee directors shall not be subject to the discretion of any officer or employee of the Corporation and shall be administered exclusively by a committee consisting solely of independent directors.
     3.2 Powers of the Administrator. Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan (in the case of a committee or delegation to one or more officers, within the authority delegated to that committee or person(s)), including, without limitation, the authority to:
     (a) determine eligibility and, from among those persons determined to be eligible, the particular Eligible Persons who will receive an award under this Plan;
     (b) grant awards to Eligible Persons, determine the price at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons, determine the other specific terms and conditions of such awards consistent with the express limits of this Plan, establish the installments (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance targets, and establish the events of termination or reversion of such awards;
     (c) approve the forms of award agreements (which need not be identical either as to type of award or among participants);
     (d) construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, its Subsidiaries, and participants under this Plan, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

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     (e) cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5;
     (f) accelerate or extend the vesting or exercisability or extend the term of any or all such outstanding awards (in the case of options or stock appreciation rights, within the maximum ten-year term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent under Section 8.6.5;
     (g) adjust the number of shares of Common Stock subject to any award, adjust the price of any or all outstanding awards or otherwise change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.6 and the applicable requirements of Code Section 162(m) and Treasury Regulations thereunder with respect to awards that are intended to satisfy the requirements for performance-based compensation under Section 162(m), and provided that in no case (except due to an adjustment contemplated by Section 7 or any repricing that may be approved by stockholders) shall such an adjustment constitute a repricing (by amendment, cancellation and regrant, exchange or other means) of the per share exercise or base price of any option or stock appreciation right, and further provided that any adjustment or change in terms made pursuant to this Section 3.2(g) shall be made in a manner that, in the good faith determination of the Administrator will not likely result in the imposition of additional taxes or interest under Section 409A of the Code;
     (h) determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action granting an award);
     (i) determine whether, and the extent to which, adjustments are required pursuant to Section 7 hereof and authorize the termination, conversion, substitution or succession of awards upon the occurrence of an event of the type described in Section 7;
     (j) acquire or settle (subject to Sections 7 and 8.6) rights under awards in cash, stock of equivalent value, or other consideration; and
     (k) determine the Fair Market Value (as defined in Section 5.6) of the Common Stock or awards under this Plan from time to time and/or the manner in which such value will be determined.
     3.3 Binding Determinations. Any action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or

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any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.
     3.4 Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Board or a committee, as the case may be, may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation. No director, officer or agent of the Corporation or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.
     3.5 Delegation. The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation or any of its Subsidiaries or to third parties.
4. SHARES OF COMMON STOCK SUBJECT TO THE PLAN; SHARE LIMITS
     4.1 Shares Available. Subject to the provisions of Section 7.1, the capital stock that may be delivered under this Plan shall be shares of the Corporation’s authorized but unissued Common Stock and any shares of its Common Stock held as treasury shares. For purposes of this Plan, “Common Stock” shall mean the common stock of the Corporation and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1.
     4.2 Share Limit. The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan (the “Share Limit”) is 2,622,000 shares, provided that the Administrator may reduce the Share Limit in its discretion.
     The foregoing numerical limit is subject to adjustment as contemplated by Section 4.3, Section 7.1, and Section 8.10.
     4.3 Awards Settled in Cash, Reissue of Awards and Shares. To the extent that an award is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the shares available for issuance under this Plan. Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall again be available for subsequent awards under this Plan. The foregoing adjustments to the share limit of this Plan are subject to any applicable limitations under Section 162(m) of the Code with respect to awards intended as performance-based compensation thereunder.
     4.4 Reservation of Shares; No Fractional Shares. The Corporation shall at all times reserve a number of shares of Common Stock sufficient to cover the Corporation’s obligations and contingent obligations to deliver shares with respect to awards then outstanding under this Plan (exclusive of any dividend equivalent obligations to the extent the Corporation has the right to settle such rights in cash). No fractional shares shall be delivered under this Plan. The

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Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan.
5. AWARDS
     5.1 Type and Form of Awards. The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Corporation or one of its Subsidiaries. The types of awards that may be granted under this Plan are:
     5.1.1 Stock Options. A stock option is the grant of a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an “ISO”) or a nonqualified stock option (an option not intended to be an ISO). The award agreement for an option will indicate if the option is intended as an ISO; otherwise it will be deemed to be a nonqualified stock option. The maximum term of each option (ISO or nonqualified) shall be ten (10) years. The per share exercise price for each option shall be not less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of the option. When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.5.
     5.1.2 Additional Rules Applicable to ISOs. To the extent that the aggregate Fair Market Value (determined at the time of grant of the applicable option) of stock with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to ISOs under this Plan and stock subject to ISOs under all other plans of the Corporation or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified stock options. In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Corporation or one of its subsidiaries (for this purpose, the term “subsidiary” is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Corporation and ending with the subsidiary in question). There shall be imposed in any award agreement relating to ISOs such other terms and conditions as from time to time are required in order that the option be an “incentive stock option” as that term is defined in Section 422 of the Code. No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such

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option is at least 110% of the Fair Market Value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted.
     5.1.3 Stock Appreciation Rights. A stock appreciation right or “SAR” is a right to receive a payment, in cash and/or Common Stock, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock on the date the SAR is exercised over the Fair Market Value of a share of Common Stock on the date the SAR was granted (the “base price”) as set forth in the applicable award agreement. The maximum term of a SAR shall be ten (10) years.
     5.1.4 Restricted Stock.
     (a) Restrictions. Restricted stock is Common Stock subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Administrator may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Administrator may determine at the date of grant or thereafter. Except to the extent restricted under the terms of this Plan and the applicable award agreement relating to the restricted stock, a participant granted restricted stock shall have all of the rights of a stockholder, including the right to vote the restricted stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Administrator).
     (b) Certificates for Stock. Restricted stock granted under this Plan may be evidenced in such manner as the Administrator shall determine. If certificates representing restricted stock are registered in the name of the participant, the Administrator may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such restricted stock, that the Corporation retain physical possession of the certificates, and that the participant deliver a stock power to the Corporation, endorsed in blank, relating to the restricted stock.
     (c) Dividends and Splits. As a condition to the grant of an award of restricted stock, the Administrator may require or permit a participant to elect that any cash dividends paid on a share of restricted stock be automatically reinvested in additional shares of restricted stock or applied to the purchase of additional awards under this Plan. Unless otherwise determined by the Administrator, stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the restricted stock with respect to which such stock or other property has been distributed.

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     5.1.5 Restricted Stock Units.
     (a) Grant of Restricted Stock Units. A restricted stock unit, or “RSU”, represents the right to receive from the Corporation on the respective scheduled vesting or payment date for such RSU, one share of Common Stock. An award of RSUs may be subject to the attainment of specified performance goals or targets, forfeitability provisions and such other terms and conditions as the Administrator may determine, subject to the provisions of this Plan. At the time an award of RSUs is made, the Administrator shall establish a period of time during which the restricted stock units shall vest.
     (b) Dividend Equivalent Accounts. If (and only if) required by the applicable award agreement, prior to the expiration of the applicable vesting period of an RSU, the Corporation shall pay dividend equivalent rights with respect to RSUs, in which case the Corporation shall establish an account for the participant and reflect in that account any securities, cash or other property comprising any dividend or property distribution with respect to the share of Common Stock underlying each RSU. Each amount or other property credited to any such account shall be subject to the same vesting conditions as the RSU to which it relates. The participant shall have be paid the amounts or other property credited to such account upon vesting of the RSU.
     (c) Rights as a Stockholder. Subject to the restrictions imposed under the terms and conditions of this Plan and the applicable award agreement, each participant receiving RSUs shall have no rights as a stockholder with respect to such RSUs until such time as shares of Common Stock are issued to the participant. Except as otherwise provided in the applicable award agreement, Common Stock issuable under an RSU shall be treated as issued on the first date that the holder of the RSU is no longer subject to a substantial risk of forfeiture as determined for purposes of Section 409A of the Code, and the holder shall be the owner of such Common Stock on such date. An award agreement may provide that issuance of Common Stock under an RSU may be deferred beyond the first date that the RSU is no longer subject to a substantial risk of forfeiture, provided that such deferral is structured in a manner that is intended to comply with the requirements of Section 409A of the Code.
     5.1.6 Cash Awards. The Administrator may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant cash bonuses (including without limitation, discretionary awards, awards based on objective or subjective performance criteria, awards subject to other vesting criteria or awards granted consistent with Section 5.2 below). Cash awards shall be awarded in such amount and at such times during the term of the Plan as the Administrator shall determine.
     5.1.7 Other Awards. The other types of awards that may be granted under this Plan include: (a) stock bonuses, performance stock, phantom stock, dividend equivalents, or similar rights to purchase or acquire shares, whether at a fixed or variable price or ratio related to the Common Stock (subject to the requirements of Section 5.1.1), upon the passage of time, the occurrence of one or more events, or the satisfaction of performance

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criteria or other conditions, or any combination thereof; or (b) any similar securities with a value derived from the value of or related to the Common Stock and/or returns thereon.
     5.2 Section 162(m) Performance-Based Awards. Without limiting the generality of the foregoing, any of the types of awards listed in Sections 5.1.4 through 5.1.7 above may be, and options and SARs granted with an exercise or base price not less than the Fair Market Value of a share of Common Stock at the date of grant (“Qualifying Options” and “Qualifying SARs,” respectively) typically will be, granted as awards intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code (“Performance-Based Awards”). The grant, vesting, exercisability or payment of Performance-Based Awards may depend (or, in the case of Qualifying Options or Qualifying SARs, may also depend) on the degree of achievement of one or more performance goals relative to a pre-established targeted level or levels using the Business Criteria provided for below for the Corporation on a consolidated basis or for one or more of the Corporation’s subsidiaries, segments, divisions or business units, or any combination of the foregoing. Such criteria may be evaluated on an absolute basis or relative to prior periods, industry peers, or stock market indices. Any Qualifying Option or Qualifying SAR shall be subject to the requirements of Section 5.2.1 and 5.2.3 in order for such award to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Any other Performance-Based Award shall be subject to all of the following provisions of this Section 5.2.
     5.2.1 Class; Administrator. The eligible class of persons for Performance-Based Awards under this Section 5.2 shall be officers and employees of the Corporation or one of its Subsidiaries. The Administrator approving Performance-Based Awards or making any certification required pursuant to Section 5.2.4 must be constituted as provided in Section 3.1 for awards that are intended as performance-based compensation under Section 162(m) of the Code.
     5.2.2 Performance Goals. The specific performance goals for Performance-Based Awards (other than Qualifying Options and Qualifying SARs) shall be, on an absolute or relative basis, established based on such business criteria as selected by the Administrator in its sole discretion (“Business Criteria”), including the following: earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), total stockholder return, gross revenue, revenue growth, operating income (before or after taxes), net earnings (before or after interest, taxes, depreciation and/or amortization), return on equity, capital employed, or on assets or on net investment, cost containment or reduction, operating margin, debt reduction, finding and development costs, production growth or production growth per share, reserve replacement or reserves per share growth or any combination thereof. These terms are used as applied under generally accepted accounting principles or in the financial reporting of the Corporation or of its Subsidiaries. To qualify awards as performance-based under Section 162(m), the applicable Business Criterion (or Business Criteria, as the case may be) and specific performance goal or goals (“targets”) must be established and approved by the Administrator during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of

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Section 162(m) of the Code. Performance targets shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets; provided that the Administrator may not make any adjustment to the extent it would adversely affect the qualification of any compensation payable under such performance targets as “performance-based compensation” under Section 162(m). The applicable performance measurement period may not be less than 3 months nor more than 10 years.
     5.2.3 Form of Payment; Maximum Performance-Based Award. Grants or awards under this Section 5.2 may be paid in cash or shares of Common Stock or any combination thereof.
     5.2.4 Certification of Payment. Before any Performance-Based Award under this Section 5.2 (other than Qualifying Options and Qualifying SARs) is paid and to the extent required to qualify the award as performance-based compensation within the meaning of Section 162(m) of the Code, the Administrator must certify in writing that the performance target(s) and any other material terms of the Performance-Based Award were in fact timely satisfied.
     5.2.5 Reservation of Discretion. The Administrator will have the discretion to determine the restrictions or other limitations of the individual awards granted under this Section 5.2 including the authority to reduce awards, payouts or vesting or to pay no awards, in its sole discretion, if the Administrator preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.
     5.2.6 Expiration of Grant Authority. As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Administrator’s authority to grant new awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (other than Qualifying Options and Qualifying SARs) shall terminate upon the first meeting of the Corporation’s stockholders that occurs in the fifth year following the year in which the Corporation’s stockholders first approve this Plan.
     5.3 Award Agreements. Each award shall be evidenced by a written or electronic award agreement in the form approved by the Administrator and, if required by the Administrator, executed by the recipient of the award. The Administrator may authorize any officer of the Corporation (other than the particular award recipient) to execute any or all award agreements on behalf of the Corporation (electronically or otherwise). The award agreement shall set forth the material terms and conditions of the award as established by the Administrator consistent with the express limitations of this Plan.
     5.4 Deferrals and Settlements. Payment of awards may be in the form of cash, Common Stock, other awards or combinations thereof as the Administrator shall determine, and with such restrictions as it may impose. The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred

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settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.
     5.5 Consideration for Common Stock or Awards. The purchase price for any award granted under this Plan or the Common Stock to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:
•	services rendered by the recipient of such award, if authorized by the Administrator;

•	cash, check payable to the order of the Corporation, or electronic funds transfer;

•	notice and third party payment in such manner as may be authorized by the Administrator;

•	the delivery of previously owned shares of Common Stock;

•	by a reduction in the number of shares otherwise deliverable pursuant to the award; or

•	subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.
     In the event that the Administrator allows a participant to exercise an award by delivering shares of Common Stock previously owned by such participant and unless otherwise expressly provided by the Administrator, any shares delivered which were initially acquired by the participant from the Corporation (upon exercise of a stock option or otherwise) must have been owned by the participant at least six months as of the date of delivery. Shares of Common Stock used to satisfy the exercise price of an option shall be valued at their Fair Market Value on the date of exercise. The Corporation will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase, as established from time to time by the Administrator, have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a participant’s ability to pay the purchase or exercise price of any award or shares by any method other than cash payment to the Corporation.
     5.6 Definition of Fair Market Value. For purposes of this Plan “Fair Market Value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the last sale price for a share of Common Stock as furnished by the New York Stock Exchange (“NYSE”) or other principal stock exchange on which the Common Stock is then listed for the date in question or, if no sales of Common Stock were reported by the NYSE or other such exchange on that date, the last price for a share of Common Stock as furnished by the NYSE or other such exchange for the next preceding day on which sales of Common Stock were reported by the NYSE. If the Common Stock is no longer listed or is no longer actively traded on the NYSE or listed on a principal stock exchange as of the applicable date, the Fair Market Value of the Common Stock

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shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances.
     5.7 Transfer Restrictions.
     5.7.1 Limitations on Exercise and Transfer. Unless otherwise expressly provided in (or pursuant to) this Section 5.7, by applicable law and by the award agreement, as the same may be amended, (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.
     5.7.2 Exceptions. The Administrator may permit awards to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing (provided that any such transfers of ISOs shall be limited to the extent permitted under the federal tax laws governing ISOs). Any permitted transfer shall be subject to compliance with applicable federal and state securities laws.
     5.7.3 Further Exceptions to Limits on Transfer. The exercise and transfer restrictions in Section 5.7.1 shall not apply to:
     (a) transfers to the Corporation,
     (b) the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,
     (c) subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if approved or ratified by the Administrator,
     (d) subject to any applicable limitations on ISOs, if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative, or
     (e) the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and the express authorization of the Administrator.
     5.8 International Awards. One or more awards may be granted to Eligible Persons who provide services to the Corporation or one of its Subsidiaries outside of the United States. Any awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, if any, appended to this Plan and approved by the Administrator.

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6. EFFECT OF TERMINATION OF SERVICE ON AWARDS
     6.1 Termination of Employment.
     6.1.1 The Administrator shall establish the effect of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. If the participant is not an employee of the Corporation or one of its Subsidiaries and provides other services to the Corporation or one of its Subsidiaries, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the award agreement otherwise provides) of whether the participant continues to render services to the Corporation or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.
     6.1.2 For awards of stock options, unless the award agreement provides otherwise, the exercise period of such options shall expire: (1) 3 months after the last day that the participant is employed by or provides services to the Corporation or a Subsidiary; (2) in the case of a participant whose termination of employment is due to death or disability (as defined in the applicable award agreement), 12 months after the last day that the participant is employed by or provides services to the Corporation or a Subsidiary; and (3) immediately upon the last day the participant is employed by or provides services to the Corporation or a Subsidiary for any participant whose employment or services are terminated for “cause” (as defined in the applicable award agreement). The Administrator will, in its absolute discretion, determine the effect of all matters and questions relating to a termination of employment, including, but not by way of limitation, the question of whether a leave of absence constitutes a termination of employment and whether a participant’s termination is for “cause.”
     6.1.3 For awards of restricted stock, unless the award agreement provides otherwise, restricted stock that is subject to restrictions at the time that a participant whose employment or service is terminated shall be forfeited and reacquired by the Corporation; provided that the Administrator may provide, by rule or regulation or in any award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to restricted stock shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Administrator may in other cases waive in whole or in part the forfeiture of restricted stock.
     6.2 Events Not Deemed Terminations of Service. Unless the express policy of the Corporation or one of its Subsidiaries, or the Administrator, otherwise provides, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or one of its Subsidiaries, or the Administrator; provided that unless reemployment upon the expiration of such leave is guaranteed by contract or law, such leave is for a period of not more than 3 months. In the case of any employee of the Corporation or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Corporation or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise

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provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of the term set forth in the award agreement.
     6.3 Effect of Change of Subsidiary Status. For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Corporation, a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of another entity within the Corporation or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status.
7. ADJUSTMENTS; ACCELERATION
     7.1 Adjustments. Except where the Administrator determines that the provisions of Section 7.3 shall govern in lieu of this Section 7.1, upon any of the events described in this Section 7.1, or in contemplation of: any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split (“stock split”); any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock (whether in the form of securities or property); any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; or a sale of all or substantially all the business or assets of the Corporation as an entirety; then the Administrator shall in such manner, to such extent (if any) and at such time as it deems appropriate and equitable in the circumstances:
     (a) proportionately adjust any or all of (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of awards (including the number of shares provided for in this Plan), (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any or all outstanding awards, (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any or all outstanding awards, (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, or (5) (subject to Sections 7.7 and 8.8.3(a)) the performance standards applicable to any outstanding awards (provided that no adjustment shall be allowed to the extent inconsistent with the requirements of Code section 162(m)), or
     (b) make provision for a cash payment or for the assumption, substitution or exchange of any or all outstanding share-based awards or the cash, securities or property deliverable to the holder of any or all outstanding share-based awards, based upon the distribution or consideration payable to holders of the Common Stock upon or in respect of such event.
     The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award. With respect to any award of an ISO, the Administrator may make such

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an adjustment that causes the option to cease to qualify as an ISO without the consent of the affected participant.
     In any of such events, the Administrator may take such action prior to such event to the extent that the Administrator deems the action necessary to permit the participant to realize the benefits intended to be conveyed with respect to the underlying shares in the same manner as is or will be available to stockholders generally. In the case of any stock split, if no action is taken by the Administrator, the proportionate adjustments contemplated by clause (a) above shall nevertheless be made.
     Any adjustment, substitution or exchange made pursuant to this Section 7.1 shall be made in a manner that, in the good faith determination of the Administrator, will not likely result in the imposition of additional taxes or interest under Section 409A of the Code.
     7.2 Automatic Acceleration of Awards. Except as otherwise provided in Section 7.3, upon a dissolution of the Corporation or other event described in Section 7.1 that the Corporation does not survive (or does not survive as a public company in respect of its Common Stock), then each then-outstanding option and SAR shall become fully vested, all shares of restricted stock then outstanding shall fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall become payable to the holder of such award; provided that such acceleration provision shall not apply, unless otherwise expressly provided by the Administrator, with respect to any award to the extent that the Administrator has made a provision for the substitution, assumption, exchange or other continuation or settlement of the award, or the award would otherwise continue in accordance with its terms, in the circumstances; provided, further, that no such acceleration of amounts payable shall apply to compensation that has been deferred for purposes of Section 409A unless the Administrator determines that the acceleration will not result in the imposition of additional taxes or interest under Section 409A.
     7.3 Possible Acceleration of Awards. In the applicable award agreement or by other action, the Administrator, in its discretion, may provide that any outstanding option or SAR shall become fully vested, any share of restricted stock then outstanding shall fully vest free of restrictions, and any other award granted under this Plan that is then outstanding shall vest, or be payable to the holder of such award, as applicable, upon the occurrence of a Change in Control Event.
     For purposes of this Plan, “Change in Control Event” means any of the following:
     (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% or more of either (1) the then-outstanding shares of common stock of the Corporation (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control Event; (A) any acquisition directly from the Corporation, (B) any acquisition by the Corporation, (C) any acquisition by any employee benefit plan (or related trust) sponsored

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or maintained by the Corporation or any affiliate of the Corporation or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with Sections (c)(1), (2) and (3) below;
     (b) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
     (c) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Corporation or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or stock of another entity by the Corporation or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Corporation or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of more than 50% existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

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     (d) Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation other than in the context of a transaction that does not constitute a Change in Control Event under clause (c) above.
     Notwithstanding the foregoing, (1) the Administrator may waive the requirement described in paragraph (a) above that a Person must acquire more than 50% of the Outstanding Company Stock or Outstanding Company Voting Securities for a Change in Control Event to have occurred if the Administrator determines that the percentage acquired by a Person is significant (as determined by the Administrator in its discretion) and that waiving such condition is appropriate in light of all facts and circumstances, and (2) no compensation that has been deferred for purposes of Section 409A of the Code shall be payable as a result of a Change in Control Event unless the Change in Control qualifies as a change in ownership or effective control of the Corporation within the meaning of Section 409A of the Code.
     7.4 Early Termination of Awards. Any award that has been accelerated as required or contemplated by Section 7.2 or 7.3 (or would have been so accelerated but for Section 7.5, 7.6 or 7.7) shall terminate upon the related event referred to in Section 7.2 or 7.3, as applicable, subject to any provision that has been expressly made by the Administrator, through a plan of reorganization or otherwise, for the survival, substitution, assumption, exchange or other continuation or settlement of such award and provided that, in the case of options and SARs that will not survive, be substituted for, assumed, exchanged, or otherwise continued or settled in the transaction, the holder of such award shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding options and SARs in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of accelerated vesting and the impending termination be required and any acceleration may be made contingent upon the actual occurrence of the event).
     7.5 Other Acceleration Rules. Any acceleration of awards pursuant to this Section 7 shall comply with applicable legal requirements and, if necessary to accomplish the purposes of the acceleration or if the circumstances require, may be deemed by the Administrator to occur a limited period of time not greater than 30 days before the event. Without limiting the generality of the foregoing, the Administrator may deem an acceleration to occur immediately prior to the applicable event and/or reinstate the original terms of an award if an event giving rise to an acceleration does not occur. Notwithstanding any other provision of the Plan to the contrary, the Administrator may override the provisions of Section 7.2, 7.3, 7.4 and/or 7.6 by express provision in the award agreement or otherwise. In addition, the Administrator may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Administrator may approve. The portion of any ISO accelerated pursuant to Section 7.3 or any other action permitted hereunder shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.
     7.6 Possible Rescission of Acceleration. If the vesting of an award has been accelerated expressly in anticipation of an event or upon stockholder approval of an event and the Administrator later determines that the event will not occur, the Administrator may rescind the effect of the acceleration as to any then outstanding and unexercised or otherwise unvested awards; provided that, in the case of any compensation that has been deferred for purposes of Section 409A

16

of the Code, the Administrator determines that such rescission will not likely result in the imposition of additional tax or interest under Code Section 409A.
     7.7 Golden Parachute Limitation. Notwithstanding anything else contained in this Section 7 to the contrary, in no event shall an award be accelerated under this Plan to an extent or in a manner which would not be fully deductible by the Corporation or one of its Subsidiaries for federal income tax purposes because of Section 280G of the Code, nor shall any payment hereunder be accelerated to the extent any portion of such accelerated payment would not be deductible by the Corporation or one of its Subsidiaries because of Section 280G of the Code. If a participant would be entitled to benefits or payments hereunder and under any other plan or program that would constitute “parachute payments” as defined in Section 280G of the Code, then the participant may by written notice to the Corporation designate the order in which such parachute payments will be reduced or modified so that the Corporation or one of its Subsidiaries is not denied federal income tax deductions for any “parachute payments” because of Section 280G of the Code. Notwithstanding the foregoing, if a participant is a party to an employment or other agreement with the Corporation or one of its Subsidiaries, or is a participant in a severance program sponsored by the Corporation or one of its Subsidiaries, that contains express provisions regarding Section 280G and/or Section 4999 of the Code (or any similar successor provision), the Section 280G and/or Section 4999 provisions of such employment or other agreement or plan, as applicable, shall control as to any awards held by that participant (for example, and without limitation, a participant may be a party to an employment agreement with the Corporation or one of its Subsidiaries that provides for a “gross-up” as opposed to a “cut-back” in the event that the Section 280G thresholds are reached or exceeded in connection with a change in control and, in such event, the Section 280G and/or Section 4999 provisions of such employment agreement shall control as to any awards held by that participant).
8. OTHER PROVISIONS
     8.1 Compliance with Laws. This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of shares of Common Stock, the acceptance of promissory notes and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law, federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.
     8.2 Future Awards/Other Rights. No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.
     8.3 No Employment/Service Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Corporation or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an

17

employee’s status as an employee at will, nor shall interfere in any way with the right of the Corporation or one of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.
     8.4 Plan Not Funded. Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Corporation or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.
     8.5 Tax Withholding. Upon any exercise, vesting, or payment of any award or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, the Corporation or one of its Subsidiaries shall have the right at its option to:
     (a) require the participant (or the participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment; or
     (b) deduct from any amount otherwise payable in cash to the participant (or the participant’s personal representative or beneficiary, as the case may be) the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such cash payment.
     In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, to have the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their Fair Market Value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the minimum applicable withholding obligation on exercise, vesting or payment. In no event shall the shares withheld exceed the minimum whole number of shares required for tax withholding under applicable law. The Corporation may, with the Administrator’s approval, accept one or more promissory notes from any Eligible Person in connection with taxes required to be withheld upon the exercise, vesting or payment of any award under this Plan; provided that any such note shall be

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subject to terms and conditions established by the Administrator and the requirements of applicable law.
     8.6 Effective Date, Termination and Suspension, Amendments.
     8.6.1 Effective Date and Termination. This Plan is effective as of July 31, 2009, the date of its approval by the Board and sole stockholder (the “Effective Date”). Unless earlier terminated by the Board, this Plan shall terminate at the close of business on the day before the tenth anniversary of the Effective Date. After the termination of this Plan either upon such stated expiration date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.
     8.6.2 Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.
     8.6.3 Stockholder Approval. To the extent then required by applicable law or any applicable listing agency or required under Sections 162, 422 or 424 of the Code to preserve the intended tax consequences of this Plan, or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to stockholder approval.
     8.6.4 Amendments to Awards. Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the limitations set forth in Section 3.2(g).
     8.6.5 Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of this Plan or change of or affecting any outstanding award shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Corporation under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6.
     8.7 Privileges of Stock Ownership. Except as otherwise expressly authorized by the Administrator or this Plan, a participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the participant. No

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adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.
     8.8 Governing Law; Construction; Severability.
     8.8.1 Choice of Law. This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of Delaware.
     8.8.2 Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.
     8.8.3 Plan Construction.
     (a) Rule 16b-3. It is the intent of the Corporation that the awards and transactions permitted by awards be interpreted in a manner that, in the case of participants who are or may be subject to Section 16 of the Exchange Act, qualify, to the maximum extent compatible with the express terms of the award, for exemption from matching liability under Rule 16b-3 promulgated under the Exchange Act. Notwithstanding the foregoing, the Corporation shall have no liability to any participant for Section 16 consequences of awards or events under awards if an award or event does not so qualify.
     (b) Section 162(m). Awards under Sections 5.1.4 through 5.1.7 to persons described in Section 5.2 that are either granted or become vested, exercisable or payable based on attainment of one or more performance goals related to the Business Criteria, as well as Qualifying Options and Qualifying SARs granted to persons described in Section 5.2, that are approved by a committee composed solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code) shall be deemed to be intended as performance-based compensation within the meaning of Section 162(m) of the Code unless such committee provides otherwise at the time of grant of the award. It is the further intent of the Corporation that (to the extent the Corporation or one of its Subsidiaries or awards under this Plan may be or become subject to limitations on deductibility under Section 162(m) of the Code) any such awards and any other Performance-Based Awards under Section 5.2 that are granted to or held by a person subject to Section 162(m) will qualify as performance-based compensation or otherwise be exempt from deductibility limitations under Section 162(m).
     (c) Code Section 409A Compliance. The Board intends that, except as may be otherwise determined by the Administrator, any awards under the Plan are either exempt from or satisfy the requirements of Section 409A of the Code and related regulations and Treasury pronouncements (“Section 409A”) to avoid the imposition of any taxes, including additional

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income or penalty taxes, thereunder. If the Administrator determines that an award, award agreement, acceleration, adjustment to the terms of an award, payment, distribution, deferral election, transaction or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken, cause a participant’s award to become subject to Section 409A, unless the Administrator expressly determines otherwise, such award, award agreement, payment, acceleration, adjustment, distribution, deferral election, transaction or other action or arrangement shall not be undertaken and the related provisions of the Plan and/or award agreement will be deemed modified or, if necessary, rescinded in order to comply with the requirements of Section 409A to the extent determined by the Administrator without the content or notice to the participant.
     (d) No Guarantee of Favorable Tax Treatment. Although the Company intends that awards under the Plan will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local or foreign law. The Company shall not be liable to any participant for any tax, interest or penalties the participant might owe as a result of the grant, holding, vesting, exercise or payment of any award under the Plan
     8.9 Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.
     8.10 Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation. Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, SARs, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Corporation or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Corporation or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided the awards reflect only adjustments giving effect to the assumption or substitution consistent with the conversion applicable to the Common Stock in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Corporation, as a result of the assumption by the Corporation of, or in substitution for, outstanding awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Corporation or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.
     8.11 Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

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     8.12 No Corporate Action Restriction. The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the stockholders of the Corporation to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Corporation or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Corporation or any Subsidiary, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Corporation or any Subsidiary, or (f) any other corporate act or proceeding by the Corporation or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Corporation or any employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action.
     8.13 Other Company Benefit and Compensation Programs. Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans or arrangements of the Corporation or its Subsidiaries.

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